Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
AT WORLD PROPERTIES HOLDINGS, LLC,
AT WORLD PROPERTIES PRINCIPALS BLOCKER, INC.,
AT WORLD PROPERTIES IX BLOCKER, INC.,
QUAD-C, LLC, as SELLER REPRESENTATIVE,
COMPASS, INC.,
COMPASS BROKERAGE, LLC
APPLE IX BLOCKER MERGER SUB, INC.,
APPLE PRINCIPALS BLOCKER MERGER SUB, INC.,
and
APPLE MERGER SUB, LLC
dated as of
November 25, 2024

- i -

- ii -

- iii -

EXHIBITS
Exhibit A-1    Form of IX Blocker Certificate of Merger
Exhibit A-2    Form of Principals Blocker Certificate of Merger
Exhibit B    Form of Company Certificate of Merger
Exhibit C-1    Form of Company Letter of Transmittal
Exhibit C-2    Form of Blocker Letter of Transmittal
Exhibit D    Reserved
Exhibit E    Proper Rate Excess Amount
Exhibit F    Agreed Accounting Principles
Exhibit G    Illustrative Calculation of Net Working Capital
Exhibit H    Form of Stockholders Agreement
Exhibit I    Form of FIRPTA Certificate
Exhibit J    Form of Suitability Documentation
Exhibit K    Key Stockholder Agreement
Exhibit L    Form of Stockholder Representation Letter
Exhibit M    Form of Termination Agreement
Exhibit N    Sophisticated Investor Documentation
- iv -

- v -

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 25, 2024, by and among At World Properties Holdings, LLC, a Delaware limited liability company (the “Company”), At World Properties IX Blocker, Inc., a Delaware corporation (“IX Blocker”), At World Properties Principals Blocker, Inc., a Delaware corporation (“Principals Blocker”, and together with IX Blocker, the “Blockers”), Quad-C, LLC, a Delaware limited liability company, solely in its capacity as Seller Representative, Compass, Inc., a Delaware corporation (“Buyer Parent”), Compass Brokerage, LLC, a Delaware limited liability company (“Buyer”), Apple Principals Blocker Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Buyer (“Principals Blocker Merger Sub”), Apple IX Blocker Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Buyer (“IX Blocker Merger Sub”), Apple Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Buyer (“Company Merger Sub” and, together with Principals Blocker Merger Sub and IX Blocker Merger Sub, the “Merger Subs”). Each of Company, the Blockers, Buyer Parent, Buyer, and the Merger Subs are referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10.
WHEREAS, as of the date hereof, the Unitholders collectively own all of the issued and outstanding units of membership interests of the Company (the “Units”) and the Blocker Sellers collectively own all of the issued and outstanding Equity Securities of the Blockers (the “Blocker Shares”);
WHEREAS, Buyer, Merger Subs, Buyer Parent, the Company and the Blockers intend to, on the terms and subject to the conditions hereof, acquire all of the issued and outstanding equity interests of the Company through (a) a merger of IX Blocker Merger Sub with and into IX Blocker, with IX Blocker surviving the merger (the “IX Blocker Merger”) as a direct and wholly owned subsidiary of Buyer (the “Surviving IX Blocker”) in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), (b) a merger of Principals Blocker Merger Sub with and into Principals Blocker, with Principals Blocker surviving the merger (the “Principals Blocker Merger”, and together with the IX Blocker Merger, the “Blocker Mergers”) as a direct and wholly owned subsidiary of Buyer (the “Surviving Principals Blocker”) in accordance with the applicable provisions of the DGCL, and (c) immediately after the consummation of the Blocker Mergers, a merger of Company Merger Sub with and into the Company, with the Company surviving the merger (the “Company Merger”) as a direct and wholly owned subsidiary of Buyer (the “Surviving Company”) in accordance with the applicable provisions of the DLLCA;
WHEREAS, the Blocker Sellers holding Equity Securities of IX Blocker and the board of directors of IX Blocker deems it advisable to enter into this Agreement and to effect the IX Blocker Merger on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Blocker Sellers holding Equity Securities of Principals Blocker and the board of directors of Principals Blocker deems it advisable to enter into this Agreement and to effect the Principals Blocker Merger on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Management Committee (as defined in the limited liability company agreement of the Company) and the Unitholders of the Company deems it advisable to enter into this Agreement and to effect the Company Merger on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, this Agreement and the transactions contemplated hereby, including the Company Merger, have been approved, adopted and authorized in accordance with the governing documents of each of the Company and the Blockers, the DGCL and the DLLCA;
WHEREAS, the stockholders and managing members, as applicable, of each Merger Sub have declared the advisability of this Agreement for the applicable Merger Sub and its applicable members or the stockholders and has approved and adopted this Agreement and the transactions contemplated hereby;
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has delivered to Buyer evidence that the Requisite Approval has been obtained; and
WHEREAS, as a condition and inducement for Buyer to enter into this Agreement, the Company has entered into stockholder agreements (the “Key Stockholder Agreement”) with each individual set forth on Annex A attached hereto.
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Article 1
MERGERS
Section 1.1Mergers.
(a)First, (i) at the IX Blocker Merger Effective Time and on the terms and subject to the conditions set forth herein and the applicable provisions of the DGCL, IX Blocker Merger Sub will merge with and into IX Blocker, the separate corporate existence of IX Blocker Merger Sub will cease, and IX Blocker will continue as Surviving IX Blocker, and (ii) at the Principals Blocker Merger Effective Time and on the terms and subject to the conditions set forth herein and the applicable provisions of the DGCL, Principals Blocker Merger Sub will merge with and into Principals Blocker, the separate corporate existence of Principals Blocker Merger Sub will cease, and Principals Blocker will continue as Surviving Principals Blocker.
(b)Second, immediately after the consummation of the transactions set forth in Section 1.01(a), at the Company Merger Effective Time and on the terms and subject to the conditions set forth herein and the applicable provisions of the DLLCA, Company Merger Sub will merge with and into the Company, the separate limited liability company existence of Company Merger Sub will cease, and the Company will continue as Surviving Company.
(c)None of the Blocker Mergers or the Company Merger will be consummated (or be deemed to be consummated) unless all such transactions are consummated in accordance with this Agreement.
Section 1.2Closing; Effective Time of each Merger. On the terms and subject to the conditions set forth herein, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place (a) by telephone conference and electronic exchange of documents at 8:30 a.m. Eastern Time, on the fourth (4th) Business Day following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 2 (other than those conditions that by their nature or terms are to be satisfied at the Closing; provided, that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time, or date as Buyer and the Company may mutually agree in writing. The date on which the Closing will occur is referred to herein as the “Closing Date.” On the Closing Date, on the terms and subject to the conditions set forth herein, the Parties will (i) cause a certificate of merger in substantially the form attached hereto as Exhibit A-1 (the “IX Blocker Certificate of Merger”) to be executed, signed, acknowledged, and filed with the secretary of state of the State of Delaware (“DE Secretary of State”) as required by, and executed in accordance with, the applicable provisions of the DGCL (the time of such filing with DE Secretary of State, or such later time as may be agreed upon in writing by Buyer and the Company and specified in the IX Blocker Certificate of Merger, the “IX Blocker Merger Effective Time”), (ii) cause a certificate of merger in substantially the form attached hereto as Exhibit A-2 (the “Principals Blocker Certificate of Merger”) to be executed, signed, acknowledged, and filed with the DE Secretary of State as required by, and executed in accordance with, the applicable provisions of the DGCL (the time of such filing with DE Secretary of State, or such later time as may be agreed upon in writing by Buyer and the Company and specified in the Principals Blocker Certificate of Merger, the “Principals Blocker Merger Effective Time”), and (iii) cause a certificate of merger in substantially the form attached hereto as Exhibit B (the “Company Certificate of Merger”) to be executed, signed, acknowledged, and filed with the DE Secretary of State as required by, and executed in accordance with, the applicable provisions of the DLLCA (the time of such filing with DE Secretary of State, or such later time as may be agreed upon in writing by Buyer and the Company and specified in the Company Certificate of Merger, the “Company Merger Effective Time”); provided, that the Company Merger Effective Time shall occur on the Closing Date immediately following the IX Blocker Merger Effective Time and the Principals Blocker Merger Effective Time.
Section 1.3Effects of Mergers. At the IX Blocker Merger Effective Time and the Principals Blocker Merger Effective Time, the effects of the IX Blocker Merger and the Principals Blocker Merger, as applicable, will be as provided in this Agreement, the IX Blocker Certificate of Merger or the Principals Blocker Certificate of Merger, as applicable, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the IX Blocker Merger Effective Time, by virtue of the IX Blocker Merger and without any action on the part of IX Blocker Merger Sub or IX Blocker, all of the properties, rights, privileges, powers, and franchise of each of IX Blocker and IX Blocker Merger Sub will vest in Surviving IX Blocker, and all of the debts, liabilities, and duties of each of IX Blocker and IX Blocker Merger Sub will become the debts, liabilities, and duties of Surviving IX Blocker. Without limiting the generality of the foregoing, and subject thereto, at the Principals Blocker Merger Effective Time, by virtue of the Principals Blocker Merger and without any action on the part of Principals Blocker Merger Sub or Principals Blocker, all of the properties, rights, privileges, powers, and franchise of each of Principals Blocker and Principals Blocker Merger Sub will vest in Surviving Principals Blocker, and all of the debts, liabilities, and duties of each of Principals Blocker and Principals Blocker Merger Sub will become the debts, liabilities, and duties of Surviving Principals Blocker. At the Company Merger Effective Time, the effects of the Company Merger will be as provided in this Agreement, the Company Certificate of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto and to the other terms and conditions of this Agreement (including Section 11.22), at the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of Company Merger Sub or the Company, all of the properties, rights, privileges, powers, and franchise of each of the Company and Merger Sub will vest in Surviving Company, and all of the debts, liabilities, and duties of each of the Company and Company Merger Sub will become the debts, liabilities, and duties of Surviving Company.
Section 1.4Organizational Documents of Surviving Entities.
(a)At the IX Blocker Merger Effective Time, by virtue of the IX Blocker Merger and without any action on the part of IX Blocker Merger Sub or IX Blocker or prejudice to the other terms and conditions of this Agreement (including Section 6.07), (i) the certificate of incorporation of Surviving IX Blocker will be amended to be in the form of the certificate of incorporation of IX Blocker Merger Sub but with the name of IX Blocker (the “Surviving IX Blocker Charter”) and (ii) the bylaws of Surviving IX Blocker will be amended to be in the form of the bylaws of IX Blocker Merger Sub but with the name of IX Blocker (the “Surviving IX Blocker Bylaws”), in each case, as in effect immediately prior to the IX Blocker Merger Effective Time.
(b)At the Principals Blocker Merger Effective Time, by virtue of the Principals Blocker Merger and without any action on the part of Principals Blocker Merger Sub or Principals Blocker or prejudice to the other terms and conditions of this Agreement (including Section 6.07), (i) the certificate of incorporation of Surviving Principals Blocker will be amended to be in the form of the certificate of incorporation of Principals Blocker Merger Sub but with the name of Principals Blocker and (ii) the bylaws of Surviving Principals Blocker will be amended to be in the form of the bylaws of Principals Blocker Merger Sub but with the name of Principals Blocker, in each case, as in effect immediately prior to the Principals Blocker Merger Effective Time.
(c)At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of Company Merger Sub or the Company or prejudice to the other terms and conditions of this Agreement (including Section 6.07), (i) the limited liability company agreement of Surviving Company will be amended to be in the form of the limited liability company agreement of Company Merger Sub but with the name of the Company (the “Surviving Company LLCA”); provided that such Surviving Company LLCA shall maintain the same economics and ownership of the Units that were previously owned by the Blockers as was maintained by the limited liability company agreement of the Company immediately before the Company Merger Effective Time, and (ii) the certificate of formation of Surviving Company will be the certificate of formation of the Company, in each case, as in effect immediately prior to the Company Merger Effective Time.
Section 1.5Director(s) and Officer(s) of Surviving Entities.
(a)The directors and officers of IX Blocker Merger Sub, in each case, immediately prior to the IX Blocker Merger Effective Time will be the directors and officers of Surviving IX Blocker from and after the IX Blocker Merger Effective Time until their successors are duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the operating agreement of Surviving IX Blocker.
(b)The directors and officers of Principals Blocker Merger Sub, in each case, immediately prior to the Principals Blocker Merger Effective Time will be the directors and officers of Surviving Principals Blocker from and after the Principals Blocker Merger Effective Time until their successors are duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the operating agreement of Surviving Principals Blocker.
(c)The manager(s) and officers of Company Merger Sub, in each case, immediately prior to the Company Merger Effective Time will be the manager(s) and officers of Surviving Company from and after the Company Merger Effective Time until their successors are duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the operating agreement of Surviving Company.
Section 1.6Merger Consideration. The aggregate consideration payable pursuant to this Agreement (the “Aggregate Merger Consideration”) will be (a) an amount in cash equal to: (i) the Base Closing Cash Consideration; plus (ii) the Closing Cash-on-Hand; minus (iii) the Closing Indebtedness; plus (iv) the amount (if any) by which the Closing Net Working Capital exceeds the Target Net Working Capital; minus (v) the amount (if any) by which the Target Net Working Capital exceeds the Closing Net Working Capital; minus (vi) the Closing Company Expenses; (the “Aggregate Cash Consideration”) and (b) the Final Aggregate Share Consideration.
Section 1.7Effect of Merger on Equity Interests of the Company and the Merger Subs.
(a)IX Blocker Shares. At the IX Blocker Merger Effective Time, by virtue of the IX Blocker Merger and without any action on the part of IX Blocker Merger Sub, IX Blocker, any Blocker Seller or any other Person, each IX Blocker Share issued and outstanding immediately prior to the IX Blocker Merger Effective Time and held by such Blocker Seller, on the terms and subject to the conditions set forth herein, will be converted automatically into the right to receive a portion of the Aggregate Merger Consideration pursuant to this Agreement in respect of such Units as follows: (i) at the IX Blocker Merger Effective Time, the portion of the Estimated Closing Cash Consideration allocable to such Units as set forth in the Distribution Schedule; (ii) on the Share Consideration Issuance Date (or such later date as contemplated by Section 6.15(a)), the portion of the Final Aggregate Share Consideration allocable to such IX Blocker Share as set forth in the Distribution Schedule; and (iii) following the IX Blocker Merger Effective Time, the portion of the amounts payable, if any, in respect of such IX Blocker Share upon disbursement of the purchase price adjustment pursuant to the terms of Section 1.11 (including upon the release of the Adjustment Escrow Funds from the Adjustment Escrow Account) and disbursement of the Seller Representative Expense Amount pursuant to the terms of Section 8.02, in each case, as set forth in the Distribution Schedule. All such IX Blocker Shares, when converted pursuant to this Section 1.07(a), will no longer be outstanding and the former holder thereof will cease to have any rights with respect thereto, except for the rights provided in this Agreement or any Ancillary Agreement (including to receive the portion of the Aggregate Merger Consideration provided for in this Section 1.07(a) pursuant to this Agreement in respect of such IX Blocker Shares).

(b)Principals Blocker Shares. At the Principals Blocker Merger Effective Time, by virtue of the Principals Blocker Merger and without any action on the part of Principals Blocker Merger Sub, Principals Blocker, any Blocker Seller or any other Person, each Principal Blocker Share issued and outstanding immediately prior to the Principals Blocker Merger Effective Time and held by such Blocker Seller, on the terms and subject to the conditions set forth herein, will be converted automatically into the right to receive a portion of the Aggregate Merger Consideration pursuant to this Agreement in respect of such Principal Blocker Share as follows: (i) at the Principals Blocker Merger Effective Time, the portion of the Estimated Closing Cash Consideration allocable to such Principal Blocker Share as set forth in the Distribution Schedule; (ii) on the Share Consideration Issuance Date (or such later date as contemplated by Section 6.15(a)), the portion of the Final Aggregate Share Consideration allocable to such Units as set forth in the Distribution Schedule; and (iii) following the Principals Blocker Merger Effective Time, the portion of the amounts payable, if any, in respect of such Principal Blocker Share upon disbursement of the purchase price adjustment pursuant to the terms of Section 1.11 (including upon the release of the Adjustment Escrow Funds from the Adjustment Escrow Account) and disbursement of the Seller Representative Expense Amount pursuant to the terms of Section 8.02, in each case, as set forth in the Distribution Schedule. All such Principal Blocker Shares, when converted pursuant to this Section 1.07(b), will no longer be outstanding and the former holder thereof will cease to have any rights with respect thereto, except for the rights provided in this Agreement or any Ancillary Agreement (including the right to receive the portion of the Aggregate Merger Consideration provided for in this Section 1.07(b) pursuant to this Agreement in respect of such Principal Blocker Shares).
(c)Other Units. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of Company Merger Sub, the Company, Unitholders or any other Person, each Unit issued and outstanding immediately prior to the Company Merger Effective Time (other than the Units held by IX Blocker or Principals Blocker), on the terms and subject to the conditions set forth herein, will be converted automatically into the right to receive a portion of the Aggregate Merger Consideration pursuant to this Agreement in respect of such Units as follows: (i) at the Company Merger Effective Time, the portion of the Estimated Closing Cash Consideration allocable to such Unit as set forth in the Distribution Schedule; (ii) on the Share Consideration Issuance Date (or such later date as contemplated by Section 6.15(a)), the portion of the Final Aggregate Share Consideration allocable to such Units as set forth in the Distribution Schedule; and (iii) following the Company Merger Effective Time, the amounts payable, if any, in respect of such Unit upon disbursement of the purchase price adjustment pursuant to the terms of Section 1.11 (including the release of the Adjustment Escrow Funds from the Adjustment Escrow Account) and disbursement of the Seller Representative Expense Amount pursuant to the terms of Section 8.02, in each case, as set forth in the Distribution Schedule. All Units (other than the Units held by IX Blocker or Principals Blocker), when converted pursuant to this Section 1.07(c), will no longer be outstanding and each former holder thereof will cease to have any rights with respect thereto, except for the rights provided under this Agreement or any Ancillary Agreement (including the right to receive the portion of the Aggregate Merger Consideration provided for in this Section 1.07(c) pursuant to this Agreement in respect of such Units).
(d)Shares of IX Blocker Merger Sub. At the IX Blocker Merger Effective Time, by virtue of the IX Blocker Merger and without any action on the part of IX Blocker, IX Blocker Merger Sub, the Company, Buyer, any Blocker Seller or any other Person, each share of stock of IX Blocker Merger Sub issued and outstanding immediately prior to the IX Blocker Merger Effective Time will be converted into and exchanged for share of stock of Surviving IX Blocker.
(e)Shares of Principals Blocker Merger Sub. At the Principals Blocker Merger Effective Time, by virtue of the Principals Blocker Merger and without any action on the part of Principals Blocker, Principals Blocker Merger Sub, the Company, Buyer, any Blocker Seller or any other Person, each share of stock of Principals Blocker Merger Sub issued and outstanding immediately prior to the Principals Blocker Merger Effective Time will be converted into and exchanged for a share of stock of Surviving Principals Blocker.
(f)Units of Company Merger Sub. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of Company Merger Sub, the Company, Buyer or any other Person, each unit of Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time, will be converted into and exchanged for units of membership interests of Surviving Company and, in the case of each unit of Company Merger Sub, the newly issued units of membership interests of Surviving Company shall reflect the same economics and ownership outstanding immediately prior the Company Merger Effective Time (other than the Units owned by Buyer).
(g)Blocker Shares in Treasury. Notwithstanding anything contained in this Section 1.07 to the contrary, (i) each IX Blocker Share and Principals Blocker Share held by any such Blocker in treasury as of immediately prior to the IX Blocker Merger Effective Time or Principals Blocker Merger Effective Time, as applicable, shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor (such shares, “Cancelled Blocker Shares”) and (ii) each holder of such Cancelled Blocker Shares shall cease to have any rights with respect to such Cancelled Blocker Shares.
Section 1.8Mechanism of Payment.
(a)Following the date hereof, the Company will deliver to each Unitholder (other than the Blockers) a letter of transmittal in the form attached hereto as Exhibit C-1 (a “Company Letter of Transmittal”), and the Blocker Sellers a letter of transmittal in the form attached hereto as Exhibit C-2 (the “Blocker Letter of Transmittal” and, together with the Company Letter of Transmittal, the “Letters of Transmittal”). Each Unitholder (other than a Blocker) and Blocker Seller shall deliver a properly completed and duly executed IRS Form W-9 or applicable IRS Form W-8, as applicable, together with its Letter of Transmittal. At the Closing, Buyer will deliver, by wire transfer of immediately available funds to Paying Agent (for further distribution to Unitholders (other than Blockers) and Blocker Sellers), cash in an amount equal to the portion of the Estimated Closing Cash Consideration payable to the Unitholders (other than Blockers) and Blocker Sellers in accordance with Section 1.07. To the extent that a Unitholder (other than a Blocker) or a Blocker Seller delivers a complete and duly executed Letter of Transmittal to the Paying Agent at least two (2) Business Days prior to the Closing Date, Paying Agent will pay such Person at the Closing the portion of the Estimated Closing Cash Consideration payable to such Person in accordance with Section 1.07, in cash by wire transfer of immediately available funds to the account or accounts designated by such Person in such Person’s Letter of Transmittal; provided, that a Unitholder (other than a Blockers) or a Blocker Seller may submit its complete and duly executed Letter of Transmittal to Paying Agent following such time and Paying Agent will pay such Person as promptly as possible (and in no event later than five (5) Business Days after such delivery) the portion of the Estimated Closing Cash Consideration payable to such Person in accordance with Section 1.07 in cash by wire transfer of immediately available funds to the account or accounts designated by such Person in such Person’s Letter of Transmittal and in accordance with the Paying Agent Agreement. On the Share Consideration Issuance Date, Buyer Parent shall deliver an irrevocable letter to its transfer agent (and simultaneously therewith, deliver a copy of such letter to Seller Representative) instructing the transfer agent to issue to each Unitholder (other than a Blocker) and Blocker Seller, and who has submitted a complete and duly executed Letter of Transmittal and Suitability Documentation, the portion of the Final Aggregate Share Consideration payable to such Person in accordance with Section 1.07, without setoff, deduction or counterclaim; provided that, in the event that any Unitholder (other than a Blocker) or Blocker Seller set forth on Schedule 1.08 of the Disclosure Schedules is not an “accredited investor” (as defined in Regulation D promulgated by the SEC), such Unitholder or Blocker Seller may, in lieu of the Suitability Documentation, submit a completed and duly executed Sophisticated Investor Documentation in the form attached hereto as Exhibit N.
(b)None of Buyer, Merger Subs, Blockers, Blocker Sellers, Paying Agent, Unitholders, the Company, Surviving IX Blocker, Surviving Principals Blocker, Surviving Company, Seller Representative or any Seller Party will be liable to any Person in respect of any cash or property delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Law.
Section 1.9No Further Transfers. At and following the Company Merger Effective Time, the unit transfer books of each Blocker and the Company will be closed and there will be no further registration of transfers of Equity Securities of the Blocker or the Units that were outstanding immediately prior to the IX Blocker Merger Effective Time, the Principals Blocker Merger Effective Time or the Company Merger Effective Time, as applicable, on the records of the Surviving IX Blocker, the Surviving Principals Blocker or the Surviving Company, as applicable.
Section 1.10Closing Payments. At the Closing, without setoff, deduction or counterclaim:
(a)Buyer will deliver (or Buyer Parent will cause to be delivered) to Paying Agent, by wire transfer of immediately available funds to the account or accounts designated in writing by Paying Agent, an amount in cash equal to (i) the portion of the Estimated Closing Cash Consideration payable to Unitholders (other than Blockers) and Blocker Sellers minus (ii) the Adjustment Escrow Deposit Amount minus (iii) the Seller Representative Expense Amount.
(b)Buyer will deliver (or Buyer Parent will cause to be delivered) to Escrow Agent, by wire transfer of immediately available funds to the account designated in writing by Escrow Agent, an amount in cash equal to the Adjustment Escrow Deposit for deposit into a separate escrow account (the “Adjustment Escrow Account”) established pursuant to the terms of an escrow agreement (in customary form and mutually agreed by Buyer, the Company and Escrow Agent, acting reasonably and in good-faith) by and among Buyer, Seller Representative, and Escrow Agent (the “Escrow Agreement”).
(c)Buyer will deliver (or Buyer Parent will cause to be delivered) to Seller Representative, by wire transfer of immediately available funds to the account or accounts designated in writing by Seller Representative, an amount in cash equal to the Seller Representative Expense Amount.

(d)Buyer will deliver (or Buyer Parent will cause to be delivered) to the intended beneficiaries thereof (as identified in the Payoff Letters, if applicable, or as otherwise identified in writing by the Company (which may include amounts payable to the Company for processing through payroll)), by wire transfer of immediately available funds to the account or accounts designated in writing by the Company, (i) any and all amounts required in order to fully discharge and terminate all applicable monetary obligations and liabilities of the Company Group pursuant to the Credit Facility (as set forth in the applicable Payoff Letter), (ii) any and all Company Expenses, and (iii) any and all other liabilities included in the computation of the Estimated Closing Indebtedness, which by their terms or pursuant to this Agreement are required to be paid on the Closing Date.
(e)For the avoidance of doubt, Buyer may satisfy all or any portion of any of the payments or deposits in the foregoing clauses (a) through (d) by utilizing readily available bank account cash of the Company Group.
Section 1.11Purchase Price Adjustment.
(a)At least four (4) Business Days prior to the Closing, the Company will prepare and deliver to Buyer (i) a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate, together with reasonable supporting details, of the Aggregate Cash Consideration (the “Estimated Closing Cash Consideration”), including estimates of the Closing Cash-on-Hand (the “Estimated Closing Cash-on-Hand”), the Closing Indebtedness (the “Estimated Closing Indebtedness”), the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), and the Closing Company Expenses (the “Estimated Closing Company Expenses”) and (ii) the Distribution Schedule. The Estimated Closing Cash-on-Hand, the Estimated Closing Indebtedness, the Estimated Closing Company Expenses, and the Estimated Closing Net Working Capital will, in each case, be calculated in accordance with the definitions contained in this Agreement and, as applicable, the Agreed Accounting Principles. The Company shall consider in good faith any reasonable comments to the Estimated Closing Statement and the Distribution Schedule proposed by Buyer and its representatives prior to the Closing Date, it being understood and agreed that the Company shall not be obligated to accept or agree to any such comments, and in the event of any dispute or controversy with respect to the Estimated Closing Statement or the Distribution Schedule, or the calculation of any amount set forth in the Estimated Closing Statement or the Distribution Schedule (or any component) set forth in any of the foregoing, without prejudicing any Party’s rights under Section 1.11(b) through (h) following the Closing, the Estimated Closing Statement and Distribution Schedule designated by the Company shall control for purposes of any payments to be made at the Closing. Each of the Parties agrees that (A) Buyer will be entitled to rely on the Distribution Schedule for all payments made hereunder and will not bear any responsibility or liability with respect to inaccuracies or errors in the Distribution Schedule and (B) the Unitholders and their respective Affiliates shall not have any recourse or redress against Buyer or its Affiliates for any payments hereunder made in reliance on the Distribution Schedule, or may bring any claim against Buyer for any payment hereunder made in reliance on the Distribution Schedule. Following the Closing, the Seller Representative shall have the right, by written notice to Buyer, to update the Distribution Schedule from time to time in a manner consistent with this Agreement and the Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 24, 2023 (the “Company LLCA”).
(b)Within ninety (90) days following the Closing Date, Buyer will prepare and deliver to Seller Representative a statement (the “Closing Statement”) setting forth

Buyer’s good faith calculation of the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Company Expenses, and the Closing Net Working Capital, in each case, together with reasonable supporting detail of each of the calculations set forth in the Closing Statement, and Buyer’s calculation of the Aggregate Cash Consideration using the amounts set forth in the Closing Statement in lieu of such comparable components used by the Company to calculate the Estimated Closing Cash Consideration. The Closing Cash-on-Hand, the Closing Indebtedness, the Closing Company Expenses, and the Closing Net Working Capital will, in each case, be calculated in accordance with the definitions contained in this Agreement and, as applicable, the Agreed Accounting Principles, based on facts and circumstances as they exist on or prior to the Calculation Time or Closing (as applicable) in accordance with FASB Accounting Standards Codification Topic 855, Subsequent Events (“ASC 855”). For the purposes of applying ASC 855, the date that is forty-five (45) Business Days after the Closing Date shall be deemed the date on which the financial statements were issued or available to be issued. Following Buyer’s delivery of the Closing Statement, Buyer will, and will cause the other members of the Company Group and Buyer’s Affiliates to, (i) provide Seller Representative and its representatives with reasonable access to the pertinent books and records and other pertinent information of the Company Group and Buyer and to the management personnel and other representatives (including accountants, subject to the execution of customary access letters) of Buyer and the Company Group (including by providing reasonable access to the employees of the foregoing Persons who are knowledgeable about the information contained in the Closing Statement) involved in the preparation of the Closing Statement, in each case, at reasonable times during normal business hours and as requested by Seller Representative upon reasonable prior written notice in connection with its review of the Closing Statement, and (ii) use reasonable best efforts to assist and cooperate with Seller Representative and its representatives in connection with their review of the Closing Statement. Seller Representative and its representatives shall not be permitted to have access to information that is subject to the attorney-client or other similar legal privilege and the disclosure of which to Seller Representative would, as reasonably determined by the Company Group or Buyer upon the advice of legal counsel, result in the loss of such privilege; provided, Buyer shall, and shall cause the other members of the Company Group and Buyer’s controlled Affiliates to provide such access as can be provided or otherwise convey such information regarding such matter as can be conveyed, to the greatest extent reasonably practicable in a manner that would not result in the loss of such privilege. For the avoidance of doubt, the calculations and the purchase price adjustment to be made pursuant to this Section 1.11 are not intended to be used to adjust for errors or omissions that may be found with respect to the Financial Statements or any inconsistencies between the Financial Statements or the Agreed Accounting Principles, on the one hand, and GAAP, on the other hand.
(c)If Buyer timely delivers the Closing Statement in accordance with Section 1.11(b), the Closing Statement, and the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital, the Closing Company Expenses, and the Aggregate Cash Consideration set forth thereon, will become final and binding upon the Parties thirty (30) days following Seller Representative’s receipt thereof unless Seller Representative gives written notice of its disagreement (a “Notice of Disagreement”) to Buyer on or prior to such date. Notwithstanding anything in this Agreement to the contrary, if Buyer fails to timely and validly deliver the Closing Statement in accordance with this Agreement, then, at the election of Seller Representative in its sole discretion, either: (x) Seller Representative may prepare and present the Closing Statement within an additional forty-five (45) days thereafter (in which event the remaining procedures and timeframes in this Section 1.11 shall be applied such that references to Seller

Representative are deemed references to Buyer, and vice-versa) or (y) the Estimated Closing Statement will become final and binding upon the Parties.
(d)If a Notice of Disagreement is delivered by Seller Representative to Buyer in accordance with Section 1.11(c), then the Closing Statement (as revised in accordance with this Section 1.11(d)), and the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital, the Closing Company Expenses, and the Aggregate Cash Consideration set forth thereon, will become final and binding upon the Parties on the earlier of (i) the date on which all matters specified in such Notice of Disagreement are finally resolved in writing by Seller Representative and Buyer and (ii) the date on which all matters specified in such Notice of Disagreement, to the extent not resolved by a written agreement of Seller Representative and Buyer, are finally resolved in writing by Grant Thorton or, if such firm declines to be retained to resolve the dispute, another nationally recognized, independent accounting or consulting firm with an active practice area focused on post-mergers and acquisition purchase price dispute resolution reasonably acceptable to Buyer and Seller Representative (the “Dispute Resolution Accountant”), acting as an expert and not as an arbitrator (but otherwise with the rights and obligation described in this Section 1.11). All communications with the Dispute Resolution Accountant must include at least one (1) representative of each of Buyer and Seller Representative, and no Party thereof shall be permitted to communicate with the Dispute Resolution Accountant in connection with the Transactions other than as expressly set forth herein. The Closing Statement will be revised to the extent necessary to reflect any mutually agreed resolution by Seller Representative and Buyer or any final resolution made by the Dispute Resolution Accountant in accordance with this Section 1.11(d). During the thirty (30) days immediately following the delivery of such Notice of Disagreement or such longer period as Seller Representative and Buyer may agree in writing, Seller Representative and Buyer will seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Disagreement, and all such discussions related thereto will (unless otherwise agreed by Seller Representative and Buyer) be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement) and any applicable similar state rule. At the end of such thirty (30)-day period or such agreed-upon longer period, Seller Representative and Buyer will submit to the Dispute Resolution Accountant for review and resolution of any and all matters (but only such matters) which remain in dispute. Seller Representative and Buyer will instruct the Dispute Resolution Accountant to, and the Dispute Resolution Accountant will, make a final determination of such disputed items in writing and in accordance with the guidelines and procedures set forth in this Agreement. Seller Representative and Buyer will reasonably cooperate with the Dispute Resolution Accountant during the term of its engagement. Seller Representative and Buyer will instruct the Dispute Resolution Accountant not to, and the Dispute Resolution Accountant will not, assign a value to any item in dispute greater than the greatest value for such item assigned by Seller Representative, on the one hand, or Buyer, on the other hand, or less than the smallest value for such item assigned by Seller Representative, on the one hand, or Buyer, on the other hand, in the Closing Statement and the Notice of Disagreement, as applicable. Seller Representative and Buyer will also instruct the Dispute Resolution Accountant to, and the Dispute Resolution Accountant will, make its determination based solely on presentations by Seller Representative and Buyer that are in accordance with the guidelines and procedures set forth in this Agreement and not on the basis of an independent review (i.e., limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the applicable terms and definitions in this Agreement, including, as applicable the Agreed Accounting Principles, and the Dispute Resolution Accountant is not permitted to make any other determination, including any determination as to whether the Target Net Working Capital is adequate or sufficient or whether the Agreed Accounting Principles are appropriate). For the avoidance of doubt, except as expressly contemplated by this Section 1.11, no discovery nor any arbitration hearing will, in either case, be conducted by the Dispute Resolution Accountant. The Closing Statement, and the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital, the Closing Company Expenses, and the Aggregate Cash Consideration set forth thereon, will become final and binding on the parties hereto on the date the Dispute Resolution Accountant delivers its final resolution in writing, along with its analysis setting forth, in reasonable detail, the basis for such final resolution, to Seller Representative and Buyer, and such resolution by the Dispute Resolution Accountant will not be subject to court review or otherwise appealable, absent manifest error or manifest failure by the Dispute Resolution Accountant to adhere to the requirements of this Agreement. The Dispute Resolution Accountant shall be requested to render a determination of each disputed item submitted to it within forty-five (45) days after referral of the matter to such Dispute Resolution Accountant, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (A) a single written presentation (which presentations shall be limited to the remaining items in dispute set forth in the Notice of Disagreement and not otherwise resolved by Buyer and Seller Representative in writing) submitted by each of Buyer and Seller Representative to the Dispute Resolution Accountant within fifteen (15) days after the engagement thereof (which the Dispute Resolution Accountant shall contemporaneously forward to Buyer or Seller Representative, as applicable) and (B) one (1) written response submitted to the Dispute Resolution Accountant within ten (10) Business Days after receipt of each such presentation (which the Dispute Resolution Accountant shall contemporaneously forward to Buyer or Seller Representative, as applicable). The costs and expenses of the Dispute Resolution Accountant shall initially be borne fifty percent (50%) by the Company and fifty percent (50%) by Seller Representative on behalf of the Unitholders (other than the Blockers) and the Blocker Sellers, but shall ultimately be allocated by the Dispute Resolution Accountant between Buyer, on the one hand, and the Unitholders (other than the Blockers) and Blocker Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party (or Parties, as applicable) bears to the amount actually contested by such Party (or Parties, as applicable). For example, if Seller Representative claims the Net Working Capital is $1,000 greater than the amount determined by Buyer’s accountants, Buyer contests only $500 of the amount claimed by Seller Representative, and the Dispute Resolution Accountant ultimately resolves the dispute by awarding the Unitholders (other than the Blockers) and Blocker Sellers $300 of the $500 contested, then the costs and expenses of the Dispute Resolution Accountant will be allocated sixty percent (60%) (i.e., $300 ÷ $500) to Buyer and forty (40%) (i.e., $200 ÷ $500) to the Unitholders (other than the Blockers) and Blocker Sellers. Subject to the foregoing sentence, each of Seller Representative and Buyer will be responsible for its own fees and expenses incurred in connection with this Section 1.11.
(e)The Parties agree that the procedures set forth in Section 1.11(b)-(d) for resolving disputes with respect to the determination of the Aggregate Cash Consideration pursuant to this Section 1.11 shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit Buyer or Seller Representative from instituting litigation to enforce any final determination of the Aggregate Cash Consideration by the Dispute Resolution Accountant pursuant to Section 1.11(d) or to compel any Party to submit any dispute arising in connection with this Section 1.11 to the Dispute Resolution Accountant pursuant to and in accordance with the terms and conditions of this Section 1.11, or to any court or other tribunal of competent jurisdiction in accordance with Section 11.15. It is the intent of the Parties to have any final determination of the Aggregate Cash Consideration by the Dispute Resolution Accountant proceed in an expeditious manner; provided, however, that any deadline or time period contained herein may be extended or modified by the written agreement of Buyer and Seller Representative and the Parties agree that the failure of the Dispute Resolution Accountant to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Dispute Resolution Accountant which otherwise conforms to the terms of this Section 1.11. The determination of the Estimated Closing Statement, Closing Statement and Adjustment Amount shall disregard the Proper Rate Excess Amount, which amount shall be payable pursuant to Section 1.11(h).
(f)If the Estimated Closing Cash Consideration is equal to or less than the Aggregate Cash Consideration (such shortfall, expressed as a positive number, the “Adjustment Amount”), then, within five (5) Business Days after the Closing Statement, and the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital, and the Aggregate Cash Consideration set forth thereon, becomes final and binding pursuant to this Section 1.11, (i) Buyer will (if the Adjustment Amount is greater than zero) make payment of the lesser of (A) the Adjustment Amount and (B) the Adjustment Escrow Deposit Amount, by wire transfer of immediately available funds to the Paying Agent for further disbursement to the Unitholders (other than the Blockers) and Blocker Sellers in accordance with this Agreement and the Distribution Schedule, and (ii) Seller Representative and Buyer will deliver joint written instructions to Escrow Agent to cause Escrow Agent to make payment of the Adjustment Escrow Funds in the Adjustment Escrow Account within five (5) Business Days after receipt of such joint written instructions to the Paying Agent for further disbursement to the Unitholders (other than the Blockers) and Blocker Sellers in accordance with this Agreement and the Distribution Schedule. The sole and exclusive recourse of Seller Representative, Unitholder, Blocker Seller and Seller Party for any amounts due to them under Section 1.11 shall be limited to collection of the amounts described in the foregoing clauses (i) and (ii) and collection of any payment due pursuant to Section 1.11(h).
(g)If the Estimated Closing Cash Consideration is greater than the Aggregate Cash Consideration (such excess, the “Excess Amount”), then, within five (5) Business Days after the Closing Statement, and the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital, and the Aggregate Merger Consideration set forth thereon, becomes final and binding pursuant to this Section 1.11, Seller Representative and Buyer will deliver joint written instructions to Escrow Agent to cause Escrow Agent to make payment of the lesser of (i) the Excess Amount and (ii) the Adjustment Escrow Deposit Amount from the Adjustment Escrow Funds in the Adjustment Escrow Account within five (5) Business Days after receipt of such joint written instructions to the account or accounts designated in writing or as directed by Buyer. If the Excess Amount is less than the Adjustment Escrow Deposit Amount (such shortfall, expressed as a positive number, the “Remaining Adjustment Escrow Funds”), then, simultaneously with the delivery of the joint written instructions referred to in the immediately preceding sentence, Seller Representative and Buyer will deliver joint written instructions to Escrow Agent to cause Escrow Agent to make payment of the Remaining Adjustment Escrow Funds in the Adjustment Escrow Account to the Paying Agent for further disbursement to the Unitholders (other than the Blockers) and Blocker Sellers in accordance with this Agreement and the Distribution Schedule. The Buyer Entities’ sole and exclusive recourse for any amounts due to them or any other member of the Buyer Group under this Section 1.11 shall be limited to collection from Adjustment Escrow Funds then available in the Adjustment Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement, and none of Seller Representative, any Unitholder or Blocker Seller, nor any Seller Party shall have any liability if the Excess Amount is greater than the amount of the Adjustment Escrow Funds.

(h)Within five (5) Business Days of the Proper Rate Determination Date, Buyer will prepare and deliver to Seller Representative a statement (the “Proper Rate Statement”) setting forth Buyer’s good faith calculation of the Proper Rate Excess Amount. The Parties agree that the procedures set forth in Section 1.11(c)-(e) for resolving disputes with respect to the determination of the Aggregate Cash Consideration shall apply mutatis mutandis to the determination of the Proper Rate Excess Amount. Within five (5) Business Days after the Proper Rate Statement becomes final and binding pursuant to this Section 1.11, Buyer will pay to the Paying Agent, for further disbursement to the Unitholders (other than the Blockers) and Blocker Sellers in accordance with this Agreement and the Distribution Schedule, without setoff, deduction or counterclaim, an amount in cash equal to the Proper Rate Excess Amount.
(i)Any payment made pursuant to this Section 1.11 will be treated as an adjustment to the Aggregate Cash Consideration for Tax purposes, unless otherwise required by applicable Law.
Section 1.12Withholding Rights. Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, Buyer, Buyer Parent, the Merger Subs, the Company Entities, Blockers, Seller Representative, Escrow Agent, and Paying Agent (and any of their Affiliates or designees) will each be entitled to deduct and withhold from the Aggregate Merger Consideration or any other payments required to be made hereunder or under this Agreement, the Escrow Agreement or the Paying Agent Agreement such amounts as Buyer, Buyer Parent, the Merger Subs, the Company Entities, Blockers, Seller Representative, Escrow Agent, or Paying Agent (and any of their Affiliates or designees), as applicable, is required to deduct and withhold with respect to the making of such payment under the Code or any applicable provision of state, local, or non-U.S. Tax Law. Any amounts that are so deducted or withheld in accordance with this Section 1.12 and timely remitted to the appropriate Governmental Entity will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Except with respect to (x) any payee’s failure to provide a properly completed and duly executed IRS Form W-9 or other applicable form or certificate evidencing a complete exemption from withholding, and (y) payments in the nature of compensation to be made to employees or former employees of the Company Entities, and (z) any backup withholding, Buyer, the Merger Subs, Escrow Agent, or Paying Agent (and any of their Affiliates or designees), as applicable, will use reasonable best efforts to give Seller Representative prior written notice of its intention to make any such deduction or withholding promptly upon determining that such withholding may be necessary and cooperate with Seller Representative to mitigate, reduce, or eliminate any such deduction or withholding. To the extent Buyer, Escrow Agent, or Paying Agent (and any of their Affiliates or designees) deducts or withholds any amount that it was not required to deduct or withhold, it will, promptly following written demand therefor, remit to Seller Representative the amount wrongly withheld. In the case of any such payment treated as compensation subject to payroll Taxes for applicable Tax purposes, the parties will reasonably cooperate to pay such amounts through the Company Entities’ payroll to facilitate applicable withholding.
Article 2
CONDITIONS TO CLOSING
Section 2.1Conditions to Obligations of All Parties. The obligation of each of the Company, Blockers, Buyer, and Merger Subs to consummate the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions at or prior to the Closing:

(a)No Law or Order of any Governmental Entity of competent jurisdiction will be in effect as of the Closing that prohibits or makes illegal the consummation of the Blocker Mergers or Company Mergers; and
(b)The waiting periods applicable to the transactions contemplated by this Agreement pursuant to the HSR Act will have expired or otherwise been terminated.
Section 2.2Conditions to Obligations of Buyer and Merger Subs. The obligation of each of Buyer, and Merger Subs to consummate the transactions contemplated by this Agreement is subject to the satisfaction of each of the following additional conditions at or prior to the Closing:
(a)(i) Each of the Company and Blocker Fundamental Representations (other than the representations and warranties set forth in Sections 3.02(a) and 4.03(a)) (in each case, each interpreted without giving effect to any limitation or qualification as to materiality or Material Adverse Effect) shall be true and correct in all material respects as of the Closing Date as if made anew as of such date (except to the extent any such Company and Blocker Fundamental Representations expressly relates to an earlier date (in which case solely as of such earlier date)), (ii) each of the Company and Blocker Fundamental Representations set forth in Sections 3.02(a) and 4.03(a) shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date as if made anew as of such date, other than any de minimis inaccuracies (except to the extent any such Company and Blocker Fundamental Representation expressly relates to an earlier date (in which case solely as of such earlier date)) and (iii) the other representations and warranties of the Company and Blockers contained in Article 3 and Article 4, respectively (in each case, each interpreted without giving effect to any limitation or qualification as to materiality or Material Adverse Effect), shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case solely as of such earlier date)), except, in the case of this clause (iii), for any failure of such representations or warranties to be so true and correct that has not had, individually or in the aggregate with all such other failures, a Material Adverse Effect (in the case of the Company Entities) or a material adverse effect on the ability of any Blocker to consummate the applicable Blocker Merger (in the case of such Blocker);
(b)The covenants and agreements of the Company and Blockers to be performed as of or prior to the Closing will have been performed in all material respects;
(c)There shall not have occurred any Material Adverse Effect since the date of this Agreement; and
(d)The Blockers and the Company shall have delivered the Closing deliverables set forth under Section 6.12(a).
Section 2.3Conditions to Obligations of the Company and Blocker. The obligation of each of the Company and Blockers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of each of the following additional conditions at or prior to the Closing:
(a)(i) Each of the Buyer Fundamental Representations set forth in Section 5.11(a) and Section 5.12 (each interpreted without giving effect to any limitation or qualification as to materiality or material adverse effect or other terms of similar import or effect) shall be true and correct in all respects as of the Closing Date as if made anew as of such date, other than any de minimis inaccuracies (except to the extent any such representation or warranty expressly relates to an earlier date (in which case solely as of such earlier date)), (ii) the Buyer Fundamental Representations (other than the representations and warranties set forth in Section 5.11(a) and Section 5.12) (each interpreted without giving effect to any limitation or qualification as to materiality or material adverse effect or other terms of similar import or effect) shall be true and correct in all material respects as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case solely as of such earlier date)) and (iii) the other representations and warranties of the Buyer Entities contained in Article 5 (each interpreted without giving effect to any limitation or qualification as to materiality or material adverse effect or other terms of similar import or effect) shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case solely as of such earlier date)), except, in the case of this clause (iii), for any failure of such representations or warranties to be so true and correct that has not had, and that would not reasonably be expected to have, individually or in the aggregate with all such other failures, a material adverse effect on any of the Buyer Entities’ ability to consummate the transactions contemplated by this Agreement;
(b)The covenants and agreements of the Buyer Entities to be performed as of or prior to the Closing will have been performed in all material respects; and
(c)Buyer shall have delivered the Closing deliverables set forth under Section 6.12(b).
Section 2.4Waiver of Conditions. If the Closing occurs, all conditions to the Closing set forth in this Article 2 which have not been fully satisfied as of the Closing will be deemed to have been satisfied or waived by the Party or Parties entitled to waive such conditions.
Section 2.5Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 2 to be satisfied, either as a basis for not consummating the Transactions or for terminating this Agreement and abandoning the Transactions, if such failure was primarily due to the failure of such Party to perform, or breach of, any of its obligations under this Agreement in accordance with their terms.
Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Buyer, and Merger Subs that as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Schedules:
Section 3.1Organization, Power, and Authority. The Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization. The Company is qualified to do business in every jurisdiction in which the ownership of its properties or the conduct of its business requires it to be so qualified, except in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company possesses all requisite power and authority to own and operate its properties and to carry on its business as now conducted, in each case, except for any failure to possess such power or authority that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company possesses all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and each of the Ancillary Agreements to which the Company is a party. The Company has made available to Buyer true, correct and complete copies of the Organizational Documents of the Company and each of the Blockers.
Section 3.2Capitalization and Related Matters.
(a)Schedule 3.02(a) of the Disclosure Schedules sets forth the issued and outstanding Equity Securities of the Company and the holders of record of the Company’s outstanding Equity Securities; such Equity Securities are held free and clear of any Liens (other than Liens arising under this Agreement or its Organizational Documents) and, at the Closing, pursuant to the Company Merger Buyer will acquire title to the Equity Securities of the Company. All of the issued and outstanding Units have been duly authorized and validly issued, were issued in compliance in all material respects with all applicable federal and state securities Laws, were not issued in violation of, and are not subject to, any preemptive rights, rights of first refusal or offer, or similar right, except as set forth in the Organizational Documents of the Company.
(b)Except as set forth on Schedule 3.02(b) of the Disclosure Schedules, (i) none of the Company Entities are subject to any obligation (contingent or otherwise), commitment or agreement of any kind to repurchase, grant, issue, dispose of, purchase, register for sale, redeem, or otherwise acquire or retire any Equity Securities and (ii) there are no outstanding options, phantom rights, warrants, puts, calls, contracts, rights (including subscription rights) or other securities convertible into, exchangeable or exercisable for or measurable by reference to Equity Securities of the Company, or instruments tracking the value of Equity Securities of the Company providing for the issuance, disposition or acquisition by any Company Entity of any of its Equity Securities or any rights or interests exercisable therefor binding on any Company Entity.
(c)Schedule 3.02(c) of the Disclosure Schedules sets forth the name and jurisdiction of organization or formation of each Subsidiary of the Company. Each of the Company’s Subsidiaries is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization, possesses all requisite power and authority to own and operate its properties and to carry on its businesses as now being conducted, and is qualified to do business in every jurisdiction in which the ownership of its properties or the conduct of its business requires it to be so qualified, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All of the outstanding Equity Securities of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid, and non-assessable (to the extent such concepts are applicable), and all such Equity Securities are owned by the Company or another Subsidiary of the Company, free and clear of all Liens (other than Permitted Liens) as of the date hereof. Except as set forth on Schedule 3.02(c) of the Disclosure Schedules, no Company Entity owns, or have any interests in any Equity Securities of, or have an ownership interest in, any other Person.
(d)Schedule 3.02(d)(i) of the Disclosure Schedules sets forth as of the date hereof, with respect to each Management Incentive Unit of the Company (collectively, the “Incentive Units”) a list of the holders thereof and has made available to Buyer with respect to each such holder, each grant agreement in respect thereof. Each Incentive Unit (including any series thereof) constitutes a “profits interest” for federal income tax purposes and was granted with a participation threshold (or term of similar import) such that the holder of such Incentive Unit would not, with respect to such Incentive Unit, receive a share of the proceeds if the Company assets were sold at fair market value and then the proceeds were distributed in a complete liquidation of the Company in accordance with the Organizational Documents of the Company as of the grant date. All recipients of Incentive Units issued on or after January 1, 2023, have filed timely and valid elections under Code Section 83(b) and provided a copy of such election to the Company.
(e)The Company was formed for the sole purpose of, and has conducted no business activity or conducted any operation other than, related to its directly holding of the equity interests of Midco, and, in each case, activities ancillary thereto or to its formation or continued existence or the Transactions. Without limiting the generality of the foregoing, the Company (i) has no, and has never had any, employees, (ii) does not own or lease, and has never owned or leased, any real property or personal property and (iii) does not have any material assets, liabilities or obligations (other than for Permitted Liens, or liabilities or obligations incurred in connection with its ownership of equity interests of Midco or the Transactions).
Section 3.3Authorization; No Breach.
(a)The execution, delivery, and performance of this Agreement and each Ancillary Agreement to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company. Concurrently with the execution and delivery of this Agreement, the Company has delivered to Buyer evidence that the Requisite Approval has been obtained, and other than the Requisite Approval (as it relates to the Company), no other limited liability company proceedings or actions on the part of the Company are necessary to consummate the Transactions. This Agreement has been, and at the Closing each Ancillary Agreement to which the Company is a party will be, duly executed and delivered by the Company. Assuming the due authorization, execution, and delivery of this Agreement by each of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium, and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Assuming the due authorization, execution, and delivery of each Ancillary Agreement by each of the other parties thereto, each Ancillary Agreement to which the Company is a party, when executed and delivered by the Company, will constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium, and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.
(b)Except as set forth on Schedule 3.03(b) of the Disclosure Schedules, the execution, delivery, and performance of this Agreement and each Ancillary Agreement to which the Company is a party and the consummation of the transactions contemplated hereby or thereby do not (i) conflict with or result in a material breach or violation of the Organizational Documents of any of the Company Entities, (ii) violate any applicable Law in any material respect, (iii) result in the creation of any Lien (other than Permitted Liens) upon any Equity Securities of any of the Company Entities or any of the Company Entities’ material assets, or (iv) result in a material breach or violation of, constitute a material default under (whether with or without the passage of time, the giving of notice or both), or create any right to payment under, any Material Contract to which a Company Entity is a party or bound.
Section 3.4Governmental Consents. Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.03, except for (a) compliance with and filings under the HSR Act, (b) the filing of the IX Blocker Certificate of Merger, Principals Blocker Certificate of Merger and the Company Certificate of Merger or (c) as set forth on

Schedule 3.04 of the Disclosure Schedules, no material permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity is required to be obtained by any Company Entity in connection with the execution, delivery or performance of this Agreement by any Company Entity or the consummation of the transactions contemplated hereby.
Section 3.5Financial Statements and Related Matters. Schedule 3.05 of the Disclosure Schedules sets forth true, correct, and complete copies of the following financial statements (collectively, the “Financial Statements”):
(a)The audited consolidated balance sheet of At World Properties Midco, LLC (“Midco”) and its Subsidiaries as of December 31, 2023 and December 31, 2022, the related consolidated statements of operations, of member’s equity, and of cash flows for the fiscal years then ended, including the related notes; and
(b)The unaudited consolidated balance sheet of Midco as of June 30, 2024 (the “Latest Balance Sheet”), and the related consolidated statements of operations, of member’s equity, and of cash flows for the six (6)-month period then ended.
(c)Each of the Financial Statements (including the notes thereto) have been prepared from the financial book and records of the Company Entities, which books and records have been maintained, in all material respects, in accordance with customary business practices of the Company Entities. Except as set forth on Schedule 3.05 (or with respect to the Latest Balance Sheet, the absence of notes (none of which if presented will materially differ from the year-end Financial Statements) and normal and recurring year-end adjustments (none of which will be material, individually or in the aggregate)), the Financial Statements presents fairly, in all material respects, the financial condition of Midco and its consolidated Subsidiaries on a consolidated basis as of the dates thereof and for the periods covered thereby and have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby and, in the case of the audited Financial Statements delivered pursuant to clause (a) above, audited pursuant to the standards set forth by the American Institute of Certified Public Accountants (as applicable to financial statements of acquired companies that are non-public entities) and accompanied by an independent auditors’ report.
(d)No Company Entity is a party to, nor does any Company Entity have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or any off-balance sheet arrangements where the purpose or intended effect of such contract is to avoid disclosure of any transaction involving, or liabilities of, such Company Entity in the Financial Statements of such Company Entity.
(e)The Company Entities have implemented (i) disclosure controls and procedures designed to ensure that material information is made known to the management of the Company and (ii) internal controls designed to ensure that the operations of the Company Entities are conducted in accordance with the specific and general instructions of management. Since the Lookback Date, there has been no written claim asserting any (i) fraud by any employee of the Company Entities in relation to the preparation of the Financial Statements or (ii) “significant deficiency” or “material weakness” in the internal controls over financing reporting of the Company.
Section 3.6Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.06 of the Disclosure Schedules, the Company Entities do not have any liabilities, whether contingent or otherwise, other than: (i) liabilities to the extent specifically reflected or reserved against on the Latest Balance Sheet or specifically disclosed in the notes thereto; (ii) liabilities that have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which relates to a breach of contract, breach of warranty, tort, infringement or violation of applicable Law or Order); (iii) liabilities to the extent included or to be included in the calculation of the Closing Indebtedness, the Closing Company Expenses or the Closing Net Working Capital; (iv) incurred or to be incurred in connection with this Agreement, any Ancillary Agreement or the Transactions; or (v) liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole.
Section 3.7No Material Adverse Effect. Since December 31, 2023, there has not been a Material Adverse Effect.
Section 3.8Absence of Certain Developments. Except as contemplated by this Agreement or as set forth on Schedule 3.08 of the Disclosure Schedules, from the date of the Latest Balance Sheet through the date of this Agreement, the Company Entities have (other than any actions in connection with this Agreement, any Ancillary Agreement or the Transactions (or any alternative thereto)) operated in the ordinary course of business in all material respects and none of the Company Entities has:
(a)mortgaged, pledged or subjected to any material Lien (except Permitted Liens) on any of its material assets;
(b)sold, assigned, disposed of or transferred or submitted any letter of intent or similar arrangement to sell or dispose of any material portion of its assets;
(c)effected any merger, consolidation, recapitalization, reclassification, stock split or like change in its capitalization;
(d)issued, delivered, reissued, pledged or sold or transferred any of its Equity Securities;
(e)adopted or effected any plan of complete or partial liquidation, dissolution, amalgamation or other reorganization;
(f)made any capital investment in any other Person or any loans or advances to, or guarantees for the benefit of, any other Person (other than customary expense reimbursement or advancement to employees in the ordinary course of business or other trade payables and similar loans, advances and guarantees arising in the ordinary course of business);
(g)declared, set aside or paid any dividend or made any distribution with respect to its Equity Securities or redeemed, purchased or otherwise acquired any of its Equity Securities, except for repurchases of membership interests from current or former employees, consultants, directors or managers of any Company Entity in the ordinary course of business;
(h)made any capital expenditures (or commitments therefore) in excess of $500,000 individually or $1,500,000 in the aggregate;
(i)made any loan to any Affiliated Party or entered into any other material transaction required to be disclosed on Schedule 3.21;
(j)except as set forth on Schedule 3.08(j), settled or otherwise compromised any pending Action or threatened Action (i) if amount payable by the Company Entities could be in excess of $250,000 in the aggregate, (ii) if doing so would require any material payments following the Closing, or (iii) involving any equitable remedies or an admission of wrongdoing or violation of Law by any of the Company Entities;
(k)acquire (by merger, consolidation, acquisition of stock or assets, or otherwise) any corporation, partnership, or other business organization or Person, or material portion or business thereof, or any property or assets of any Person at a cost in excess of $250,000;
(l)changed any annual accounting period, or adopted or changed in any material respect any method of accounting or accounting practices, policies, or principles, except as required by GAAP or applicable Law (or any interpretation of any of the foregoing);
(m)(i) cancelled, amended, terminated, or granted a waiver of any material rights under, or otherwise amend or modify in any material respect, any Material Contract, other than the expiration of the term of such Material Contract pursuant to the terms of such Material Contract or (ii) entered into any Material Contract, other than in the ordinary course of business;
(n)(i) implemented any layoffs that required notice under the U.S. Worker Adjustment and Retraining Notification Act of 1988 or any similar Law giving rise to mass termination obligations (collectively, the “WARN Act”) or (ii) entered into, negotiated, modified, extended, or terminated any Labor Agreement or recognized or certified any labor union, works council, or other labor organization or group of employees as the bargaining representative for any employees of any Company Entity;
(o)(i) changed any material Tax accounting method, (ii) filed any amended material Tax Return, (iii) entered into any material Tax closing agreement, (iv) settled or compromised any material Tax claim or assessment relating to any Company Entity, (v) changed or revoked any material Tax elections, (vi) made a material Tax election inconsistent with past practice, (vii) changed any annual Tax accounting period, (viii) entered into (or pursued) any agreement with any Governmental Entity relating to any material Tax (including the settlement or compromise of any material Tax claim, audit, assessment, or voluntary disclosure agreement), (ix) surrendered any right to claim a material Tax refund or credit, (x) consented to or requested any extension or waiver of the statute of limitations period with respect to any material Tax, (xi) participated in any voluntary disclosure program with, any taxing authority in respect of income or other material Taxes or material Tax Returns, (xii) changed any income tax classification or filed an election with any Governmental Entity to change such income tax classification that is still pending or (xiii) prepared or filed any material Tax Return in a manner inconsistent with past practice;
(p)except as required by applicable Law or the existing terms of an Employee Benefit Plan as in effect on the date hereof and set forth on Schedule 3.17(a) of the Disclosure Schedules, (i) established, adopted, entered into, amended, modified or terminated any Employee Benefit Plan (or any other plan, policy, program, contract, agreement or arrangement that would be an Employee Benefit Plan if in effect on the date hereof); (ii) taken any action (or agreed to take any action) to accelerate the funding, payment or vesting of any compensation or benefits under any Employee Benefit Plan or otherwise; (iii) except as permitted by Section 6.18, granted any incentive awards (whether cash- or equity-based), retention, change in control, transaction, severance or termination pay or any increase (or decrease) in the compensation and benefits payable to any current or former employee, officer, director or individual service provider of any of the Company Entities; or (iv) hired, engaged, or terminated any individual with annual base compensation in excess of $200,000 (other than terminations for cause);
(q)made any change to, amended, adopted or effected any amendments to any of the Company Entities respective Organizational Documents;
(r)transferred, assigned, leased, sold, licensed, sublicensed, covenanted not to assert, abandoned, let lapse, let expire (other than expiration of any Intellectual Property Rights in accordance with its maximum statutory term) or otherwise disposed of any material Intellectual Property Rights, except for non-exclusive licenses granted by a Company Entity in the ordinary course of business to a customer;
(s)disclosed any of the Company Entities’ trade secrets or other material confidential information to any third party, other than pursuant to a written confidentiality agreement;
(t)incur any indebtedness for borrowed money in excess of $100,000 individually or $500,000 in the aggregate, other than borrowings under the Credit Facility or any other lines of credit or similar arrangements in existence as of the date hereof;
(u)knowingly waived or released any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor; or
(v)agreed in writing or otherwise publicly announced or committed to do any of the foregoing.
Section 3.9Assets. As of the date hereof, the Company Entities have good and valid title to, a valid leasehold interest in, or a valid license or right to use, the tangible personal properties shown to be owned, leased or used by them on the Latest Balance Sheet, free and clear of all Liens (other than Permitted Liens), except (a) for properties and assets sold or disposed of in the ordinary course of business since the date of the Latest Balance Sheet or (b) as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole.
Section 3.10Tax Matters.
(a)Each of the Company Entities has timely filed (taking into account extensions) all material Tax Returns it is required to file under applicable Laws and each such Tax Return is true, correct and complete in all material respects;
(b)Each of the Company Entities has timely paid in full all material Taxes (whether or not shown on any Tax Returns filed by it) that are due and owing by it and has timely withheld and paid over to the appropriate taxing authority all material Taxes it is required to withhold from amounts paid or owing to any employee, independent contractor, creditor, or other third party under applicable Laws and all material Tax Returns and other applicable forms required with respect thereto have been properly completed and timely filed and all associated reporting and all applicable Tax Laws relating to such withholding and reporting have been complied with in all material respects;
(c)There are no Liens for Taxes (other than for Permitted Liens) in favor of any Governmental Entity upon any of the assets of any of the Company Entities;

(d)No Company Entity has waived or agreed to extend any statute or period of limitations with respect to any material Taxes (or any material Tax assessment or deficiency) or agreed to or been granted any extension of time for filing any material Tax Return that has not been filed (other than ordinary course extensions), in each case, which waiver or extension is outstanding;
(e)No material federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are ongoing, pending or threatened in writing against any of the Company Entities;
(f)No Company Entity has ever been a member of an Affiliated Group or joined in the filing of a combined, consolidated, or unitary income Tax Return (other than with respect to a group the common parent of which is a Company Entity). No Company Entity is liable for the Taxes of another Person (i) under Treasury Regulations Section 1.1502-6 (or comparable provisions of state, local, or non-U.S. Law) or (ii) as a transferee or successor or by contract (other than a contract the primary purpose of which is not Taxes) or pursuant to any Law;
(g)No Company Entity is, and none has been, party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2) or any analogous provision of state, local or non-U.S. Law;
(h)No Company Entity (nor Buyer or any Affiliates thereof) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting of a Company Entity for a taxable period beginning on or prior to the Closing Date or adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or non-U.S. Law), (ii) any agreement (including a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law)) with respect to Taxes of a Company Entity executed with any Governmental Entity on or prior to the Closing Date, (iii) installment sale or open transaction disposition made by a Company Entity on or prior to the Closing Date, (iv) prepaid amount received or deferred revenue accrued by a Company Entity on or prior to the Closing Date outside the ordinary course of business, (v) any intercompany transaction among Company Entities described under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into on or prior to the Closing Date;
(i)No Company Entity has received from any taxing authority (including jurisdictions where such Company Entity has not filed Tax Returns) any (i) written notice indicating an intent to open a Tax proceeding or other review with respect to material Taxes or (ii) written notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed by any taxing authority against a Company Entity. There is no outstanding Tax holiday, Tax exemption, Tax incentive, other Tax reduction agreement, ruling, ruling request, request to consent to change a method of accounting, voluntary disclosure (or similar) agreement, or written request for information with or by any taxing authority with respect to any material Tax of any Company Entity. No claim has been made by any taxing authority in a jurisdiction where a Company Entity does not file Tax Returns that such Company Entity is or may be subject to Taxes assessed by such jurisdiction and no Company Entity is subject to income tax in any country other than the country of its formation. No Company Entity: (x) is a party to or bound by any Tax allocation, Tax indemnification or Tax sharing agreement or (y) has claimed any federal employee retention tax credit under any measure enacted in response to

COVID-19 (any such deferred employment Taxes have been properly deferred and timely paid to the Internal Revenue Service);
(j)None of the Company Entities: (i) owns or has ever owned an equity interest in an entity treated as a partnership for income tax purposes (other than each of At Properties Developer Services and Capstone Title Services LLC) that could result in the Company (or its equityholders) being required to report taxable income or pay Taxes in a Tax year (or portion thereof) beginning after the Closing Date that is with respect any income accrued on or prior to the Closing Date (including under Subchapter K of the Code); (ii) has made a SALT Election; (iii) is obligated, or has agreed, by contract or otherwise to pay any income Taxes of any of its owners (direct or indirect) (by means of withholding, electing to file composite returns in any jurisdiction or otherwise); (iv) has made any election to pay state or local income Taxes at the Company Entity level; or (v) has made any election or otherwise taken any action to cause the Partnership Tax Audit Rules to apply to any year beginning on or prior to December 31, 2017. For each year that the Partnership Tax Audit Rules apply to any Company Entity, Schedule 3.10(j) shall set forth the “partnership representative” and the “designated individual” (as applicable) of such Company Entities for each relevant taxable year;
(k)The U.S. federal income tax classification of each Company Entity is set forth on Schedule 3.10(k). Each of the Company, At Properties Developer Services and Capstone Title Services LLC is, and has been since formation, classified as a partnership for U.S. federal (and applicable state and local) income Tax purposes. Each of the Company and At Properties Developer Services has a valid election in effect under Section 754 of the Code. No Company Entity that is taxed as a corporation has ever been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code (qualifying (or intending to qualify), in whole or in part, for tax-free treatment under Section 355 or Section 361 of the Code); and
(l)There is no material property or obligation of the Company Entities that is escheatable to any Governmental Entity under any applicable escheatment or unclaimed property Laws.
Section 3.11Material Contracts.
(a)Schedule 3.11(a) of the Disclosure Schedules sets forth, as of the date hereof, each of the following written contracts to which a Company Entity is a party, except for purchase orders and invoices entered into in the ordinary course of business:
(i)any contract requiring a capital expenditure by any Company Entity in excess of $250,000 in any calendar year following the date hereof;
(ii)agreements for the engagement or employment of any current or former (to the extent of ongoing liability) officer, manager, individual employee, or other individual Person on a full-time, part-time, individual consulting, or other basis (A) with an annual base salary in excess of $250,000 or (B) that may not be terminated by any Company Entity upon sixty (60) days’ or less advance notice without any liability to any Company Entity, other than payments of earned and accrued compensation amounts;
(iii)any contract that is a collective bargaining agreement, labor contract, information and consultation agreement, or other agreement or arrangement with any labor union, works council, employee representative body, or employee organization (each, a “Labor Agreement”);
(iv)agreement or indenture relating to (A) indebtedness for borrowed money or (B) the mortgaging, pledging or otherwise placing a Lien (other than Permitted Liens) on any material portion of the assets of any Company Entity;
(v)guaranty of any obligation for borrowed money or other material guaranty;
(vi)agreement relating to any completed or pending business acquisition (a) by any Company Entity since January 1, 2022 or prior thereto, to the extent there are any material continuing obligations on the part of any Company Entity pursuant thereto (excluding customary confidentiality obligations); (b) under which any Company Entity has any unsatisfied material covenants or indemnification or other obligations or rights (including put or call options, “earn-outs,” contingent or deferred purchase price payments or similar contingent payment obligations or ongoing profit sharing obligations) or (c) related to any completed business acquisition by any Company Entity under which any claims against such Company Entity has been made since the Lookback Date or that are otherwise still pending;
(vii)joint venture agreements, partnership agreements, and each similar type of material contract (however named) involving a sharing of profits, losses, costs or liabilities with any other Person (other than Organizational Documents of the Company Entities solely among the Company Entities);
(viii)agreement which (a) prohibits any Company Entity from competing with or conducting any business or line of business or with any Person or in any geographic area (exclusive of agreements by which any Employees may be bound but with respect to which none of the Company Entities is a party), or (b) requires a Company Entity to exclusively deal with the counterparty thereto;
(ix)any contract containing obligations of any Company Entity to pay any amount in excess of $50,000, that remains outstanding as of the date hereof and relating to any resolution, conciliation, settlement or similar agreement with any Governmental Entity or any other Person relating to any actual or threatened Action;
(x)any contract that provides for payment or receipt by any Company Entity of more than $250,000 per calendar year, including any such contracts with customers or clients, excluding any contract disclosed pursuant to Section 3.11(a)(xii);
(xi) any contract under which any Company Entity is a lessee of, or holds or operates, any personal property owned by any other Person for which the annual rental exceeds $250,000;
(xii)any contract with a Company Agent requiring payment by a Company Entity to such Company Agent in excess of $100,000 over any twelve (12)-month period;
(xiii)any contract containing a non-competition covenant binding any employee or independent contractor of a Company Entity; or

(xiv)any material agreement whereby any Company Entity (y) is granted a material license with respect to any Intellectual Property Right of any other Person or (z) grants to any other Person any material license with respect to any proprietary Intellectual Property Right, in each case of (y) and (z), excluding (A) non-exclusive in-licenses of Intellectual Property Rights for commercially available, “off the shelf” software, technology or data, (B) non-exclusive out-licenses granted in the ordinary course of business and (C) contracts primarily for the provision of services to or from a Company Entity in which the licenses to Intellectual Property Rights granted in such contracts are incidental to the transactions contemplated therein.
(b)All of the contracts, agreements, and instruments required to be set forth on Schedule 3.11(a) of the Disclosure Schedules (collectively, the “Material Contracts”) have been made available to Buyer and are valid, binding, and enforceable against the applicable Company Entity and, to the Knowledge of the Company, against the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity. There is no default or breach by any of the Company Entities that is a party to a Material Contract or, to the Knowledge of the Company, any other party, in the performance of any obligation to be performed or paid thereunder or any other material provision thereof, in any such case, that would, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole. Since the date of the Latest Balance Sheet through the date hereof, the Company has not received any written notice from or on behalf of a party to any contract constituting a Material Contract indicating that such party intends to terminate, or not renew, any such Material Contract.
Section 3.12Intellectual Property Rights; Information Technology. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole:
(a)Schedule 3.12(a) of the Disclosure Schedules contains a list of all of the following Intellectual Property Rights owned exclusively by any Company Entity, including the identification of which Company Entity is the owner, as of the date hereof: (i) issued patents and pending patent applications; (ii) registered trademarks and applications therefor; (iii) registered copyrights; (iv) Internet domain names and social media and other similar online accounts; and (v) any other Intellectual Property Rights material to the business or operations of any Company Entity. To the Knowledge of the Company, the Intellectual Property Rights set forth on Schedule 3.12(a) of the Disclosure Schedules are subsisting, valid, and enforceable.
(b)Except as set forth on Schedule 3.12(a) of the Disclosure Schedules, one (1) or more of the Company Entities exclusively owns the Intellectual Property Rights set forth or required to be set forth on Schedule 3.12(a) of the Disclosure Schedules, free and clear of all Liens (except for Permitted Liens).
(c)Except as set forth on Schedule 3.12(c) of the Disclosure Schedules, as of the date hereof, to the Knowledge of the Company, (i) the conduct of the Company Entities’ businesses does not infringe or misappropriate any Intellectual Property Rights of any other Person and no Person has alleged as much; no other Person has asserted or claimed any ownership rights to the Intellectual Property Rights, and (ii) none of the Intellectual Property Rights owned by any of the Company Entities are being infringed or misappropriated by any third party.

(d)Except as set forth on Schedule 3.12(d) of the Disclosure Schedules, (i) the Company Entities take reasonable efforts to protect the integrity and security of their computer networks and systems (and all Personal Information processed thereby) and (ii) to the Knowledge of the Company, (A) such computer networks and systems do not contain any material malware, viruses, “trojan horses”, worms, bugs, defects or other corruptants and (B) since the Lookback Date, there have been no breaches, outages or violations of, or unauthorized access to, same (or any Personal Information contained therein) except for those that were resolved without material cost or liability or the duty to notify any Person.
Section 3.13Litigation. Except as set forth on Schedule 3.13 of the Disclosure Schedules, there are no, and since the Lookback Date there have been no, Actions pending, threatened in writing or, to the Knowledge of the Company, threatened orally by or against any Company Entity before or by any Governmental Entity, except for any Actions that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company Entities, taken as a whole. Except as set forth on Schedule 3.13 of the Disclosure Schedules, no Company Entity or any of their respective material assets or material properties is subject to any outstanding Order.
Section 3.14Brokerage. Except as set forth on Schedule 3.14 of the Disclosure Schedules, there are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which any Company Entity is a party or by which any Company Entity is bound.
Section 3.15Insurance. Schedule 3.15 of the Disclosure Schedules contains a list of each material insurance policy maintained by the Company Entities as of the date hereof. Except as would not be material to the Company Entities, taken as a whole, each such insurance policy is in full force and, to the Knowledge of the Company, no Company Entity is in default with respect to its obligations under any such insurance policy, all premiums due thereon have been paid in full, and no termination, cancellation or non-renewal of, or material premium increase with respect to, any of such policies has been threatened in writing. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds in writing.
Section 3.16Labor Matters. None of the Company Entities are party to or bound by any Labor Agreement, no employees of any Company Entity are represented by any labor union, works council, or other labor organization, and no labor organization or group of employees has filed any pending representation petition or made any written demand for recognition as a collective bargaining representative of any employees of any Company Entity. To the Knowledge of the Company, no union organizing activities are underway or threatened with respect to the employees of any of the Company Entities and no such activities have occurred since the Lookback Date. There are no strikes, walkouts, work stoppages or slowdowns, lockouts, picketing, or other material labor disputes pending against the Company Entities or, to the Knowledge of the Company, threatened, and no such disputes have occurred since the Lookback Date. Each Company Entity is (and since the Lookback Date has been) in compliance in all material respects with all applicable labor or employment related Laws, including provisions thereof relating to employment practices, terms and conditions of employment, wages and hours, discrimination, retaliation, equal pay, immigration, plant closures and mass layoffs, labor relations, and unions. Since the Lookback Date, none of the Company Entities has implemented any plant closing or mass layoff triggering notice under the WARN Act, nor are any such actions currently contemplated, planned, or announced. Since the Lookback Date, (a) no written allegations of sexual harassment have been made against any employee, contractor, director, officer or any other representative of any Company Entity in their capacities as such, (b) none of the Company Entities has entered into any settlement agreement, nondisclosure agreement or confidentiality agreement related to allegations of sexual harassment or sexual misconduct by any employee, contractor, director or officer of any Company Entity, and (c) the Company Entities have reasonably investigated all sexual harassment or other harassment, discrimination, retaliation, or policy violation allegations of which any of them are aware (and have taken corrective action with respect to each such allegation reasonably deemed meritorious by the applicable Company Entity). To the Knowledge of the Company: (i) no current or former employee or independent contractor of any Company Entity is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, or other restrictive covenant obligation (A) owed to the Company Entities, or (B) owed to any third party with respect to such person’s right to be employed or engaged by the Company Entities and (ii) as of the date of this Agreement, no current employee of any Company Entity with annualized compensation at or above $100,000, intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.
Section 3.17Employee Benefits.
(a)Schedule 3.17(a) of the Disclosure Schedules contains a complete and correct list of all material Employee Benefit Plans. For purposes of this Agreement, “Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each employment, individual independent contractor, severance, termination pay, incentive or bonus, commission, deferred compensation, transaction, change in control, retention, separation, savings, profit sharing, retirement, pension, welfare, health, paid time off, post-employment or post-termination welfare, vacation, death benefit, equity purchase, equity incentive or equity-based plan, program, policy, practice, contract, agreement, or arrangement, and each other compensation or benefit plan, program, policy, practice, contract, agreement, or arrangement of any kind that in each case, is maintained, sponsored, or contributed to or required to be contributed to by any Company Entity, or under or with respect to which any Company Entity has, or could reasonably be expected to have, any current or contingent liability or obligation. No compensation and benefits provided to employees of any Company Entity with respect to services provided to or on behalf of a Company Entity are provided by a professional employer organization or any Person other than a Company Entity. Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service or may rely upon a current advisory or opinion letter issued to a third-party sponsor of such qualified plan, evidencing that such Employee Benefit Plan is so qualified, and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Employee Benefit Plan. With respect to each Employee Benefit Plan, the Company has provided to Buyer complete and correct copies of the current plan documents (or written descriptions of any unwritten Employee Benefit Plans), all related trust agreements, insurance contracts or other funding arrangements, summary plan descriptions with any applicable summaries of material modifications thereto, the most recent determination, opinion or advisory letter received from the Internal Revenue Service, the most recent annual report (Forms 5500, with all applicable schedules and attachments) and actuarial valuation report, and all non-routine correspondence with any Governmental Entity dated since the Lookback Date.
(b)Each Employee Benefit Plan (i) has been established, maintained, in form and operation, funded, and administered, in all material respects, in accordance with its terms and in compliance with all applicable requirements of ERISA, the Code, and other applicable Laws or (ii) or other contract that constitutes, in whole or in part, a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) (each, a “409A Plan”) has been operated and maintained, in form and operation, in accordance in all material respects with Code Section 409A of the Code and applicable guidance of the Department of Treasury and Internal Revenue Service; and no amount under any such 409A Plan has been, is or is reasonably expected to be, subject to the interest or additional Tax set forth under Code Section 409A(a)(1)(B). None of the Company Entities has any actual or potential obligation to gross-up, reimburse or otherwise indemnify any individual, including under Code Sections 409A or 4999.
(c)No Employee Benefit Plan is, and no Company Entity maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or contingent liability or obligation, including on account of any other Person that is or, at a relevant time, was treated as a single employer with any Company Entity under Code Section 414, under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is or was subject to Code Section 412 or 430 or Title IV of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413 of the Code, (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or (v) any plan, program, or arrangement that provides (or could be required to provide) for post-retirement, post-employment or post-termination medical, life insurance, or other welfare-type benefits (except as required by Code Section 4980B or any similar applicable state Law for which the recipient pays the full cost of coverage). No Company Entity has any current or contingent liability or obligation as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person. There do not exist any pending or, to the Knowledge of the Company, threatened Actions or claims (other than routine undisputed claims for benefits) with respect to any Employee Benefit Plan or the assets thereof. There has been no non-exempt “prohibited transaction” (as defined Code Section 4975 or Section 406 of ERISA) or breach of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan that could reasonably be expected to result in a material liability to any Company Entity. No Company Entity has incurred (whether or not assessed) any material Tax or penalty under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code, and no circumstances exist or events have occurred that could reasonably be expected to result in the imposition of any such material Taxes or penalties. All contributions and payments that have become due with respect to each Employee Benefit Plan have been timely made or paid or, to the extent not yet due, have been made, paid or accrued in accordance with GAAP. No Company Entity has any material liability or obligation by reason of an individual being improperly excluded from participating in any Employee Benefit Plan or any person being improperly allowed to participate in any Employee Benefit Plan.
(d)Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) could, directly or indirectly, result in: (i) any payment (whether in cash, property or the vesting of property), or an increase in the amount, of compensation or benefits, acceleration of the funding or vesting of or timing of payment of any compensation or benefits payable to, or any loan forgiveness to or in respect of, any current or former employee, officer, direct or other individual service provider under any Employee Benefit Plan or otherwise, (ii) any payment or benefit that could, individually or in combination with any other payment or benefit, be characterized as an “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999, or (iii) require the funding of any benefit or payment.
Section 3.18Compliance with Laws; Permits. Except as set forth on Schedule 3.18 of the Disclosure Schedules:

(a)Each Company Entity is (and since the Lookback Date has been) in compliance in all material respects with all applicable Laws, and no written notices have been received by and, to the Knowledge of the Company, no oral notices have been received by and no Actions have been filed against any Company Entity alleging a violation of any such Laws, in each case, except which would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole; and
(b)Each Company Entity possesses all necessary Permits to own and operate its properties and to carry on its business as now conducted, except for any failure to possess such Permit would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole. Each Company Entity is (and since the Lookback Date has been) in compliance in all material respects with all Permits required for ownership of its properties and assets and the conduct and operation of its businesses as presently conducted and no written notices have been received by any Company Entity alleging the failure to hold any such Permit, in each case, except which would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole. Schedule 3.18(b) of the Disclosure Schedules sets forth a true and complete list of Permits issued to Company Entities by applicable Governmental Entities.
Section 3.19Real Property.
(a)The Company Entities do not own any real property. No Company Entity is a party to any agreement to purchase or option to purchase any real property or interest therein.
(b)Schedule 3.19(b) of the Disclosure Schedules sets forth a true and complete list, as of the date hereof, of (i) all Leases for each Leased Real Property, the address of each Leased Real Property, (ii) all letters of credit, security deposits or other security deposited with a landlord pursuant to any Lease for a Leased Real Property, and (iii) all subordination, nondisturbance and attornment agreements executed by any of the Companies in respect of any Lease or that are binding on the Leased Real Property.
(c)Each of the Company Entities that lease any Leased Real Property have a valid leasehold or subleasehold interest in such Leased Real Property, in each case free and clear of all Liens, except for Permitted Liens or as would not be material. A Company Entity is in possession of each Leased Real Property and has not subleased, licensed, or otherwise granted anyone the right to use or occupy any such Leased Real Property or any portion thereof.
(d)With respect to each of the Leases: (i) such Lease is (and with respect to any other Person party thereto, to Knowledge of the Company, is) legal, valid, binding, enforceable, and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity; (ii) possession and quiet enjoyment of the Leased Real Property by the Company Entities under each Lease has not been disturbed and, to the Knowledge of the Company, there are no disputes with respect to such Lease; (iii) none of the Company Entities is in breach or default under such Lease, and to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification, or acceleration of rent under such Lease; and (iv) there is no past due rent payment (after giving effect to any applicable payment grace period) by the applicable Company Entity under each such Lease, except in the case of each of clauses (i), (ii), (iii) and (iv), which would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole.
(e)Schedule 3.19(e) of the Disclosure Schedules sets forth a true and complete list, as of the date hereof, of (i) all Leases under which the Company Entities have subleased, licensed, or otherwise granted any to Person other than its Affiliated Parties the right to use or occupy such property subject to such Lease or any portion thereof and the address of each Leased Real Property leased pursuant to such a Lease, and (ii) all subordination, nondisturbance and attornment agreements executed by any of the Companies in respect of any such Lease that are binding on the Leased Real Property leased pursuant to such Lease.
Section 3.20Environmental. Except as set forth on Schedule 3.20 of the Disclosure Schedules or as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole, (a) the Company Entities are, and, since the Lookback Date, have been, in compliance in all material respects with all applicable Environmental Laws, including with respect to all Permits required pursuant to applicable Environmental Laws for their occupancy of their owned, leased, or operated real property (including the Leased Real Property) or their operation of their business as currently conducted, and (b) no Company Entity has received since the Lookback Date any written notice, which remains unresolved, alleging any material violation of, or material liability under, applicable Environmental Laws.
Section 3.21Affiliate Transactions. Except as set forth on Schedule 3.21 of the Disclosure Schedules, there are no agreements, contracts, commitments, or transactions providing for the provision of goods or services between any of the Company Entities, on the one hand, and any employee, officer, director, manager, direct or indirect equityholder or Affiliate of any Company Entity (“Affiliated Parties”), on the other hand, other than (a) any Employee Benefit Plans or in the case of any employee, officer, manager or director, any employment or employment-related agreements or equity investment-related agreements entered into in the ordinary course of business or (b) any agreement between one Company Entity and another Company Entity.
Section 3.22Company Agents.
(a)Schedule 3.22(a) of the Disclosure Schedules sets forth a true, correct and complete list, in all material respects, of, as of the date hereof, the names and details of the terms of engagement with each of the real estate agents associated with any Company Entity (a “Company Agent”), consisting of (i) title, (ii) compensation, setting forth such Company Agent’s (A) commission split in effect immediately prior to the Closing, (B) total gross commission income for the twelve (12)-month period ending September 30, 2024, and (C) total net commission income of such Company Agent for the twelve (12)-month period ending September 30, 2024, and (iii) office location. Except as set forth in Schedule 3.22(a) of the Disclosure Schedules, (A) no Company Agent receives payments or other compensation or benefits from any of the Company Entities excluding (1) payments made pursuant to such Company Agent’s commission split, (2) marketing credits or (3) incentive gifts valued at no greater than $10,000 in the aggregate to any Company Agent in any calendar year, (B) to the Knowledge Company, no Company Agent has any other material business arrangement with any Company Entity outside of its agreement to provide licensed real estate services, including but limited to, coaching, property management, marketing or any other service arrangement; and (C) no Company Agent is party to a joint venture or owns any equity in any Company Entity.

(b)Schedule 3.22(b) of the Disclosure Schedules sets forth a true, correct and complete copy, in all material respects, of the Company Entities’ current commission schedule(s), policy for commission setting, guidelines for commission setting or any other similar information regarding how the Company Entities’ determine commissions. Except as set forth in Schedule 3.22(b) of the Disclosure Schedules, no Company Entity is obligated to provide incentives to a Company Agent that (i) is inconsistent with the commission schedule set forth therein (including payment of any signing bonuses, marketing budgets and assistant contributions), or (ii) are guaranteed for a period longer than one (1) year, except as would not be material to the Company Entities, taken as a whole. Except as would not be material to the Company Entities, taken as a whole, each of the Company Agents is classified as an independent contractor.
(c)Schedule 3.22(c) of the Disclosure Schedules sets forth a true, correct and complete schedule, in all material respects, setting forth all of the real estate agents who associated with or disassociated with a Company Entity since September 30, 2024. Between September 30, 2024 and the date immediately preceding the date hereof, except as set forth on Schedule 3.22(c) of the Disclosure Schedules, no Company Agent in the top 150 producing Company Agents by volume in the twelve (12) month period immediately preceding the date hereof has disassociated with a Company Entity.
(d)To the Knowledge of the Company, no Company Agent is in violation, in any material respect, of any restrictive covenant in any contract with another Person relating to the right of any such Company Agent to use any trade secrets or proprietary information of others. Except as set forth in Schedule 3.22(d) of the Disclosure Schedules, the agreement or arrangement with each Company Agent can be terminated immediately and without notice, without liability to any Company Entity (other than compensation owed for services performed through such termination date).
(e)To the Knowledge of the Company, no Company Agent is obligated under any contract (including licenses, covenants or commitments of any nature) that would interfere with such Company Agent’s ability to conduct or promote the businesses of the Company Entities, other than as would not be material to the Company Entities, taken as a whole.
Section 3.23Escrow and Trust Accounts.
(a)All open escrow files and associated deposit and escrow accounts held in trust (the “Open Escrow Files”) by a Company Entity, have been opened and maintained since the Lookback Date in compliance in all material respects with all applicable Law, including the extent to which such accounts must be interest bearing, and any required distribution of interest required by applicable Law. Schedule 3.23(a) of the Disclosure Schedules sets forth a true, correct and complete list of all active escrow files and associated deposits and escrow accounts held in trust by any Company Entity (the “Active Escrow Files”). Active Escrow Files includes all files for which any funds currently are held in escrow or have not been disbursed in full, irrespective of whether the underlying transaction has or has not closed and/or whether the escrow fee has or has not yet been earned.
(b)Except as set forth on Schedule 3.23(b) of the Disclosure Schedules, the Company has written controls and procedures in place for all escrow or trust accounts which comply, in all material respects, with America Land Title Association Escrow Accounting Standards and which at a minimum provide (except for any such failure to so provide as would not be material to the Company Entities, taken as a whole) that: (i) escrow funds and operating accounts are separately maintained; (ii) escrow trust accounts are prepared with trial balances, listing all open escrow balances; (iii) escrow accounts are reconciled (receipts and disbursements daily and three-way reconciliation monthly); (iv) monthly bank account reconciliations are conducted by someone other than those with signing authority; (v) escrow accounts are properly identified as escrow or trust accounts including on all bank statements, bank agreements, disbursement checks and deposit tickets; (vi) outstanding file balances are documented; (vii) transactions are conducted by authorized employees of a Company Entity only; (viii) unless directed by the beneficial owner, escrow trust accounts are maintained in federally insured financial institutions; (ix) utilization of positive pay or reverse positive pay and policies and procedures in place that prohibit or control the use of automated clearing house transactions and international wire transfers; (x) each Company Entity is compliant with applicable Law related to good funds; (xi) for all employees involved with escrow trust accounts, the Company Entities perform background checks of all employees in the hiring process; (xii) ongoing training for management of escrow funds and escrow accounting for employees involved with escrow trust accounts; (xiii) a written wire transfer procedure is in place; and (xiv) a written wire fraud response procedure is in place.
Section 3.24Franchise Matters.
(a)Except as set forth in Schedule 3.24 of the Disclosure Schedules, no Company Entity has as of the date of this Agreement: (i) sold or granted a Franchise in or for any country other than the United States; (ii) sold or granted another Person the right to offer or sell Franchises in or for any country other than the United States; or (iii) filed or registered with any Governmental Entity outside of the United States to offer or sell Franchises. Other than the Franchisor(s), no Company Entity has owned or operated any Franchise System, been a party to any Franchise Agreement, or granted any Franchises.
(b)Schedule 3.24(b) of the Disclosure Schedules sets forth a true, correct and complete list, in all material respects, of all Franchise Agreements that are currently between either Franchisor and any Franchisee as of the date of this Agreement; segregating the Franchise Agreements by Franchisor and by country where Franchisee is located, and which list includes for each Franchise Agreement (i) the type of Franchise Agreement, whether a franchise agreement, a PBA, license agreement or a multiple unit or territory development agreement, (ii) the name of the Franchisee, (iii) the business address of the franchised or licensed location operated by the Franchisee, and, if applicable, a general description of the development area or territory assigned to each Franchisee (including territory that is considered protected or exclusive and any territory assigned under a Franchise Agreement on a non-protected basis), (iv) the effective date, (v) expiration date, (vi) any “most favored nations” pricing terms (or similar provisions in which pricing, discounts or benefits are based on those provided to another Person), (vii) any enforceable right of first refusal, option or other right or arrangement to sign any Franchise Agreement or acquire any Franchise that is not included in the standard Franchise Agreement included with its applicable FDD, and (viii) any limits on the ability of any Company Entity from engaging in any line of business or that otherwise contains a covenant not to compete applicable to any such Company Entity. Except as set forth on Schedule 3.24(b) of the Disclosure Schedules, all Franchise Agreements are substantially similar to the then-current form of Franchise Agreement offered in the then-current FDD at the time such Franchise Agreements were executed. Except as set forth on Schedule 3.24(b) of the Disclosure Schedule, under Franchisor’s standard practice, in connection with each Franchise Agreement executed by Franchisor, if Franchisor agrees to any material changes or deviations from the terms contained in the then-current standard form of the franchise agreement, license agreement, and development agreement provided in the FDD used in connection with the sale of such Franchise Agreement, such material changes, waivers, extensions, renewals, or other modifications are memorialized in a document separate from Franchise Agreement executed in connection with the sale of such Franchise or in an exhibit or addendum to the Franchise Agreement where such terms are clearly identified as modification(s) to the body of the Franchise Agreement. The Company has made available to Buyer true, correct and complete copies of all currently effective Franchise Agreements. Except as set forth in Schedule 3.24(b) of the Disclosure Schedules, none of the Company Entities has guaranteed obligations of any Franchisee, Franchisee owner or Affiliate with respect to any material obligations, liabilities or indebtedness of the Franchise Business, including regarding any lease. As used in this Section 3.24(b), “currently effective” refers to the Franchise Agreements that have been fully executed as of the date of this Agreement, other than with respect to Franchise Agreements that have either expired in accordance with their terms (and were not renewed or extended) or which have been terminated by the Franchisor.
(c)Except for breaches of contract or non-compliance with contracts which would not, individually or in the aggregate, be material to the Company Entities, taken as a whole, each Franchise Agreement is a valid and binding agreement of the Franchisor, is in full force and effect, and is enforceable against the Franchisor, and, is valid, binding and enforceable against each Franchisee in accordance with its terms, in all material respects, and not currently subject to any material claim of, or right to, termination or rescission by any Franchisee, or to the Knowledge of the Company, any third party thereto, except, in each case: (i) to the extent such Franchise Agreement terminates or expires after the date of this Agreement in accordance with its terms; or (ii) as limited by the application of bankruptcy, moratorium, and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Except as set forth on Schedule 3.24(c) of the Disclosure Schedules, each Franchise Agreement complies in all material respects with all applicable Laws and any applicable Orders from any Governmental Entity having jurisdiction with respect to the offer and sale of Franchises by the Franchisor or other Company Entity, except for breaches of contract or non-compliance with contracts which would not, individually or in the aggregate, be material to the Company Entities, taken as a whole. The personal guarantees made by an owner of Franchisee to the Company Entity in connection with the respective Franchise Agreement constitute valid and binding obligations of the applicable guarantor, enforceable against such guarantor in accordance with their respective terms, in all material respects, except as would not, individually or in the aggregate, expected to be material to the Company Entities, taken as a whole.
(d)Except as set forth on Schedule 3.24(d) of the Disclosure Schedules to the Knowledge of the Company, (i) each Franchisee is in compliance with its obligations pursuant to its respective Franchise Agreement in all material respects, except for non-compliance which would not, individually or in the aggregate, be material to the Company Entities, taken as a whole, (ii) there are no pending workouts, reinstatements, or other arrangements for the purpose of curing a default notice or terminating any Franchise Agreement and (iii) no Franchisee has given written notice to any Company Entity of its intention to (A) exercise any termination rights with respect to its Franchise Agreement, (B) decline to renew its Franchise Agreement or (C) otherwise cease or materially and adversely change its business relationship with any Company Entity. Neither Franchisor nor any other Company Entity has waived in writing, or to the Knowledge of the Company, has by practice waived, any material right or benefit of the Franchisor or Company Entity, or any material obligation of any Franchisee, under any Franchise Agreement, except as would not expected to be material to the Company Entities, taken as a whole. To the Knowledge of the Company, as of the date hereof, no Franchisee is involved as a debtor in any bankruptcy proceeding. Schedule 3.24(d) of the Disclosure Schedules provides the following: (x) a list of all written notices of non-

compliance, default and/or termination that Franchisor has issued since the Lookback Date to Franchisees under currently effective Franchise Agreements in the period since the Lookback Date, and indication, to the extent of the Company’s Knowledge, of whether default has been cured or otherwise remedied; and (y)  a list of all Franchise Agreements that, since the Lookback Date, were terminated by Franchisor due to Franchisee default or not renewed by Franchisor due to default or non-compliance of Franchisee, and for each such Franchise Agreement, identify any written agreement between Franchisor and Franchisee regarding the termination or non-renewal.
(e)Except as set forth in Schedule 3.24(e) of the Disclosure Schedules, (i) Franchisor has not, since the Lookback Date received written notice, or to the Knowledge of the Company, verbal notice, from any current or former Franchisee claiming that any Franchisor is in breach or default of any Franchise Agreement in any material respect and (ii) to the Knowledge of the Company, no event has occurred that, with notice, lapse of time, or both, would permit the termination of any currently effective Franchise Agreement by any Franchisee.
(f)To the Knowledge of the Company, no Franchisee’s protected or exclusive territory rights or designated area are violated in any material respect by another Franchisee’s Franchise Business, protected area, development area, or exclusive territory rights or designated area.
(g)Each of the Company Entities are, and since the Lookback Date have been, in compliance in all material respects with all Franchise Laws and have not offered or sold any Franchise in violation of any Franchise Law, except for such non-compliance that would not, individually or in the aggregate, be material to the Company Entities, taken as a whole. Schedule 3.24(g) of the Disclosure Schedules sets forth a true, correct and complete list of all forms of FDDs that any Company Entity has used to offer or sell Franchises at any time since the Lookback Date and prior to the date of this Agreement, including the time period of effectiveness of each such FDD form. The Company Entities have made available to Buyer accurate and complete copies of each such form of FDD. Since the Lookback Date, all FDDs that either Franchisor has used to offer or sell Franchises have been prepared in accordance with and are compliant with applicable Franchise Laws, including the disclosures do not omit any material fact necessary to make the statements made therein not misleading, except as would not be material to the Company Entities, taken as a whole. Except as would not be material to the Company Entities, taken as a whole, since the Lookback Date, Franchisor has timely delivered to all prospective Franchisees a complete and accurate copy of the Franchisor’s appropriate FDD in accordance with applicable Franchise Laws and has obtained and retained executed FDD receipts evidencing compliance with disclosure waiting periods under the applicable Franchise Laws, except for such non-compliance that would not, individually or in the aggregate, be material to the Company Entities, taken as a whole, in connection with all Franchise Agreements executed since the Lookback Date. Since the Lookback Date, to the Knowledge of the Company, neither the Franchisor nor any franchise sellers have made any representations to any prospective Franchisee that are inconsistent with the information contained in the then-current FDD. Since the Lookback Date, no “Financial Performance Representation” (as defined in the FTC Rule) has been made to any prospective Franchisee by Franchisor or any franchise sellers, except for any Financial Performance Representations made in a FDD properly disclosed by Franchisor or made in connection with a franchise sale that is not subject to, or are exempt from, Franchise Law that would otherwise restrict Franchisor from providing a Financial Performance Representation.

(h)Schedule 3.24(h) of the Disclosure Schedules sets forth a true, correct and complete list (segregated by Franchisor) of the jurisdictions in which the Franchisor currently is, or since the Lookback Date has been at any time, offering or selling Franchises, and such list identifies the effective and expiration dates (as applicable) for each registration (or exemption from registration) to offer and sell Franchises under a Franchise Law during such period. Except as set forth on Schedule 3.24(h) of the Disclosure Schedules, there are no, and since the Lookback Date there have been no, (i) stop orders or other Actions in effect that prohibited or impeded Franchisor, or may prohibit or impede Franchisor after the Closing Date, from offering or selling Franchises or entering into Franchise Agreements, or (ii) written notice of any proceeding by any Governmental Entity alleging that the FDDs of the Franchisor, or any Franchise offering or sales activity (whether by a Franchisor, other Company Entity, or any other franchise sellers) violates or violated any Franchise Laws in any material respect, other than routine comment letters and other routine inquiries. Except as set forth on Schedule 3.24(h) of the Disclosure Schedules, since the Lookback Date, no Governmental Entity has imposed a financial condition or sought financial assurance with respect to the registration of Franchisor’s Franchise offering, which would require Franchisor to defer or escrow initial fees, provide a guaranty, or post a surety bond.
(i)Except as set forth in the FDDs or on Schedule 3.24(i) of the Disclosure Schedules, since the Lookback Date, none of the Company Entities has entered into, and currently is not party to, any arrangements, orally or in writing, whereby such Company Entity receives rebates, commissions, allowances, discounts or other payments or remuneration of any kind (collectively, “Rebates”) from suppliers or other third parties based on the third parties’ sales of products or services, directly or indirectly, to Franchisees. Excluding any terms of the Franchise Agreements or any disclosures contained in, the FDDs used by Franchisor, since the Lookback Date, neither the Franchisor nor any other Company Entity has made any material written commitment, promise or pledge (verbal or written) to share any Rebates with Franchisees. Since the Lookback Date, the Company Entities have not received any revenue or other consideration, directly or indirectly, as a result of Franchisees’ required purchases or leases of products or services, except as set forth in the FDDs or on Schedule 3.24(i) of the Disclosure Schedules.
(j)Since the Lookback Date, all advertising and marketing funds and cooperatives, if any, that the Company Entities administer and into which monies are paid by a Franchisee have been, in all material respects, accounted for and administered in accordance with the applicable Franchise Agreements and governing documents of the fund or cooperative, if any, and as described in the FDDs.
(k)No Company Entity has organized, sponsored, or given formal recognition to any franchise advisory council, independent franchisee association, or other organization purporting to represent the interests of Franchisees, except as set forth in the applicable FDD or on Schedule 3.24(k) of the Disclosure Schedules. To the Knowledge of the Company, no independent association or franchisee organization exists which holds itself out as a representative of the Franchisees, except as set forth in the applicable FDD or on Schedule 3.24(k) of the Disclosure Schedules. Any franchise council or advisory group (whether independently formed or sponsored by the Company Entities) presently in place is advisory in nature and is disclosed on Schedule 3.24(k) of the Disclosure Schedules.
(l)Except as set forth on Schedule 3.24(l) of the Disclosure Schedules, none of the Company Entities has contracted with or used any independent sales representatives, brokers, consultants, franchise referral networks, or other third parties in connection with the offer or sale of Franchises; and to the extent any such were used, such Company Entity and such independent sales representatives, brokers, consultants, franchise referral networks, or other third parties have filed all broker and sales agent registrations on a timely basis as required by applicable Laws during periods in which Franchises were offered or sold by such third parties on behalf of such Company Entity in the applicable jurisdiction.
(m)Except as set forth on Schedule 3.24(m) of the Disclosure Schedules, since the Lookback Date, none of the Company Entities has either (i) issued a written waiver of a material non-compete restriction under any Franchise Agreement, or (ii) engaged in a pattern or practice of conduct that may be deemed waive enforcement of any material non-compete restriction under any Franchise Agreement, except for any such restriction the waiver of which would not be material to the Company Entities, taken as a whole.
(n)Except as set forth on Schedule 3.24(n) of the Disclosure Schedules, none of the Company Entities has received any formal written complaint, or written notice of inquiry or formal investigation from any Franchisee, any employee of a Franchisee, third party, or Governmental Entity, that the Franchisor or any Company Entity is or may be, joint employers or co-employers with or subject to joint employment, co-employment or similar relationship or liability with, any Franchisee. To the Knowledge of the Company, and except as would not be material to the Company Entities, taken as a whole or is set forth on Schedule 3.24(n) of the Disclosure Schedules, (i) no written allegation has been made since the Lookback Date that any Franchisee or any of Franchisee’s employees have been or are employees of a Company Entity, or are or have been improperly classified as independent contractors in accordance with applicable Laws and (ii) no Franchisee is a party to or bound by any written or oral collective bargaining agreement or any other contract or commitment with any labor union or other labor organization, and no union organizing or decertification activities are underway or threatened with respect to the employees of any of the Franchisees, and no such activities have occurred since the Lookback Date. Neither of the Franchisors or other Company Entities has issued policies relating to, or otherwise exercised control over, any Franchisee’s relationship with its employees, including policies or decisions related to hiring, firing, compensation, benefits, supervision, and scheduling.
(o)Except as set forth on Schedule 3.24(o) of the Disclosure Schedules, Franchisor has received documentation from each Franchisee of the Franchisee’s compliance with the insurance requirements of the Franchise Agreement, except for any failure to evidence compliance with such requirements as would not be material to the Company Entities, taken as a whole, except for such non-compliance by Franchisees that would not, individually or in the aggregate, be material to the Company Entities, taken as a whole.
(p)The Company has made available to Buyer true, correct and complete copies of all advertising and promotional materials used by the Company Entities since the Lookback Date to market the Franchises.
(q)Except as set forth on Schedule 3.24(q) of the Disclosure Schedules, no Franchisee under currently effective Franchise Agreements have issued promissory notes to, or entered into payment plans with, any Company Entity for material amounts previously due under a Franchise Agreement or related to the purchase of product or services from such Company Entity in a material amount.
(r)Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (i) will require the consent or approval by any

Franchisee, council, association, or other third party, or (ii) will result in a violation of or a default under, or give rise to a right of termination, modification, cancellation, rescission or acceleration of any obligation or loss of material benefits under, any Franchise Agreement.
Section 3.25Privacy and Data Security; AI Technology.
(a)Each of the Company Entities has (i) complied in all material respects with (A) such Company Entity’s written public-facing privacy policies and privacy statements, (ii) contract commitments made by such Company Entity to customers and other third parties to which such Company Entity is bound, and (B) all applicable Laws, in each case, with respect to the Company Entity’s collection, storage, transmission, transfer (including cross-border transfers), disclosure, sale, and use of Personal Information (including Personal Information relating to clients, customers, employees, contractors, and third parties), and (ii) implemented commercially reasonable measures with respect to technical, administrative, and physical security to protect the confidentiality, security and integrity of Company IT Assets and Personal Information in the custody or control of the Company and used in the conduct of the business of the Company Entities, including against loss, damage, and unauthorized access, use, disclosure, or other misuse. To the Company’s Knowledge, since the Lookback Date, there has been no loss, damage, or unauthorized access, use, transmission, modification, disclosure, or other misuse of any such Personal Information in the custody or control of the Company Entities. No Person (including any Governmental Entity) has made any claim, or threatened in writing, to any of the Company Entities to initiate any claim, with respect to loss, damage, or unauthorized access, use, disclosure, or other misuse of any Personal Information by any of the Company Entities or any of their employees, contractors or agents, and to the Company’s Knowledge, there is no basis for any such claim.
(b)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole, the Company Entities have at all times contractually required that any authorized third parties acting on behalf of any Company Entity to access, process, or otherwise handle Personal Information provide commercially reasonable technical, administrative, and physical security controls and safeguards, in each case, in compliance with applicable privacy Laws.
(c)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, the Company Entities are in compliance with industry standard policies and procedures for the ethical and responsible use of AI Technology in the conduct of the Company Entities’ business, including for: (i) implementing AI Technology in a way that promotes transparency and accountability; (ii) identifying and mitigating bias in Company AI Products; (iii) management oversight and approval of employees’ and contractors’ collection and use of data and development and implementation of AI Technology; and (iv) compliance with all Laws applicable to the Company Entities’ implementation of AI Technology in their business. The Company Entities have (A) except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, obtained all licenses, consents, and permissions, provided all notices and disclosures, and otherwise have all rights, in each case as required under applicable Law, to collect and use all AI Inputs used in the conduct of their business; and (B) complied, in all material respects, with all use restrictions and other requirements of any license, consent, permission, or other contract and any website terms of use, terms of service, or other terms governing any Company Entity’s collection and use of such AI Inputs, including the extraction of such AI Inputs using web scraping, web harvesting, or similar software.

Section 3.26Accredited Investors. To the Knowledge of the Company, each Unitholder and Blocker Seller is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act).
Section 3.27EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY BUYER ENTITY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA OR PROJECTIONS) BY ANY MEMBER OF THE COMPANY GROUP OR ANY OTHER PERSON, EXCEPT AS OTHERWISE EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS ARTICLE 3, ARTICLE 4 OR THE SELLER CLOSING CERTIFICATE OR THE DESIGNATED ANCILLARY AGREEMENTS, THE COMPANY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE COMPANY GROUP, THE UNITHOLDERS AND THE BLOCKER SELLERS AND ITS AND THEIR RESPECTIVE REPRESENTATIVES) IS NOT MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS ARTICLE 3 OR ARTICLE 4, THE SELLER CLOSING CERTIFICATE OR THE DESIGNATED ANCILLARY AGREEMENTS, AND EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES BY ANY SUCH PERSON OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THE MEMBERS OF THE COMPANY GROUP’S ASSETS, AND THE MEMBERS OF THE COMPANY GROUP, ON THEIR OWN BEHALF AND ON BEHALF OF THEIR REPRESENTATIVES, SPECIFICALLY DISCLAIM ANY AND ALL REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND BUYER AND THE OTHER MEMBERS OF THE BUYER GROUP SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS ARTICLE 3, OF THE BLOCKERS EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE 4, THE SELLER CLOSING CERTIFICATE OR THE DESIGNATED ANCILLARY AGREEMENTS.
Article 4
REPRESENTATIONS AND WARRANTIES OF BLOCKER SELLERS
On a several and not joint basis, (a) IX Blocker hereby represents and warrants, with respect to IX Blocker, and (b) Principals Blocker hereby represents and warrants, with respect to Principals Blocker, to Buyer, and Merger Subs that as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Schedules:
Section 4.1Organization and Entity Power. Such Blocker is a corporation validly existing and in good standing under the Laws of the State of Delaware. Such Blocker possesses all requisite power and authority necessary to enter into and carry out the transactions contemplated by this Agreement and each of the Ancillary Agreements to which such Blocker is a party, except where the failure to have such power or authority would not reasonably be expected to have a material adverse effect on the ability of such Blocker to consummate the transactions contemplated hereby or thereby.
Section 4.2Authorization; No Breach.

(a)The execution, delivery, and performance of this Agreement and each Ancillary Agreement to which such Blocker is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of such Blocker. Other than the Requisite Approval (as it relates to such Blocker), no other corporate proceedings or actions on the part of such Blocker are necessary to consummate the Transactions. This Agreement has been, and at the Closing each Ancillary Agreement to which such Blocker is then a party will be, duly executed and delivered by such Blocker. Assuming the due authorization, execution, and delivery of this Agreement by each other party hereto, this Agreement constitutes a valid and binding obligation of such Blocker enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium, and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Assuming the due authorization, execution, and delivery of each Ancillary Agreement to which such Blocker is a party by each of the other parties thereto, each such Ancillary Agreement, when executed and delivered by such Blocker, will constitute a valid and binding obligation of such Blocker, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium, and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.
(b)The execution, delivery, and performance of this Agreement and each Ancillary Agreement to which such Blocker is a party, the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in a breach or violation of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon (other than Liens arising under applicable securities Laws), to or in any of the assets of such Blocker, (iv) give any third party the right to modify, terminate, or accelerate, or cause or result in any modification, termination, or acceleration of, any obligation under, or (v) create any right to payment or any other right pursuant to, in each case, the Organizational Documents of such Blocker, any Law to which such Blocker is subject, or any material contract, agreement, or instrument to which such Blocker is a party or bound, which in the case of any of clauses (i) through (v) above would reasonably be expected to have a material adverse effect on the ability of such Blocker to consummate the transactions contemplated hereby.
(c)Except for (i) compliance with and filings under the HSR Act, (ii) the filing of the IX Blocker Certificate of Merger or the Principals Blocker Certificate of Merger or (iii) as set forth on Schedule 4.02(c) of the Disclosure Schedules, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.03, no material consent, approval or authorization of, or declaration to or filing with, any Governmental Entity is required to be obtained by such Blocker in connection with the execution, delivery or performance of this Agreement by such Blocker or the consummation by such Blocker of such Blocker’s Blocker Merger.
Section 4.3Capitalization; Prior Activities.
(a)Schedule 4.03(a) of the Disclosure Schedules sets forth the issued and outstanding Equity Securities of such Blocker and the record holder of such Equity Securities. Except as contemplated by this Agreement, there are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights, or other obligations, agreements or commitments to which such Blocker is a party or binding on such Blocker providing for the issuance, repurchase, grant, purchase, registration for sale, redemption, retirement, disposition, or acquisition of any of its Equity Securities or any other equity or any rights or interests exercisable therefor. There are no outstanding, promised or authorized equity appreciation rights, phantom equity, profit participation or similar rights with respect to such Blocker.
(b)Except for the Units directly owned by such Blocker, such Blocker does not have (x) any equity interest, directly or indirectly, in any Person or (y) any other material assets (other than those arising under its or the Company’s Organizational Documents, or incidental to its formation, existence or ownership of Units or the Transactions, including nominal amounts necessary for the corporate maintenance and existence thereof). Such Blocker was formed for the sole purpose of, and has conducted no business activity or conducted any operation other than, related to its directly holding the Company Units, and, in each case, activities ancillary thereto or to its formation or continued existence or the Transactions. Without limiting the generality of the foregoing, such Blocker (i) has no, and has never had any, employees, (ii) does not own or lease, and has never owned or leased, any real property or personal property and (iii) does not have any material liabilities or obligations (other than for Permitted Liens, or liabilities or obligations incurred in connection with its ownership of Units or the Transactions).
Section 4.4Litigation. There are no Actions pending or threatened in writing against such Blocker or any of its assets before or by any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of such Blocker to consummate the transactions contemplated hereby. There are no outstanding Orders against such Blocker or any of its assets that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of such Blocker to consummate the transactions contemplated hereby.
Section 4.5Brokerage. Except as set forth on Schedule 4.05 of the Disclosure Schedules, there are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Blocker or its Affiliates for which Buyer or the Company would be liable following the Closing.
Section 4.6Tax Matters.
(a)Such Blocker has timely filed (taking into account extensions) all material Tax Returns it is required to file under applicable Laws and each such Tax Return is true, correct and complete in all material respects;
(b)Such Blocker has timely paid in full all material Taxes (whether or not shown on any Tax Returns filed by it) that are due and owing by it and has timely withheld and paid over to the appropriate taxing authority all material Taxes it is required to withhold from amounts paid or owing to any employee, independent contractor, creditor, or other third party under applicable Laws;
(c)There are no Liens for Taxes (other than Permitted Liens) in favor of any Governmental Entity upon any of the assets of such Blocker;
(d)Such Blocker has not waived or agreed to extend any statute or period of limitations with respect to any material Taxes (or any material Tax assessment or deficiency) or agreed to or been granted any extension of time for filing any material Tax Return that has not been filed (other than ordinary course extensions), in each case, which waiver or extension is outstanding;
(e)Such Blocker has no material federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings ongoing, pending or threatened in writing;

(f)Such Blocker has never been a member of an Affiliated Group or joined in the filing of a combined, consolidated, or unitary income Tax Return. Such Blocker is not liable for the Taxes of another Person (i) under Treasury Regulations Section 1.1502-6 (or comparable provisions of state, local, or non-U.S. Law) or (ii) as a transferee or successor or by contract (other than a contract the primary purpose of which is not Taxes) or pursuant to any Law;
(g)Such Blocker has not distributed the securities of another Person, or has had its securities distributed by another Person, in a transaction that qualified (or was intended to qualify), in whole or in part, for tax-free treatment under Section 355 or 361 of the Code;
(h)Such Blocker is not, and has not been, party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2) or any analogous provision of state, local or non-U.S. Law;
(i)At all times since formation, such Blocker: (i) has been, and currently is, classified as an association taxable as corporation for U.S. federal income Tax purposes; (ii) has not had (and does not have) any obligation to pay any material Tax to any Governmental Entity (other than (A) Taxes associated with the obligation to maintain its corporate existence and (B) income Taxes on its direct or indirect distributable share of the Company’s income); (iii) (A) is not, nor has been, a party to any joint venture, partnership, or other arrangement or contract that is treated as a partnership for federal income Tax purposes, and (B) has not owned, and does not own, directly or indirectly, any assets other than assets incidental to its corporate existence, cash and its direct ownership of the applicable Units; and
(j)During the period from the date of the Latest Balance Sheet through the date hereof, such Blocker has not engaged in any of the actions described in Section 3.08(o). The representations and warranties in Section 3.10(h), Section 3.10(i), and Section 3.10(l) are true and correct as if such representations and warranties were made by such Blocker in respect of itself, rather than in respect of the Company Entities.
Section 4.7EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY BUYER ENTITY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA OR PROJECTIONS) BY ANY MEMBER OF THE COMPANY GROUP OR ANY OTHER PERSON, EXCEPT AS OTHERWISE EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE 3, THIS ARTICLE 4, THE SELLER CLOSING CERTIFICATE OR THE DESIGNATED ANCILLARY AGREEMENTS, EACH BLOCKER (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE COMPANY GROUP, THE UNITHOLDERS AND THE BLOCKER SELLERS AND ITS AND THEIR RESPECTIVE REPRESENTATIVES) IS NOT MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE 3, THIS ARTICLE 4, THE SELLER CLOSING CERTIFICATE OR THE DESIGNATED ANCILLARY AGREEMENTS, AND EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES BY ANY SUCH PERSON OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THE MEMBERS OF THE COMPANY GROUP’S ASSETS, AND THE MEMBERS OF THE COMPANY GROUP, ON THEIR OWN BEHALF AND ON BEHALF OF THEIR REPRESENTATIVES, SPECIFICALLY DISCLAIM ANY AND ALL REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE,

SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND BUYER AND THE OTHER MEMBERS OF THE BUYER GROUP SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE 3, OF EACH BLOCKER EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS ARTICLE 4, THE SELLER CLOSING CERTIFICATE OR THE DESIGNATED ANCILLARY AGREEMENTS.
Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER ENTITIES
Each of the Buyer Entities hereby represents and warrants to the Company, the Blockers and the Blocker Sellers that as of the date hereof and as of the Closing Date:
Section 5.1Organization and Entity Power. Such Buyer Entity is duly organized, validly existing and in good standing under the laws of the State of Delaware. Such Buyer Entity is qualified to do business in every jurisdiction in which the ownership of its properties or the conduct of its business requires it to be so qualified, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of such Buyer Entity to consummate the transactions contemplated hereby. Such Buyer Entity possesses all requisite power and authority and all necessary Permits to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted, and to enter into and carry out the transactions contemplated by this Agreement and each of the Ancillary Agreements to which such Buyer Entity is a party.
Section 5.2Authorization; No Breach.
(a)The execution, delivery, and performance of this Agreement and each Ancillary Agreement to which such Buyer Entity is a party and the consummation of the transactions contemplated hereby and thereby (including the issuance of the Final Aggregate Share Consideration) have been duly authorized by such Person (including by the board of directors of Buyer Parent) and do not require any approval of any such Person’s stockholders or any other Person that has not been obtained prior to the date of this Agreement. This Agreement has been, and at the Closing each Ancillary Agreement to which such Buyer Entity is a party will be, duly executed and delivered by such Person. This Agreement constitutes a valid and binding obligation of such Buyer Entity and enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium, and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Each Ancillary Agreement to which such Buyer Entity is a party, when executed and delivered by such Person, will constitute a valid and binding obligation of such Person, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium, and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.
(b)The execution, delivery, and performance of this Agreement and each Ancillary Agreement to which such Buyer Entity is a party, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of and compliance with the respective terms hereof and thereof by such Person, do not and will not (i) conflict with or result in a breach or violation of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon, or the grant, assignment, or transfer to any other Person of any license or other right or interest under, to or in, any Equity Securities of such Person or any of the assets of such Person pursuant to, (iv) give any third party the right to modify, terminate, or accelerate, or cause or result in any modification, termination, or acceleration of, any obligation, or (v) create any right to payment or any other right (concurrently or with the passage of time or upon the occurrence of one (1) or more events or conditions) pursuant to, the Organizational Documents of such Person, any Law to which such Person is subject, or any contract, agreement, or instrument to which such Person is party or bound.
Section 5.3Governmental Consents. Except (a) compliance with and filings under the HSR Act or (b) the filing of the IX Blocker Certificate of Merger, Principals Blocker Certificate of Merger and the Company Certificate of Merger, no material permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity is required to be obtained by such Buyer Entity in connection with the execution, delivery or performance of this Agreement by such Buyer Entity or the consummation of the Transactions.
Section 5.4Financing. As of date of this Agreement, Buyer Parent and Buyer have, and as of the Closing, Buyer Parent and Buyer will have, sufficient cash on hand or other sources of immediately available funds to pay (a) the Estimated Closing Cash Consideration and all other payments contemplated by Section 1.10 and (b) all of the out-of-pocket costs of the Buyer Entities arising from the consummation of the Transactions. In no event shall the receipt or availability of any funds or financing by any member of the Buyer Group or any of their Affiliates be a condition to the Buyer Group’s obligation to consummate the Transactions.
Section 5.5Solvency. Assuming the satisfaction of the conditions to Closing set forth in Section 2.01 and Section 2.02, immediately after giving effect to the transactions contemplated by this Agreement, no member of the Buyer Group nor any member of the Company Group will (a) be insolvent (either because its financial condition is such that the sum of its debts (including a reasonable estimate of the amount of all contingent liabilities) is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) have unreasonably small capital with which to engage in and carry on its business, or (c) have incurred debts beyond its ability to pay as they become due. In connection with the Transactions, the Buyer Group has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.
Section 5.6Litigation. There are no Actions pending or, to the Knowledge of Buyer, threatened in writing against any Buyer Entity or any of its assets before or by any Governmental Entity that (a) individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the ability of any Buyer Entity to consummate the Transactions or (b) seek to restrain or prohibit or to obtain damages or other relief in connection with the Transactions. There are no outstanding Orders against such Buyer Entity or any of its assets that, (i) individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the ability of such Buyer Entity to consummate the Transactions or (ii) seek to restrain or prohibit or to obtain damages or other relief in connection with the Transactions.
Section 5.7Brokerage. There are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Buyer Entity or its Affiliates.

Section 5.8Acquisition for Investment. The Buyer Entities are acquiring the Units and Blocker Shares solely for their own account, for investment only, and not with a view toward or for sale in connection with any distribution thereof in violation of the Securities Act. Buyer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Each Buyer Entity is an informed and sophisticated purchaser, experienced in the valuation of transactions like the Transactions, is knowledgeable about the industries in which the Company Group operates, is informed as to the risks of the Transactions and of ownership of the Units and Blocker Shares for an indefinite period of time, and in making its determination to proceed with the Transaction it has conducted to its satisfaction an independent investigation of the condition (financial and otherwise) of the Company Group. Each Buyer Entity understands and agrees that the Units and Blocker Shares have not been registered under the Securities Act or any state, local, and foreign securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local, and foreign securities Laws, in each case, to the extent applicable. No Buyer Entity has any contract with any Person to sell, transfer or grant participations in the Units or Blocker Shares to such Person. The Buyer Entities are an accredited investor as that term is defined in Rule 501(a) under the Securities Act of 1933, as amended, and the regulations promulgated thereunder.
Section 5.9Buyer Parent Common Stock. The Buyer Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on NYSE, and Buyer has taken no action designed to, or which to the Knowledge of Buyer is reasonably likely to have the effect of, terminating the registration of the Buyer Parent Common Stock under the Exchange Act or delisting the Buyer Parent Common Stock from NYSE, nor has Buyer received any notification that the SEC or NYSE is contemplating terminating such registration or listing.
Section 5.10SEC Reports; Disclosure Materials. Buyer Parent has filed with the Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve (12) months preceding (or such shorter period as Buyer Parent was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”, and the SEC Reports, together with the Buyer Disclosure Schedules, being collectively referred to as the “Disclosure Materials”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension, except where the failure to file on a timely basis would not have or reasonably be expected to be material to the Buyer Parent. As of their respective filing dates, or to the extent corrected by a subsequent amendment, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 5.11Capitalization.
(a)Buyer Parent has as of the date of this Agreement, and will have at all times through the Closing and the issuance of the Final Aggregate Share Consideration, a sufficient number of authorized shares to consummate the issuance of the Final Aggregate Share Consideration in accordance with this Agreement and the Organizational Documents of Buyer Parent.

(b)No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the issuance and sale of the Final Aggregate Share Consideration. The issuance and sale of the Final Aggregate Share Consideration will not obligate Buyer Parent to issue shares of Buyer Parent Common Stock or other securities to any Person (other than the Seller Parties) and will not result in a right of any holder of Buyer Parent securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of Buyer Parent are validly issued, fully paid and non-assessable, issued in compliance in all material respects with all applicable federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities which violation would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impair the ability of Buyer to consummate the Transactions.
Section 5.12Material Changes. Since the date of the latest financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof, there has been no Buyer Material Adverse Effect.
Section 5.13Private Placement. Assuming the accuracy of the representations and warranties set forth in Article 3 and Article 4 of this Agreement and those contained in the Suitability Documentation or the Sophisticated Investor Documentation, (i) no registration under the Securities Act is required for the offer and sale of the Final Aggregate Share Consideration by Buyer Parent to the Seller Parties under this Agreement and the Ancillary Agreements and (ii) neither Buyer Parent nor, to Buyer Parent’s knowledge, any Person acting on its behalf has, directly or indirectly, at any time within the past six (6) months, made any offers or sales of any security of Buyer Parent or solicited any offers to buy any security under circumstances that would cause the offer and sale of the Final Aggregate Share Consideration pursuant to this Agreement to be integrated with prior offerings by Buyer Parent for purposes of any applicable law, regulation or stockholder approval provisions, including, without limitation, under the rules and regulations of NYSE.
Section 5.14Anti-Takeover Statutes. The board of directors of Buyer Parent has taken all necessary actions so that the restrictions on business combinations set forth in DGCL Section 203 shall not apply to the Transactions or to the Unitholders or Blocker Sellers or to the issuance of the Final Aggregate Share Consideration pursuant to this Agreement.
Section 5.15EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY COMPANY GROUP, THE BLOCKER SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA OR PROJECTIONS) BY ANY MEMBER OF THE BUYER ENTITY OR ANY OTHER PERSON, EXCEPT AS OTHERWISE EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS ARTICLE 5 OR THE BUYER CLOSING CERTIFICATE, EACH BUYER ENTITY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE BUYER ENTITY, THE BUYER GROUP AND ITS AND THEIR RESPECTIVE REPRESENTATIVES) IS NOT MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS ARTICLE 5 OR THE BUYER CLOSING CERTIFICATE, AND EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES BY ANY SUCH PERSON OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THE MEMBERS OF THE BUYER ENTITY’S ASSETS, AND THE MEMBERS OF THE BUYER ENTITY, ON THEIR OWN BEHALF AND ON BEHALF OF THEIR

REPRESENTATIVES, SPECIFICALLY DISCLAIM ANY AND ALL REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND THE COMPANY GROUP, THE BLOCKER SELLERS AND THE OTHER MEMBERS OF THE SELLER PARTY SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF EACH BUYER ENTITY EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS ARTICLE 5 OR THE BUYER CLOSING CERTIFICATE.
Article 6
COVENANTS AND AGREEMENTS
Section 6.1Access. During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company will (i) grant to the Buyer Entities and their respective Representatives reasonable access (which may be done virtually), during normal business hours and upon reasonable written notice, to the senior management personnel, properties, and pertinent books and records of Blockers and the Company Entities to perform their respective obligations under this Agreement (including for purposes of reviewing the Estimated Closing Statement or receiving updates with respect to the status of the Specified Claim) to consummate the Closing (and not for the purpose of any actual or potential adverse action or dispute between the Parties or their Affiliates) and (ii) reasonably assist Buyer with its efforts to eliminate or reduce any deal specific exclusions contained in the RWI Policy by making available due diligence material reasonably requested by Buyer and in its possession and responding to customary and reasonable follow-up questions from the insurer under the RWI Policy in respect of such deal specific exclusions; provided, that (a) such access does not unreasonably interfere with the normal operations of Blockers or any Company Entity or involve any environmental sampling or testing or any invasive or subsurface investigation, (b) all requests for such access will be directed only to such Person(s) as the Company may designate in writing from time to time (collectively, the “Designated Contacts”) and (c) nothing herein will require Blockers or any Company Entity to provide access to, or to disclose any information to, any Buyer Entity or any of its Representatives to the extent such access or disclosure (x) would, based upon advice of counsel to the Company, waive (or reasonably be expected to result in the waiver of) any legal privilege or (y) would, based upon advice of counsel to the Company, be in violation of applicable Laws (provided, that the Company shall arrange reasonable alternative access to such information in a manner to the greatest extent reasonably practicable that counsel to the Company advises would not waive such legal privilege or would not result in such violation of applicable Law). Notwithstanding anything contained herein to the contrary, in the event that prior to the Closing the Buyer Group, on the one hand, and the Seller Parties, the Company Group and their respective Representatives, on the other hand, are adverse parties in an actual or threatened Action, then nothing set forth in this Section 6.01 shall require access to any personnel, properties, books, records or other information.
Section 6.2Conduct of Business. Except as set forth on Schedule 6.02 of the Disclosure Schedules:
(a)During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except as (i) expressly required by this Agreement or any Ancillary Agreement, (ii) required to comply with Law or (iii) consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned, or delayed), the Blockers will, and the Company will and will cause each Company Entity, in each case, to (A) use reasonable best efforts to conduct its business in the ordinary course of business in all material respects (including, for the avoidance of doubt, managing the cash and cash equivalents and other working capital items of the Company Entities in the ordinary course of business, including the timing of collection of accounts receivable and of the payment of accounts payable and other expenses) and use reasonable best efforts to maintain in all material respects their respective assets, properties, business relationships and good will with their respective employees, customers, suppliers, Franchisees and other business relations and (B) not take any action that would have been required to be disclosed on Schedule 3.08 of the Disclosure Schedules (including, for this purpose, deeming each Franchise Agreement which resulted in $250,000 or more of payments to the Company Group in calendar year 2024 a “Material Contract” solely for purposes of Section 3.08(m)) if such action had been taken during the period between the date of the Latest Balance Sheet and the date hereof (it being agreed that (x) the Company Entities’ failure to take any action prohibited by this Section 6.02 will not, in and of itself, be a breach of clause (A) of this Section 6.02 and (y) no action taken by any of the Company Entities with respect to matters expressly prohibited or permitted by any provision of clause (B) of this Section 6.02 shall be deemed a breach of clause (A) of this Section 6.02 solely due to it being outside of the ordinary course of business). For the avoidance of doubt, the Company may not enter into any settlement or other similar agreement with respect to the Specified Pending Matter (as defined in the Disclosure Schedules), unless the settlement conditions set forth under such definition are then satisfied, without the prior written consent of Buyer.
(b)Nothing contained in this Agreement will give Buyer or any other Buyer Entity, directly or indirectly, any rights to control or direct the operations of Blockers or any Company Entity before the Closing. Before the Closing, Blockers and the Company will, without prejudice to the other terms and conditions of this Agreement, exercise complete control and supervision over the operations of Blockers or the Company Entities, as applicable.
(c)Notwithstanding any other provision to the contrary contained in this Agreement, including Section 6.02(a), prior to the Calculation Time, Blockers and the Company Entities will be permitted to make cash dividends or distributions or otherwise using any cash or cash equivalents owned or held by or for the benefit of Blockers or the Company Entities and to use such cash or cash equivalents to pay or repay any liabilities of Blockers or the Company Entities (including any amounts owed pursuant to any Indebtedness of Blockers or the Company Entities or Company Expense); provided, that no such distribution shall cause the Cash-on-Hand to be less than $264,000 as of the Calculation Time.
Section 6.3Reasonable Best Efforts. Subject to the terms of this Agreement, each of the Parties will use its reasonable best efforts to (and will cause each of its Subsidiaries to) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Company Merger and Blocker Mergers and the other transactions contemplated by this Agreement, and to cause the other Parties’ conditions to Closing to be satisfied and for the Closing to occur as promptly as practicable and, without prejudice to any Party’s rights to exercise any right hereunder, no Party will, nor shall any Party hereto permit any of its Subsidiaries to, take any action that is reasonably likely to prevent, impede, or delay the Closing.
Section 6.4Press Releases and Announcements. The Parties will, and will cause each of their Subsidiaries to, and will direct each of their respective Representatives to, maintain the confidentiality of this Agreement and will not issue, or cause the publication of, any public release or announcement concerning the Transactions without the prior written consent (such consent shall not be unreasonably withheld, conditioned or delayed) of both Buyer and (i) prior to the Closing, the Company and (ii) following the Closing, Seller Representative. Notwithstanding the foregoing, the foregoing shall not restrict or prohibit any of the Parties from making any release or announcement required by applicable Law or the rules or regulations of any securities exchange (in which case, the Party required to make the release or announcement shall allow the other Parties (or, after the Closing, Seller Representative) reasonable time and opportunity to (x) review and comment on such disclosure and (y) seek a protective order (in which case the other Parties shall cooperate with all reasonable requests of the seeking Party in connection therewith, at the seeking Party’s sole cost and expense) with respect to such release or announcement in advance of such issuance). Each Party shall be responsible for any breach of this Section 6.04 by any of its Affiliates.
Section 6.5Confidentiality. Buyer, on behalf of itself and the other Buyer Entities, acknowledges that it is and remains bound by, and that all information provided to it or to any of its Affiliates or any of their respective Representatives by Blockers, the Company, or any their respective Affiliates or Representatives (including pursuant to Section 6.01) will be subject to, the terms of that certain letter agreement, dated as of February 5, 2024, by and between Buyer and the Company (the “Confidentiality Agreement”); provided, that if there is any inconsistency between the express terms of this Agreement and the express terms of the Confidentiality Agreement, then the express terms of this Agreement will control and govern to the extent of such inconsistency.
Section 6.6Employee Benefits Matters.
(a)For a period beginning at the Company Merger Effective Time and ending on the earlier of (i) the first anniversary of the Company Merger Effective Time and (ii) the termination of employment of the relevant Continuing Employee (as defined below), Buyer shall, or shall cause the Surviving Company to, provide to the employees of the Company immediately prior to, and who remain so employed immediately following, the Company Merger Effective Time (each, a “Continuing Employee”) (A) on an individual basis, an annual base salary or base wage rate (as applicable) and a target annual cash bonus opportunity or target cash commissions opportunity that are no less favorable, in the aggregate, than the annual base salary or base wage rate (as applicable) and target annual cash bonus opportunity or target cash commissions opportunity in effect immediately prior to the Company Merger Effective Time under the Employee Benefit Plans set forth on Schedule 3.17(a) of the Disclosure Schedules and (B) on a group basis, employee benefits (other than base salaries or base wages, bonus opportunities, defined benefit pension, nonqualified deferred compensation, retiree or post-termination health or welfare benefit, equity or equity based compensation and retention or change in control-related compensation or benefits (collectively, the “Specified Arrangements”)) that are substantially comparable in the aggregate to any of (x) the employee benefits (other than the Specified Arrangements) provided to Continuing Employees immediately prior to the Company Merger Effective Time under the Employee Benefit Plans set forth on Schedule 3.17(a) of the Disclosure Schedules, (y) the employee benefits (other than the Specified Arrangements) provided to similarly situated employees of Buyer or (z) some combination of clauses (x) and (y), with the determination of the employee benefits under this clause (B) to be made by Buyer in its sole discretion from time to time, based on Buyer’s evaluation of the nature and scope of the Continuing Employee’s duties, principal location where those duties are performed, grade level, and performance, among other things.
(b)For eligibility and vesting purposes (other than vesting of equity or equity-based awards) and for purposes of determining severance amounts and future vacation accruals under the applicable compensation and benefit plans, programs, agreements, policies or arrangements of Buyer or its applicable Subsidiary, each Continuing

Employee shall receive credit for his or her service with the Company Entities before the Closing to the same extent and for the same purposes as such Continuing Employee was entitled, before the Closing, to credit for his or her service under any similar or comparable Employee Benefit Plans (except the foregoing shall not apply for any purpose under any Specified Arrangements, to the extent that employees of Buyer and its Affiliates do not receive credit for prior service or to the extent this credit would result in a duplication of accrual of benefits or compensation in respect of the same period of service). In addition, if Continuing Employees or their dependents are included in any medical, dental, or other group health benefit plan, program or arrangement maintained by Buyer or its applicable Subsidiary in the year in which the Closing Date occurs (each, a “Successor Plan”) other than the plan or plans in which they participated immediately prior to the Closing (each, a “Prior Plan”), Buyer shall or shall cause its applicable Subsidiary to use reasonable best efforts to (i) cause each Company Employee to be eligible to participate immediately, without any waiting time, in any and all Successor Plans, (ii) cause the Successor Plans to not include any restrictions, limitations or exclusionary provisions with respect to pre-existing conditions, exclusions or any actively-at-work requirements relating to such Company Employee and his or her dependents (except to the extent that such exclusions or requirements were applicable under any similar Prior Plan at the time of commencement of participation in such Successor Plan), and (iii) cause any eligible expenses paid by any Company Employee and his or her covered dependents during the portion of the plan year of the Prior Plan ending on the Closing Date to be taken into account under the Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if these amounts had been paid in accordance with the Successor Plan.
(c)The Company shall, and shall cause the applicable Company Entity to, adopt written resolutions necessary and appropriate to terminate each Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (the “401(k) Plan”), effective no later than one (1) day immediately preceding the Closing Date. The Company shall, and shall cause the applicable Company Entity to, deliver to Buyer, no later than one (1) day immediately preceding the Closing Date, evidence that the board of directors or other authorized body of the applicable Company Entity has validly adopted such resolutions to (i) terminate such 401(k) Plan (the form and substance of which shall be subject to prior review and reasonable comment of Buyer); (ii) cease all contributions to such 401(k) Plan with respect to compensation paid after the date of termination; and (iii) fully vest the account balance of each participant in such 401(k) Plan, such termination, cessation of contributions and vesting to be effective no later than one (1) day immediately preceding the Closing Date.
(d)Nothing contained in this Section 6.06, whether express or implied, shall be treated as an establishment, termination, amendment or other modification of any benefit or compensation plan, program, agreement, contract, policy or arrangement, or shall limit the right of Buyer or any of its Affiliates (including, following the Closing, the Surviving Company and its Subsidiaries) to establish, amend, terminate or otherwise modify any benefit or compensation plan, program, agreement, contract, policy or arrangement following the Company Merger Effective Time. Nothing in this Section 6.06, whether express or implied, shall create any claims, benefits, rights or remedies whatsoever, including any third-party beneficiary or other rights, in any Person not a party to this Agreement, or shall be construed to create any right to employment or service with Buyer Parent, the Surviving Company or any of their respective Affiliates or continued employment or to any particular term or condition of employment or to limit the ability of Buyer or any of its Affiliates (including, following the Closing, the

Surviving Company and its Subsidiaries) to terminate the employment or service of any service provider (including any Continuing Employee) at any time and for any or no reason. Further, nothing in this Section 6.06 shall limit Company’s right, in its sole discretion, to, or to cause the Surviving Company or any of their respective Affiliates to, furlough, terminate, temporarily layoff, or reduce the hours or benefits of, any employee (including any Continuing Employee).
(e)No later than five (5) Business Days prior to the Closing Date, the Company Group shall use its reasonable best efforts to (a) seek to obtain from each Person who is a “disqualified individual” (as defined in Section 280G of the Code) and who receives or has a right or potential right to any payment and/or benefits in connection with the transactions contemplated by this Agreement that would reasonably be expected to constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code and the applicable rulings and final regulations thereunder (“Parachute Payments”) a written agreement waiving such Person’s right to receive some or all of such Parachute Payments such that all remaining payments or benefits applicable to such Person shall not be deemed to be an “excess parachute payment” that would not be deductible under Section 280G of the Code (each, a “Waiver” and collectively, the “Waivers”) and (b) solicit, or cause to be solicited, the approval by such number of stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to the Parachute Payments to the extent such Waivers have been obtained, with such stockholder vote to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder (the “280G Approval”). The form of Waiver, solicitation of approval, disclosure materials and analysis with respect to the Parachute Payments shall be provided to Buyer for its reasonable review and comment at least five (5) Business Days before the Waivers and approval are sought and the Company Group shall incorporate any reasonable comments thereto. Prior to the Closing Date, the Company shall provide, or cause to be provided, to Buyer properly completed and executed Waivers and stockholder approval documents to the extent obtained, and shall provide, whether or not the 280G Approval has been obtained, an updated analysis with respect to the Parachute Payments to the extent that a Person has waived such payments or benefits and if the 280G Approval is not obtained with respect to any such payments or benefits, the Company Group shall not pay, provide, or permit to be paid or provided, any such payments or benefits. In no event shall this Section 6.06(e) be construed to require the Company to compel any Person to waive any existing rights under any contract or agreement that such Person has with the Company or any other Person, and in no event shall the Company be deemed in breach of this Section 6.06(e) if any such Person refuses to waive any such rights or if the shareholders fail to approve any Waivers.
Section 6.7Director and Officer Indemnification and Insurance.
(a)Each of the Buyer Entities agrees that all rights to indemnification, exculpation and advancement of expenses now existing in favor of any current or former director, officer, employee or agent of any member of the Company Group, or any other natural person who is a beneficiary of any such obligation of any such Person (collectively, the “D&O Indemnified Persons”), as provided in such member of the Company Group’s Organizational Documents with respect to any matters occurring on or prior to the Closing Date (including the fact that the D&O Indemnified Person is or was an officer, director, manager, agent, employee or fiduciary of any member of the Company Group), shall survive the consummation of the Transactions and shall continue in full force and effect for six (6) years following the Closing and that the Buyer Entities shall, and shall cause the members of the Company Group, to the maximum extent permitted by applicable Law for six (6) years following the Closing, to (i) perform and discharge their respective obligations to provide such indemnity, exculpation and advancement of expenses after the Closing (irrespective of whether any matter is asserted or claimed prior to, on or following the Closing) without regard to any rights that such D&O Indemnified Person may have against the Other Indemnitors; provided, that such Person to whom such amounts are advanced provides an undertaking to repay such amounts if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not entitled to indemnification, (ii) not settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification, exculpation or advancement of expenses could be sought by such D&O Indemnified Person hereunder) unless such settlement, compromise or consent includes an unconditional release of such D&O Indemnified Person from all liability arising out of such Action or such D&O Indemnified Person otherwise consents in writing and (iii) use reasonable best efforts to cooperate in the defense of any such matter by any D&O Indemnified Person. To the maximum extent permitted by applicable Law, such exculpation, indemnification and advancement of expenses shall be mandatory rather than permissive. For six (6) years after the Closing Date, each Buyer Entity will not, and will not permit Blockers or any Company Entity to, amend, repeal, or modify in a manner adverse, in any respect, to any D&O Indemnified Person any provision in a Blocker’s or such Company Entity’s Organizational Documents, or in any agreement relating to the exculpation or indemnification of, or the advancement of expenses to, any of the D&O Indemnified Persons as in effect immediately prior to the Closing, it being the intent of the Parties that the D&O Indemnified Persons will continue to be entitled to such exculpation, indemnification, and advancement of expenses to the fullest extent permitted under applicable Law.
(b)At or prior to the Closing, the Company shall obtain one (1) or more non-cancelable “tail” insurance policies with reputable and financially sound carriers providing directors’ and officers’ employment practices liability and fiduciary insurance coverage with claims periods of at least six (6) years following the Closing (without any lapses in coverage during such period), containing terms no less favorable in any respect to any of the D&O Indemnified Persons than such insurance policies as are in effect as of the date of this Agreement, including coverage for acts and omissions of the individuals who were officers, managers or directors of any Company Entity (in such capacities) prior to the Closing with respect to matters arising at or prior to the Closing (the “D&O Tail Policy”); provided that the premium for such D&O Tail Policy shall not exceed three hundred percent (300%) of the annual premium of such insurance policy(ies) maintained by the Company as of the date hereof. Buyer and the Company agree to, and to cause the other members of the Company Group to, take all reasonably necessary actions to maintain such policies in full force and effect and fulfill their respective obligations thereunder throughout such six (6)-year period following the Closing Date. If, and to the extent, Buyer and the Company are unable to maintain such policies in full force and effect throughout such six (6)-year period, then Buyer and the Company shall obtain replacement coverage (without any lapses thereunder) on the same terms and conditions of any such lapsed coverage (to the greatest extent possible); provided, that Buyer and the Company shall not be required to pay more than three hundred percent (300%) of the annual premium for such insurance policy(ies) maintained by the Company as of the date of the Agreement. For the avoidance of doubt, fifty percent (50%) of the fees, costs and expenses of the D&O Tail Policy shall be borne by Buyer.
(c)In the event that Buyer, any member of the Company Group or any of their respective Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or a majority of its properties or assets to any Person, whether in one (1) or a series of related transactions, then, and in each case, the successors and assigns of Buyer, such Company Entity or its Subsidiary, as the case may be, will be required by Buyer to expressly assume and be bound by the obligations set forth in this Section 6.07. In addition, Buyer and the members of the Company Group shall not, and shall cause their respective Subsidiaries not to, distribute, sell, transfer or otherwise dispose of any of their respective assets in a manner that would reasonably be expected to render any member of the Company Group unable to satisfy its obligations under this Section 6.07.
(d)The obligations of Buyer, the Company, and its and their respective Subsidiaries under this Section 6.07 will not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 6.07 applies without the consent of such affected Person.
(e)Each Buyer Entity hereby acknowledges that the D&O Indemnified Persons have or may, in the future, have certain rights to indemnification, advancement of expenses and/or insurance provided by other entities and/or organizations (collectively, the “Other Indemnitors”). Each Buyer Entity hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time, to a D&O Indemnified Person, the Company Group or any Other Indemnitor, whether pursuant to (i) any Organizational Documents or (ii) any indemnification agreement or other document as listed on Schedule 6.07(d) of the Disclosure Schedules (each, an “Indemnification Agreement”), the Buyer Entities and the Company Group (1) shall, at all times, be the indemnitors of first resort (i.e., their obligations to a D&O Indemnified Person shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such D&O Indemnified Person shall be secondary) and (2) irrevocably waive, relinquish and release the Other Indemnitors from any and all claims (A) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (B) that the D&O Indemnified Person must seek expense advancement or reimbursement, or indemnification, from any Other Indemnitor before the Buyer Entities and the Company Group must perform their expense advancement and reimbursement, and indemnification obligations, under this Agreement. The Buyer Entities, and following the Closing, each member of the Company Group, hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of a D&O Indemnified Person with respect to any claim for which a D&O Indemnified Person has sought indemnification from the Buyer Entities or the Company Group shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such D&O Indemnified Person against the Buyer Entities or the Company Group.
(f)Each of the D&O Indemnified Persons entitled to any benefits under this Section 6.07 is an intended third-party beneficiary of this Section 6.07 and shall be entitled to individually enforce the provisions of this Section 6.07. This Section 6.07 will survive the consummation of the Transactions and will be binding on all successors and assigns of Buyer and the members of the Company Group. The indemnification provided for herein shall not be deemed exclusive of any other rights, powers or privileges to which a D&O Indemnified Person is entitled pursuant to the E&O Tail Policy or the D&O Tail Policy.
Section 6.8Certain Tax Matters.
(a)Post-Closing Actions. After the Closing and prior to the determination of the final Aggregate Merger Consideration pursuant to Section 1.11 and Section 6.15,

except as specifically provided for by this Agreement or as required by applicable Tax Law (based on written advice from a “Big 4” accounting firm), without the prior written consent of Seller Representative (not to be unreasonably conditioned, delayed, or withheld), Buyer and its Affiliates will not, and will cause the Company Entities not to, (i) amend or re-file any Flow-Through Tax Return of a Company Entity for a Pre-Closing Tax Period, or (ii) revoke or change any income Tax election on a Flow-Through Tax Return of a Company Entity for any Pre-Closing Tax Period, (iii) initiate discussions with, or make voluntary disclosures to, any Governmental Entity in respect of Taxes with respect to a Company Entity for any taxable period (or portion thereof) ending on or before the Closing Date, (iv) compromise or settle any Buyer Tax Proceeding or (v) change any accounting method that is retroactive to a taxable period ending on or before the Closing Date that shifts taxable income from a taxable period (or portion thereof) beginning after the Closing Date to a Pre-Closing Tax Period or shifts deductions or losses from a Pre-Closing Tax Period to a taxable period (or portion thereof) beginning after the Closing Date.
(b)Tax Return Preparations. Seller Representative will prepare, or cause to be prepared, and timely file, or cause to be timely filed, (i) all Flow-Through Tax Returns of the Company Entities (at the cost of the Unitholders, other than the Blockers, and the Blocker Sellers) and (ii) all income Tax Returns for the Blockers (at the sole cost of the Blocker Sellers), in each case, for any income Tax period that ends on or before the Closing Date the due date of which is after the Closing Date (“Seller Tax Returns”). All such Seller Tax Returns will be prepared in a manner consistent with the past procedures and practices and accounting methods of the Company Entities and the Blockers except as required by applicable Law or on account of a change in fact or circumstance arising since the preparation or filing of the immediately preceding Seller Tax Return. Seller Representative will submit each such Seller Tax Return to Buyer for Buyer’s review, comment and consent (not to be unreasonably withheld, conditioned, or delayed) at least thirty (30) days prior to the filing or due date (whichever is earlier) of such Seller Tax Return.
(c)No 336 or 338 Election. Buyer and its Affiliates will not, and will cause the Company Entities or the Blockers not to, make any election under Code Section 338 or 336 (or any similar provision under state, local, or non-U.S. Law) with respect to the transactions contemplated by this Agreement.
(d)Tax Contests.
(i)Buyer will provide notice to Seller Representative upon receipt of any written notice from a Governmental Entity of a Tax audit, dispute, or other Tax proceeding or Action or investigation, examination or audit with respect to the Company Entities (in whole or in part) for a Pre-Closing Tax Period if such proceeding involves a Flow-Through Tax Return (a “Covered Tax Proceeding”).
(ii)Within ten (10) days of the receipt of notice from Buyer of a Covered Tax Proceeding for an income Tax period that ends on or prior to the Closing Date and which relates to a Tax that is not (absent a Push-Out Election) assessable and collectable from the Company Entities as an imputed underpayment pursuant to Section 6232 of the Code (or any corresponding, similar or analogous provision under state and local income Tax Law) (a “Seller Tax Proceeding”), Seller Representative may elect to control, at Unitholders’ (other than the Blockers) expense, the contest or resolution of such Seller Tax Proceeding; provided, that Seller Representative shall (w) keep Buyer reasonably informed with respect to the status of such Seller Tax Proceeding, including by giving Buyer advance notice of, and opportunity to attend, any material in-person or telephonic meetings, (x) provide copies to Buyer of any material written correspondence or other material submissions received from a Tax authority with respect to such Seller Tax Proceeding, (y) provide copies of any material written correspondence to be provided to any Tax authority in connection with such Seller Tax Proceeding to Buyer for Buyer’s review and comment, with all reasonable comments of Buyer to be considered in good faith, and (z) provide to Buyer (at Buyer’s sole cost and expense) reasonable participation rights with respect to any such Seller Tax Proceeding; provided, further, that Seller Representative will not enter into any settlement of, or otherwise compromise, any such Seller Tax Proceeding without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed).
(iii)In the case of either a Seller Tax Proceeding which Seller Representative does not elect to control pursuant to Section 6.08(d)(ii) above (a “Buyer Tax Proceeding”), Buyer shall control (at Buyer’s expense) such Buyer Tax Proceeding, provided, that Buyer shall (w) keep Seller Representative reasonably informed with respect to the status of such Buyer Tax Proceeding, including by giving Seller Representative advance notice of, and opportunity to attend, any material in-person or telephonic meetings and (x) provide copies to Seller Representative of any material written correspondence or other material.
(iv)Notwithstanding anything herein to the contrary, the Company Entities shall not (and Buyer shall not permit any Person, including any “partnership representative” and/or “designated individual” to) make an election under Section 6226 of the Code (and any corresponding, similar or analogous elections under state and local income Tax Law) to treat a “partnership adjustment” as an adjustment to be taken into account by the applicable partners or members (including former partners and members) of the Company Entities in accordance with Section 6226(b) of the Code (a “Push-Out Election”) with respect to any Tax period ending on or before the Closing Date or Straddle Period.
(e)Cooperation. Buyer, the Company Entities, and the Seller Representative (and their respective Affiliates) will use reasonable best efforts to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.08 and any audit or other Action, investigation or examination with respect to Taxes. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to the preparation of such Tax Return or the conduct of any such audit or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(f)Closing Consideration Allocation. The parties hereto agree to allocate the portion of the Aggregate Merger Consideration (as finalized pursuant to Section 1.11) and all liabilities and other amounts constituting consideration for federal income Tax purposes allocable to the Units (other than the Units owned by the Blockers) among the assets of the Company and any applicable Subsidiaries thereof in accordance with the principles of Sections 755 and 1060 of the Code and the Treasury Regulations thereunder as set forth on Schedule 6.08(f) of the Disclosure Schedules. Within ninety (90) days after the Closing Statement is finalized pursuant to Section 1.11, Buyer will provide Seller Representative with a draft allocation prepared in accordance with Schedule 6.08(f) of the Disclosure Schedules (the “Draft Closing Consideration

Allocation”). The parties intend and agree that (i) neither Buyer nor its Affiliates will be deemed to receive a payment from the Unitholders in exchange for assuming any deferred revenue of the Company Entities and (ii) no portion of the Aggregate Merger Consideration is allocable to assets that are excluded from the definition of “installment sale” under Section 453(b)(2) of the Code. The Draft Closing Consideration Allocation will be binding upon Buyer, the Company, and Seller Representative unless Seller Representative, within thirty (30) days of receipt of the Draft Closing Consideration Allocation, provides to Buyer written notice of its objection to the Draft Closing Consideration Allocation and the reasons therefor, in which event Buyer and Seller Representative shall endeavor in good faith to agree upon an allocation schedule (the “Final Closing Consideration Allocation”). If Buyer and Seller Representative cannot resolve such objection within thirty (30) days of Buyer’s receipt of written notice of objection, the item in question shall be resolved by the Dispute Resolution Accountant in accordance with Section 1.11(d). The parties hereto shall file all Tax Returns in a manner consistent with the Final Closing Consideration Allocation unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or the good faith resolution of a Tax proceeding. If the Aggregate Merger Consideration is adjusted pursuant to this Agreement, the Final Closing Consideration Allocation shall be adjusted as appropriate and Buyer and Seller Representative shall cooperate in good faith in making any such adjustments.
(g)Tax Sharing Agreements. All Tax sharing or similar agreements with respect to any Company Entity or the Blockers, on the one hand, and any direct or indirect Unitholders or any direct or indirect equityholders of the Blockers, or any Affiliate of the foregoing, on the other hand, shall be terminated as of the Closing Date and, after the Closing Date, neither any Company Entity nor either Blocker shall be bound thereby or have any liability thereunder.
(h)Intended Tax Treatment. The parties to this Agreement and the Blocker Sellers intend and agree that, for U.S. federal income tax purposes (and applicable state, local, or non-U.S. Tax law purposes):
(i)the Company Merger be treated as the purchase and sale of partnership interests in the Company from the Unitholders (other than the Blockers) pursuant to Section 741 of the Code;
(ii)the Blocker Mergers, together with any distribution of cash by a Blocker to the applicable Blocker Seller accompanied by a partial redemption of stock of such Blocker held by such applicable Blocker Seller in connection therewith, be collectively treated as the purchase and sale of stock pursuant to Section 1001 of the Code under Zenz v. Quinlivan, 213 F.2d 914 (6th Cir. 1954) and similar authorities;
(iii)any membership interests in the Surviving Company acquired by the Blockers in exchange for any Units in the Company held by the Blockers pursuant to the Company Merger as partnership interests that were retained by the Blockers in the Surviving Company and not sold;
(iv)the right of the Unitholders and the Blocker Sellers to the Final Aggregate Share Consideration be treated as deferred contingent purchase price eligible for treatment as an “installment sale” as defined in Section 453(b) of the Code (and any corresponding provision of state, local or non-U.S. Tax Law), the income from which shall be reported under the “installment method” as defined in

Section 453(c) of the Code and which shall be subject to Section 483 of the Code and the Treasury Regulations thereunder; and
(v)none of the Final Aggregate Share Consideration is treated as received by the Unitholders (other than the Blockers) or the Blocker Sellers until the Final Aggregate Share Consideration is delivered in accordance with Section 6.15.
The parties to this Agreement, the Blocker Sellers, and the respective Affiliates of the foregoing will file all Tax Returns consistent with this Section 6.08(h) unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or pursuant to the good faith resolution of a Tax proceeding. To the extent not already in effect, each Company Entity that is treated as a partnership for U.S. federal income tax purposes shall make an election under Code Section 754 on its U.S. federal income tax return for the tax period that includes the Closing Date (and shall make any corresponding election for state and local income tax purposes).
(i)FIRPTA. Seller Representative shall provide Buyer, with respect to each Blocker, with (a) a certificate in accordance with Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), duly executed by such Blocker, confirming that such Blocker is not, nor has it been for the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897 of the Code and (b) a notice to the IRS, signed by such Blocker, that satisfies the requirements of Treasury Regulations Section 1.897-2(h)(2), in each case, in the form as attached hereto as Exhibit I.
(j)Transfer Taxes. All transfer, property, documentary, sales, use, stamp, registration, and any similar Taxes, and all conveyance fees, recording charges, and other similar fees and charges (such Taxes, fees and charges, collectively, “Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Unitholders (other than the Blockers). The parties will cooperate in providing each other with any appropriate exemption or certifications and other similar documentation with respect to any such Transfer Taxes. The party that is required by applicable Tax Law to file any Tax Returns with respect to any applicable Transfer Taxes will do so on a timely basis, and the other party will cooperate with respect thereto as necessary.
(k)Straddle Period Taxes. For purposes of this Agreement, in the case of any Straddle Period, (i) the amount of any Taxes of any Company Entity or Blocker based on or measured by income or receipts, sales or use, employment, or withholding for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of (and including) the Closing Date (and for such purpose, the taxable period of partnership or other pass-through entity in which any Company Entity or Blocker holds a beneficial interest shall be deemed to terminate at such time), including by assuming that all non-U.S. income taxes that would be payable if the relevant Tax period ended as of the end of the Closing Date were accrued for as of the end of the Closing Date; and (ii) the amount of other Taxes of any Company Entity or Blocker for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period. To the extent there are any “controlled foreign corporations” (as defined in Section 957 of the Code), (1) the taxable period of any such controlled foreign corporation shall be deemed to terminate as of the end of the Closing Date and (2) any Taxes with respect to any “subpart F income” (as defined in Section 952 of the Code) or “global intangible low-taxed income” (as defined in Section 951A of the Code) shall be computed in accordance with the pro rata rules of Section 951(a)(2) of the Code.
Section 6.9Exclusivity. During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall not: (i) solicit, initiate discussions or engage in negotiations with any Person, other than Buyer, its Affiliates or any of their respective Representatives, relating to the possible acquisition of any Equity Securities or material assets of any of the Blockers or the Company Entities (whether by way of merger, purchase of equity or purchase of assets) (an “Acquisition Transaction”); (ii) provide non-public information or documentation with respect to the Company to any Person, other than Buyer, its Affiliates or any of their respective Representatives, relating to an Acquisition Transaction; or (iii) enter into any definitive agreement with any Person, other than Buyer, effecting an Acquisition Transaction. Following the execution and delivery of this Agreement, the Company shall cease any ongoing discussion regarding any Acquisition Transaction with any Person other than Buyer, its Affiliates or any of their respective Representatives and request such Person to return or destroy any confidential information provided by the Company. Notwithstanding the foregoing, the Company may inform any third party that it is restricted from participating in discussions regarding an Acquisition Transaction.
Section 6.10Expenses. Except as otherwise provided in this Agreement, Blockers and the Company, on the one hand, and the Buyer Group, on the other hand, will bear their own expenses incurred in connection with the negotiation and execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. Each of the Company, on the one hand, and Buyer, on the other hand, will bear fifty percent (50%) of all costs, fees, and expenses owed to Escrow Agent and Paying Agent pursuant to the terms of the Escrow Agreement and the Paying Agent Agreement, respectively. For the avoidance of doubt, to the extent any item or liability referenced in clause (c)-(f) of the definition of “Company Expenses” is not deemed a “Company Expense” thereunder, then such fee or expense shall be paid by Buyer.
Section 6.11Certain Post-Closing Access Provisions. From and after the Closing, Buyer shall, and shall cause the Company Entities and Blockers to, provide Seller Representative and its Representatives, with reasonable access (for the purpose of examining and copying) or if requested provide copies, during normal business hours, to the books and records of the Company Entities and Blockers with respect to periods or occurrences prior to or on the Closing Date to the extent requested in connection with any financial, tax, accounting or similar reporting obligations by the Seller Representative or any former direct or indirect equityholder of the Company. Unless otherwise consented to in writing by Seller Representative, until the seventh (7th) anniversary of the Closing Date, Buyer shall not, and shall not permit Blockers or any Company Entity to, destroy, alter or otherwise dispose of any of the books and records of Blocker or any Company Entity for any period prior to the Closing Date without first giving reasonable prior written notice to Seller Representative and offering to surrender to Seller Representative such books and records or any portion thereof which Buyer or any Company Entity may intend to destroy, alter or dispose of.
Section 6.12Closing Deliveries.
(a)At or prior to the Closing, Blockers or the Company, as applicable, will deliver, or cause to be delivered, to Buyer each of the following:

(i)a certificate, dated as of the Closing Date and signed by an authorized officer of the Company, confirming the conditions set forth in Section 2.02(a), Section 2.02(b) and Section 2.02(c) have been satisfied by Blockers and the Company, as applicable (the “Seller Closing Certificate”);
(ii)a copy of the Escrow Agreement, duly executed by Seller Representative and the Escrow Agent;
(iii)a copy of the Paying Agent Agreement, duly executed by Seller Representative and the Paying Agent;
(iv)duly executed resignation letters from each officer, director or manager of the Company and Blocker, in each case, from such Person’s capacity as such (and not, for the avoidance of doubt, any other capacity including as an employee) identified by Buyer by written notice to the Company at least five (5) Business Days prior to the Closing Date;
(v)evidence of the termination of the Quad-C Management Agreement in the form attached hereto as Exhibit M;
(vi)evidence that the E&O Tail Policy has been obtained effective as of the Closing Date;
(vii)evidence that the D&O Tail Policy has been obtained effective as of the Closing Date;
(viii)the Payoff Letter(s) with respect to any and all Indebtedness for borrowed money under the Credit Facility; and
(ix)with respect to any third party advisor payee of Company Expense set forth in the Estimated Closing Statement, an invoice or statement from such payee setting forth the total amount of Company Expenses that is payable to such payee.
(b)At or prior to the Closing, Buyer will deliver, or cause to be delivered, to the Company and Seller Representative each of the following:
(i)a certificate, dated as of the Closing Date and signed by an authorized officer of Buyer, confirming the conditions set forth in Section 2.03(a) and Section 2.03(b) have been satisfied by Buyer and Merger Subs, as applicable (the “Buyer Closing Certificate”);
(ii)a copy of the Escrow Agreement, duly executed by Buyer and the Escrow Agent;
(iii)a copy of the Paying Agent Agreement, duly executed by Buyer and the Paying Agent; and
(iv)a duly executed counterpart to the Stockholders Agreement by Buyer Parent, substantially in the form attached hereto as Exhibit H.
Section 6.13RWI Policy. Buyer will obtain a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement

(such policy, a “RWI Policy”) a true, complete and correct copy of which has been furnished to the Buyer prior to the date of this Agreement. Fifty percent (50%) of the premiums, underwriting fees, brokers’ commissions, and other costs and expenses payable to the broker under such RWI Policy will be borne by the Company as a Company Expense and all other costs and expenses related to such RWI Policy will be borne by Buyer. Buyer will not, nor shall Buyer permit any controlled Affiliates of Buyer Parent to, whether prior to or following the Closing, without the prior written consent of Seller Representative, amend Article VIII.B (Subrogation) or any other subrogation-related provision of the RWI Policy in a manner that could be adverse to any Unitholder, Blocker Seller, Seller Representative, any other Seller Party, or any Representative of the foregoing Persons.
Section 6.14Errors and Omissions Policy. The Company shall obtain, prior to the Closing Date, a fully paid four (4)-year “tail” insurance policy that will extend the Company’s errors and omissions insurance policy with respect to the period prior to the Closing Date (the “E&O Tail Policy”). For the avoidance of doubt, fifty percent (50%) of the fees, costs and expenses of the E&O Tail Policy shall be borne by Buyer.
Section 6.15Share Consideration Issuance; Securities Law Matters.
(a)As soon as reasonably practicable following the Share Consideration Determination Date (and in no event later than ten (10) Business Days following the Share Consideration Determination Date), Buyer Parent shall deliver an irrevocable instruction letter to its transfer agent to issue the portion of the Final Aggregate Share Consideration to each of the Unitholders (other than the Blockers) and the Blocker Sellers (such date, the “Share Consideration Issuance Date”) in accordance with the terms hereof, without setoff, deduction or counterclaim; provided, further, with respect to Mike Golden, Thad Wong and any Affiliate of either of the foregoing Persons (as notified to Buyer Parent by such Person) the irrevocable instruction letter shall provide that the Final Aggregate Share Consideration to be issued to such Persons will be issued: 1/3 on the Share Consideration Issuance Date, and 1/3 on each of the first and second anniversary of the Share Consideration Issuance Date.
(b)Each of the Parties shall use its reasonable best eﬀorts to cause the issuance of the Final Aggregate Share Consideration on the Share Consideration Issuance Date (or such later date as contemplated by Section 6.15(a)) contemplated by this Agreement to validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue sky” Laws.
(c)The shares of Buyer Parent Common Stock shall constitute “restricted securities” under the Securities Act and may not be transferred absent registration under the Securities Act or an exemption therefrom, and any such transfer shall be subject to compliance with applicable state securities Laws. Except as set forth in Section 6.15(d), all shares of Buyer Parent Common Stock issued in connection with this Agreement shall bear a legend or legends referencing restrictions applicable to such shares under applicable securities Laws and under this Agreement (the “Private Placement Legend”), which legend shall state in substance:
“The securities evidenced by this certiﬁcate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States (a “State Act”) in reliance upon certain exemptions from registration under said acts. The securities evidenced by this certiﬁcate cannot be sold, assigned or otherwise transferred within the

United States unless such sale, assignment or other transfer is (i) made pursuant to an eﬀective registration statement under the Securities Act and in accordance with each applicable State Act or (ii) exempt from, or not subject to, the Securities Act and each applicable State Act.”
(d)
(i)With respect to shares of Buyer Parent Common Stock issuable on the Share Consideration Issuance Date, Buyer Parent shall instruct its transfer agent to issue such shares without the Private Placement Legend, or remove such legend substantially concurrently with such issuance, provided that the recipient delivers (1) a stockholder representation letter, dated as of the Share Consideration Issuance Date, substantially in the form attached hereto as Exhibit L-1 or L-2 (each, a “Stockholder Representation Letter”), as applicable, and (2) if the recipient is an affiliate of Buyer Parent, it delivers a broker representation letter, dated as of the Share Consideration Issuance Date, substantially in the form attached as Exhibit L-3.
(ii)With respect to Buyer Parent Common Stock that is issued with the Private Placement Legend, (1) Buyer Parent shall instruct its transfer agent to remove such legend from the shares of Buyer Parent Common Stock issued hereunder and held by a non-affiliate of Buyer Parent for the one-year holding period under Rule 144 of the Securities Act upon the receipt of a stockholder representation letter substantially in the form attached hereto as Exhibit L-1 and (2) in connection with any transfer of shares pursuant to Rule 144 of Buyer Parent Common Stock issued hereunder and held by an affiliate of Buyer Parent for the one (1)-year holding period under Rule 144 of the Securities Act, Buyer Parent shall instruct its transfer agent to remove such legend from such shares upon the receipt of a stockholder representation letter substantially in the form attached hereto as Exhibit L-2 and broker representation letter substantially in the form attached as Exhibit L-3.
(e)To ensure compliance with the restrictions imposed by this Agreement, Buyer Parent may issue appropriate “stop-transfer” instructions to its transfer agent. Buyer Parent shall not be required (i) to transfer on its books any shares of Buyer Parent Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such shares of Buyer Parent Common Stock, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such shares of Buyer Parent Common Stock has been purportedly so transferred in violation of any of the provisions of this Agreement.
(f)Any Seller Party’s entitlement to receive its portion of the Final Aggregate Share Consideration on the Share Consideration Issuance Date (or such later date as contemplated by Section 6.15(a)) pursuant to the terms hereof may not be transferred prior to issuance of the Buyer Parent Common Stock on the Share Consideration Issuance Date, and no Seller Party shall issue any option, warrant or derivative in respect of the Buyer Parent Common Stock prior such issuance on the Share Consideration Issuance Date. Subject to Article 8, in no event shall Buyer be obligated to issue any Buyer Parent Common Stock to any Person who is not listed on the Distribution Schedule.
(g)Each share of Buyer Parent Common Stock to be issued as part of the Final Aggregate Share Consideration will be validly issued, fully paid and non-assessable and (assuming the accuracy of the representations and warranties contained in the

Suitability Documentation or the Sophisticated Investor Documentation) issued in compliance in all material respects with all applicable federal and state securities laws.
Section 6.16Financials. The Company shall use its reasonable best efforts prior to the Closing to prepare and, to the extent completed prior to the Closing, deliver to Buyer the historical financial information required to be filed by Buyer on Form 8-K relating to the Company, including the audited consolidated financial statements of the Company as of and for December 31, 2023 and December 31, 2022 (together with an audit report of the Company’s independent accounting firm) and interim unaudited financial statements of the Company as of and for the nine (9) month period ended September 30, 2024 (and comparative per year period) that are compliant with the requirements of Rule 3-05 of Regulation S-X under the Securities Act (as applicable to financial statements of acquired companies that are non-public entities). If the Closing has not occurred on or prior to March 31, 2025, then, prior to the Closing, the Company shall also use reasonable best efforts prior to Closing to prepare and deliver the audited consolidated balance sheet of the Company as of December 31, 2024, and the related audited consolidated statements of income, members’ equity, and cash flows for the fiscal year then ended (it being understood and agreed that if the Closing has not occurred on or prior to December 31, 2024, the Company shall use reasonable best efforts to prepare and deliver such audited financials prior to March 31, 2025). Such financial statements (including the notes thereto) shall have been prepared from the financial books and records of the Company Entities, which have been maintained in accordance with customary business practices and present fairly in all material respects the financial condition of the Company Entities on a consolidated basis as of the dates thereof and for the periods covered thereby and have been prepared in accordance with GAAP throughout the periods covered thereby and audited pursuant to the standards set forth by the American Institute of Certified Public Accountants and accompanied by an independent auditors’ report and are compliant with the requirements of Rule 3-05 of Regulation S-X under the Securities Act (as applicable to financial statements of acquired companies that are non-public entities). Buyer shall reimburse the Company for reasonable and documented out-of-pocket expenses incurred in connection with the preparation of the financial statements requested pursuant to this Section 6.16 promptly following the Company’s request that are incremental to the costs the Company would have otherwise incurred in connection with the preparation of its financial statements in the ordinary course. The Company shall also use its reasonable best efforts prior to the Closing to (i) assist with Buyer’s preparation of pro forma financial statements that comply with the rules and regulations of the SEC (including the requirements of Regulation S-X), (ii) provide information reasonably requested by Buyer that is in Company’s possession or is prepared by Company in the ordinary course of business, including financial information for periods subsequent to those delivered under Section 3.05 and prior to the Closing Date to the extent required to be included in such Form 8-K and (iii) provide and make reasonably available, upon reasonable notice and during regular business hours, the appropriate employees of Company to discuss the materials prepared and delivered pursuant to this Section 6.16. For the avoidance of doubt, the delivery of any financial statements contemplated by this Section 6.16 is not a condition to the Closing.
Section 6.17Financing. Prior to the Closing, the Company shall, and shall use its reasonable best efforts to, provide to Buyer, at Buyer’s sole expense, customary cooperation reasonably requested by Buyer that is necessary or advisable in connection with any arrangement or consummation of any third-party debt financing (the “Debt Financing”) sought by Buyer or its Affiliates in connection with the transactions contemplated hereby, including (a) preparing and furnishing all financial and other pertinent information regarding the Company Entities reasonably requested by Buyer, (b) providing reasonable and customary assistance with the preparation, execution and delivery of definitive documents in connection with the Debt Financing, including credit agreements, guarantee and collateral documents, certificates, a notice of borrowing, incumbencies and other similar documents and reasonably facilitating the pledging of collateral; provided, that no such documents or agreements shall be effective prior to the

Closing, (c) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Buyer to permit the consummation of such financing, (d) participating in a reasonable number of meetings, due diligence sessions, presentations and drafting sessions between senior management and prospective lenders and/or rating agencies and (e) furnishing Buyer and any lenders involved with such financing, with all documentation and other information required by any Governmental Entity with respect to such financing under applicable “know your customer” and anti-money laundering rules and regulations. Buyer may use logos of the Company Entities in connection with the Debt Financing, so long as such logos are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company Entities.
Section 6.18Key Person Pool. Following the date hereof and prior to the Closing, the Company shall assist Buyer Parent and Buyer to establish an incentive program for certain Company Agents or employees of a Company Entity (the “Key Person Pool”) that will become effective following the Closing, on the terms and conditions described on Schedule 6.18 and such other terms and conditions (including with respect to vesting) as are consistent with the terms and conditions set forth on Schedule 6.18 and Buyer Parent’s existing equity incentive plans and other applicable terms and conditions under such plans, otherwise established by Buyer Parent after reasonable consultation with the Company. The Key Person Pool shall be composed solely of restricted stock units of Buyer Parent. The Company shall reasonably cooperate with Buyer in establishing and implementing the Key Person Pool and use reasonable best efforts to deliver any materials reasonably requested by Buyer to facilitate the Key Person Pool. Buyer Parent and Buyer will (x) communicate to recipients of the Key Person Pool their awards at a time agreed by the Company (and, in any event, no less than five (5) Business Days prior to the Closing) and (y) cause the Key Person Pool to be effective within five (5) Business Days after the Closing (otherwise on terms and conditions consistent with those set forth in this Section 6.18).
Section 6.19Delivery of Independent Contractor Agreements. No later than ten (10) Business Days following the date hereof, the Company shall use reasonable best efforts to deliver to Buyer copies of all existing independent contractor agreements of the Company Agents, in a manner that is otherwise, based upon advice of the Company’s counsel, permitted by applicable Law. In the event the Company is unable to produce an executed independent contractor agreement for each Company Agent within this ten (10) Business Day period, the Company shall use reasonable best efforts to request each Company Agent for whom an executed independent contractor agreement has not been provided to Buyer to promptly execute an independent contractor agreement on a form reasonably satisfactory to Buyer (it being understood and agreed that once the Company has made any such request to any Company Agent, then its obligation with respect to such Company Agent under this sentence shall be deemed satisfied).
Section 6.20NYSE Supplemental Listing Application. Promptly following the execution of this Agreement, the Buyer Parent shall file a supplemental listing application with the NYSE seeking approval to issue the maximum number of shares issuable under this Agreement. Buyer Parent shall use its reasonable best efforts to promptly obtain approval of such listing application and maintain such approval through the Share Consideration Issuance Date and the consummation of the Transactions contemplated to occur on the Share Consideration Issuance Date in accordance with their terms.
Section 6.21Post-Closing Payment Obligations.
(a)Berkshire Hathaway Litigation. Each Buyer Entity acknowledges and agrees, on behalf of itself and the other Buyer Parties, that the Buyer Parties and the Company Group have no right, title or interest in and to the following Actions: (x)

Stittgen v. Prudential Rubloff et. al., Case No. 2014 CH 1892, Circuit Court of Cook County, Illinois and Case No. Case Number: 1-24-0833, Illinois Appellate Court, First District, and (y) Schiller v. Homesevices of Illinois et. al., Case No. 2014 L 00040, Eighteenth Judicial Circuit, DuPage County, Illinois (collectively, the “Berkshire Litigation”) or any rights or proceeds that are payable thereunder to the Seller Parties (collectively, the “Seller Berkshire Proceeds”). Following the Closing, Buyer and the Company shall not, and shall cause their respective Affiliates and the Company Group not to, assert any right, title or interest in and to the Seller Berkshire Proceeds, and in the event any such Seller Berkshire Proceeds are paid to the Company Group or any of its Affiliates, within five (5) Business Days of Seller Representative’s request, shall promptly remit to Seller Representative or its designee by wire transfer of immediately available funds to an account specified by Seller Representative all of the Seller Berkshire Proceeds, without setoff, deduction or counterclaim, other than any (i) reasonable and documented out-of-pocket costs and expenses incurred by the Buyer Parties or any member of the Company Group after the Closing to recover such proceeds at the written instruction of the Seller Representative and (ii) Taxes payable by the Buyer Parties or any member of the Company Group as a result of the receipt of the Seller Berkshire Proceeds or attributable to paying over and remitting such proceeds to the Seller Representative or its designees for distribution to the Unitholders and Blocker Sellers.
(b)Batton Copycat and Gibson Proceeds. In the event that on or following the Calculation Time any proceeds or reimbursements (“BCC and Gibson Proceeds”) are paid to the Company Group, or any of its respective Affiliates, under the CIRE Insurance Policy with respect to the claim pending as of the date of this Agreement set forth on Schedule 6.21(b) of the Disclosure Schedules (the “Specified Claim”), then Buyer and the Company shall (i) promptly (and, in any event, within five (5) Business Days) notify Seller Representative in writing of such payment and any material information or details related thereto and (ii) within five (5) Business Days of Seller Representative’s request, promptly remit to Seller Representative or its designee, which may be the Paying Agent (for distribution to the Unitholders and Blocker Sellers) by wire transfer of immediately available funds to an account specified by Seller Representative the amount of BCC and Gibson Proceeds, without setoff, deduction or counterclaim, other than any (1) reasonable and documented out-of-pocket costs and expenses incurred by the Buyer Parties or any member of the Company Group after the Closing to recover such proceeds at the instruction of the Seller Representative and (2) Taxes payable by the Buyer Parties or any member of the Company Group as a result of the receipt of the BCC and Gibson Proceeds or attributable to paying over and remitting such proceeds to the Seller Representative or its designees for distribution to the Unitholders and Blocker Sellers. Following the Closing, Buyer and the Company shall, and shall cause the other members of the Company Group to, use reasonable best efforts to file claims under the CIRE Insurance Policy to collect all amounts that are or may become payable under the CIRE Insurance Policy with respect to the Specified Claim (on the terms and subject to the conditions of the CIRE Insurance Policy), and cooperate with all reasonable requests of Seller Representative in connection therewith. Buyer and the Company shall, and shall cause the Company Group to, promptly provide the Seller Representative with copies of any material written communications received or delivered in connection with the Actions with respect to the Specified Claim.
Section 6.22Maintenance of Exchange Act Registration and Listing. Buyer Parent shall use its reasonable best efforts to maintain the registration of the Buyer Parent Common Stock under Section 12(b) of the Exchange Act and its listing on NYSE at all times through the Share Consideration Issuance Date and the consummation of the transactions contemplated by this Agreement to occur on the Share Consideration Issuance Date.

Section 6.23Buyer Parent Change of Control. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall restrict or limit Buyer Parent’s ability to negotiate, enter into or consummate a Buyer Parent Change of Control Transaction and in the event Buyer Parent enters into and consummates a Buyer Parent Change of Control Transaction prior to the Share Consideration Issuance Date, then the right of the Unitholders (other than the Blockers) and the Blocker Sellers to receive the Final Aggregate Share Consideration (calculated assuming that the Post-Closing Share Price is equal to the dollar value of the per share consideration payable to holders of Buyer Parent Common Stock in such Buyer Parent Change of Control Transaction) shall be automatically converted into the right to receive, with respect to each share of Buyer Parent Common Stock to be issued as a portion of the Final Aggregate Share Consideration, the same per share consideration (including, for the avoidance of doubt, the same form of such per share consideration) payable to holders of Buyer Parent Common Stock in such Buyer Parent Change of Control Transaction; provided, that in the event that the consideration payable to holders of Buyer Parent Common Stock in a Buyer Parent Change of Control Transaction consists (in whole or in part) of securities that are not Marketable Securities, then the Unitholders (other than the Blockers) and the Blocker Sellers shall, at their election, receive cash in lieu of such securities (with the value of such securities to be determined by the board of directors of Buyer Parent in good faith). For purposes of this Section 6.23, “Buyer Parent Change of Control Transaction” shall mean any tender offer, merger, consolidation or other transaction, the result of which is the stockholders of Buyer Parent as of immediately prior to such transaction hold, in the aggregate, less than fifty percent (50%) of the outstanding shares of Buyer Parent (or the successor or ultimate parent in such transaction, if applicable) entitled to vote on matters to be determined by the stockholders of Buyer Parent (or such successor or ultimate parent in such transaction, if applicable).
Section 6.24Termination of Affiliate Arrangements. On or prior to the Closing Date, the Company shall cause all obligations or contracts, any Employee Benefit Plans or other employment or employment-related agreements between any Affiliated Party, on the one hand, and any member of the Company Group, on the other hand, set forth on Schedule 6.24 of the Disclosure Schedules, to be settled or otherwise eliminated or terminated, as applicable, and cancelled in full, effective as of the Closing, with no consideration or any further liability or obligation to Buyer or any of its Affiliates (including the Company Group) thereunder.
Section 6.25Regulatory Matters; Further Actions; Efforts.
(a)Upon the terms and subject to the conditions of this Agreement and subject to Section 6.25(e) and Section 6.25(f), each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary under applicable Law (including under any Antitrust Law) to consummate the Transactions, including: (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act or any other applicable Law; (ii) using reasonable best efforts to defend all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Transactions; and (iii) using reasonable best efforts to (x) resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law raised by any Governmental Entity and (y) prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the Transactions.
(b)In furtherance and not in limitation of the provisions of Section 6.25, each of the Parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than the time described in Schedule 6.25(e)(A) and Schedule 6.25(f) of the Disclosure Schedules, an appropriate filing of a Notification and Report Form pursuant to the HSR Act. Buyer and the Company shall each pay one half of the filing fees for the filings required under the HSR Act. In no event shall either Party withdraw its HSR filing without the consent of the other Party.
(c)If a Party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or the Transactions, including but not limited to a Second Request for Information under the HSR Act, then such Party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, a response which is, at a minimum in substantial compliance with such request.
(d)The Parties shall keep each other apprised of status with respect to the matters set forth in this Section 6.25 and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:
(i)cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities, and considering in good faith the views of the other on any such communications;
(ii)furnishing to the other Party all information within its possession that is required for any application or other regulatory filing to be made by the other Party pursuant to the applicable Law in connection with the Transactions;
(iii)promptly notifying each other of any communications from or with any Governmental Entity with respect to the matters set forth in this Section 6.25 and ensuring to the extent permitted by Law or Governmental Entity that each of the Parties is entitled to attend any meetings with or other appearances before any Governmental Entity with respect thereto;
(iv)consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to the Antitrust Laws; and
(v)without prejudice to any rights of the Parties hereunder, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Transactions.
(e)Notwithstanding anything to the contrary set forth in this Agreement, the obligations of the Buyer under this Section 6.25 shall include the obligations of the Buyer Entities using their reasonable best efforts to commit to: (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of Buyer Parent and its Subsidiaries; (ii) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations; and (iii) obtaining prior approval or other approval from a Governmental Entity, or submitting a notification or otherwise notifying the Governmental Entity, prior to consummating any future transaction (other than the transactions contemplated by this Agreement) as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any Governmental Entity necessary, to consummate the transactions contemplated hereby. No actions taken pursuant to this Section 6.25 shall be considered for purposes of determining whether a Material Adverse Effect has occurred; provided, however, that (A) Buyer hereby agrees to take the required actions set forth on Schedule 6.25(e)(A) (“Buyer Required Actions”), and shall use reasonable best efforts to effect such Buyer Required Actions in accordance with the obligations and other conditions set forth on Schedule 6.25(e)(A), and (B) in no event shall any Buyer Entity be obligated to take any action in the event such action would constitute a Burdensome Condition (as defined on Schedule 6.25(e)(B)(e)).
(f)The Company hereby agrees to take the required actions set forth on Schedule 6.25(f)(1) (“Company Required Actions”) and shall use reasonable best efforts to effect such Company Required Actions in accordance with the obligations and other conditions set forth on Schedule 6.25(f).
(g)For the avoidance of doubt, in the event either party receives a letter from any Governmental Entity, stating that although the waiting period under the HSR Act applicable to the transactions contemplated by this Agreement will soon expire, the Governmental Entity has not yet completed any purported investigation of the Transactions (a “Pre-Consummation Warning Letter”), the Parties agree that the receipt by either or both of them of a Pre-Consummation Warning Letter or other verbal or written communications from the Governmental Entity to the same effect shall not be a basis for asserting that any condition to Closing under Section 2.01 has not been satisfied for the purpose of determining whether such Party is required to consummate the Closing.
(h)Buyer further agrees to be bound by the Buyer Restrictions described in Schedule 6.25(h) of the Disclosure Schedules.
(i)In no event shall the Buyer Parent, any of its Subsidiaries, the Company, any Blocker or any other member of the Company Group be required to take or cause to be taken, do or cause to be done, negotiate, commit to, suffer, agree to, consummate or effect any action contemplated by Section 6.25(e) or Section 6.25(f), as applicable, unless the effectiveness of any such matter would be conditioned on the consummation of the Closing.
(j)The Company further agrees to be bound by the covenants and agreements described in Schedule 6.25(j) of the Disclosure Schedules.
(k)For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal or state Laws of the U.S. that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
Section 6.26Non-Solicitation. From and after the date of the public announcement of the Transactions until the earlier of the Closing and the valid termination of this Agreement pursuant to Article VII:
(a)Buyer Parent shall not, and shall cause its Subsidiaries not to, directly or indirectly, on its or their own behalf or on behalf of any third party solicit, recruit, induce or encourage or attempt to solicit, recruit, induce or encourage any Company Agent (the “Restricted Company Persons”) to leave the Company or any member of the Company

Group; provided, however, that the foregoing shall not prohibit any Person from (A) making general employment solicitations (and hiring in response to such solicitations) such as through advertisements in publicly available media so long as such general employment solicitations are not specifically targeted at any Restricted Company Person or (B) any solicitation or hiring of any person who at the time of such solicitation is not, and was not at any time during the immediately preceding six-month period, an employee or individual service provider of the Company Group; and
(b)the Company shall not, and shall cause the other Company Entities not to, directly or indirectly, on its or their own behalf or on behalf of any third party solicit, recruit, induce or encourage or attempt to solicit, recruit, induce or encourage any real estate agent associated with any of the Buyer Parent or any of its Subsidiaries (the “Restricted Buyer Persons”) to leave Buyer Parent or any of its Subsidiaries; provided, however, that the foregoing shall not prohibit any Person from (A) making general employment solicitations (and hiring in response to such solicitations) such as through advertisements in publicly available media so long as such general employment solicitations are not specifically targeted at any Restricted Buyer Person or (B) any solicitation or hiring of any person who at the time of such solicitation is not, and was not at any time during the immediately preceding six-month period, an employee or individual service provider of the Buyer Group.
Article 7
TERMINATION
Section 7.1Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a)by the mutual written consent of Buyer and the Company;
(b)by Buyer, by written notice to the Company, if there has been, violation or breach by the Company or any Blocker of any covenant, representation or warranty contained in this Agreement that would give rise to the failure of a condition set forth in Section 2.02(a) or Section 2.02(b) if the Closing were then to otherwise occur and such violation or breach has not been waived by Buyer or, if capable of being cured, has not been cured by the Company within the earlier of (i) thirty (30) calendar days following receipt of written notice of such violation or breach from Buyer to the Company and (ii) the Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to Buyer at any time that Buyer or any Buyer Entity is then violating, or are in breach of, any covenant, representation or warranty hereunder that would give rise to the failure of a condition set forth in Section 2.03(a) or Section 2.03(b) (and such violation or breach has not been cured or waived by the Company);
(c)by the Company, by written notice to Buyer, if there has been a violation or breach by Buyer or any other Buyer Entity of any covenant, representation or warranty contained in this Agreement that would give rise to the failure of a condition set forth in Section 2.03(a) or Section 2.03(b) if the Closing were then to otherwise occur and such violation or breach has not been waived by the Company or, if capable of being cured, has not been cured by the applicable Buyer Entity within the earlier of (i) thirty (30) calendar days following receipt of written notice of such violation or breach from the Company to Buyer and (ii) the Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 7.01(c) shall not be available to the Company at any time that the Company or any Blocker is then violating, or is in breach of, any covenant, representation or warranty hereunder that would give rise to the failure of a condition set forth in Section 2.02(a) or Section 2.02(b) (and such violation or breach has not been cured or waived by Buyer);
(d)by Buyer or the Company, by written notice to the other, if the transactions contemplated by this Agreement have not been consummated on or before the date that is six (6) months from the date hereof (the “Initial Termination Date”); provided, however, that (i) if on such date all of the conditions in Section 2.01 through Section 2.03 (other than Section 2.01(a) (solely to the extent related to an Antitrust Law) or Section 2.01(b)) shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing and each of which is then capable of being satisfied), then the Initial Termination Date shall automatically be extended to the date that is three (3) months following the Initial Termination Date (the “First Extended Termination Date”), (ii) the First Extended Termination Date shall be further automatically extended until the date that is six (6) months following the Initial Termination Date (the “Second Extended Termination Date”), if on the First Extended Termination Date, all of the conditions in Section 2.01 through Section 2.03 (other than Section 2.01(a) (solely to the extent related to an Antitrust Law) or Section 2.01(b)) shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing and each of which is then capable of being satisfied), and (iii) the Second Extended Termination Date shall be further automatically extended to the date that is nine (9) months following the Initial Termination Date (the “Third Extended Termination Date”), if on the Second Extended Termination Date, all of the conditions in Section 2.01 through Section 2.03 (other than Section 2.01(a) (solely to the extent related to an Antitrust Law) or Section 2.01(b)) shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing and each of which is then capable of being satisfied), and (iv) if the date on which the Initial Termination Date, First Extended Termination Date, Second Extended Termination Date, or Third Extended Termination Date, would occur is not a Business Day, then the Termination Date shall be further extended to the next following Business Day; provided, further, that neither Buyer nor the Company shall be entitled to terminate this Agreement pursuant to this Section 7.01(d) if any Buyer Entity (in case of termination by Buyer) or the Company or any Blocker (in case of termination by the Company) is then in material breach of this Agreement or such Party’s (or the other Buyer Entity’s, as applicable) material breach of this Agreement has been the primary cause of the failure of the consummation of the Transactions by such date (or the failure of any closing conditions to then be capable of being satisfied); or
(e)by Buyer or the Company if there is any Law or Order permanently enjoining or otherwise prohibiting the consummation of the Transactions and such Law or Order has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.01(e) shall not be available to a Party if, with respect to Buyer, Buyer Parent’s or any other Buyer Entity’s or, with respect to the Company, the Company’s or any other Blocker’s, material breach of any provision of this Agreement has been the proximate cause of or has resulted in the issuance of such Order or the taking of such action.
Section 7.2Effect of Termination. In the event of any valid termination of this Agreement by Buyer or the Company as provided in Section 7.01, (i) this Agreement will forthwith become void and of no further force or effect (except that this Section 7.02, Section 6.04, Section 6.05, the expense reimbursement obligations of Buyer contemplated by Section 6.16 and Section 6.17, Article 8, and Article 11 (other than Section 11.09), (including, in each case, any related defined terms), will survive the termination of this Agreement and will remain enforceable by the Parties), and (ii) there will be no further liability or obligation on the part of Buyer, Merger Subs, any member of the Company Group or any Seller Party with respect to this Agreement or the Transactions; provided, that, notwithstanding clause (ii) of this Section 7.02, liability may exist for breach of, or otherwise with respect to, the provisions of this Agreement specified in the parenthetical contained in clause (i) of this Section 7.02; provided, further, that no termination of this Agreement shall (a) release, or be construed as releasing, any Party from liability to any other Party for any willful and material breach by such Party which may have arisen under this Agreement prior to its valid termination or (b) prohibit a claim for Fraud.
Section 7.3Termination Fees.
(a)In the event that this Agreement is validly terminated by the Company or Buyer pursuant to (A) Section 7.01(e) (as a result of the issuance of an Order or applicable of applicable Law relating to Antitrust Laws) and the Company has not materially breached its covenants or agreements set forth in Section 6.25 and such breach (if curable) has not been cured as of the time of such termination or (B) Section 7.01(d) and at the time of such termination, (x) the conditions set forth in Section 2.01(a) or Section 2.01(b) shall have not been satisfied (solely as a result of failure to obtain the expiration or termination of the applicable waiting period relating to the Transactions under the HSR Act or the issuance of an Order relating to Antitrust Laws), and (y) all of the conditions set forth in Section 2.01 and Section 2.02 (other than any of the conditions set forth in Sections 2.01 that have failed to be satisfied solely as a result of failure to obtain the expiration or termination of the applicable waiting period relating to the Transactions under the HSR Act or the issuance of an Order relating to Antitrust Laws) shall have been satisfied or waived by Buyer (unless such failure was primarily due to the failure of any Buyer Entity to perform, or breach of, any of its obligations under this Agreement in accordance with their terms), to the extent waivable by Buyer (other than conditions that by their nature are to be satisfied at the Closing, each of which is then capable of being satisfied) (any such termination, a “Fee Termination”), then Buyer Parent shall pay (or cause to be paid) to the Company a one-time fee in an amount in cash equal to $22,250,000 (the “Termination Fee”) in immediately available funds plus any amounts required to be paid in respect of the reimbursement obligations required by Section 6.16 and Section 6.17), within five (5) Business Days after the date of such termination.
(b)If Buyer fails to pay the Termination Fee when required to be made pursuant to Section 7.03(a), and, in order to obtain such payment, the Company commences a suit which results in a judgement against any Buyer Entity for payment of the Termination Fee, Buyer Parent shall pay (or cause to be paid) to the Company all reasonable and documented out-of-pocket fees, costs, and expenses (including attorneys’ fees) actually incurred in connection with such Action to enforce such judgment (and any appeal relating thereto), together with interest on the amount thereof until the date of payment at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made, plus 500 basis points; provided, however, that neither Buyer Parent nor any its Subsidiaries shall have any obligation to pay more than $2,000,000 under this Section 7.03(b). The Parties agree that the Termination Fee is not a penalty but is liquidated damages in a reasonable amount that will compensate the Company for the efforts and resources expended and opportunities foregone while negotiating this Agreement and the other Ancillary Agreements and any and all losses or damages suffered or incurred by any member of the Company Group or any Seller Party that may be based on, arise out of or relate to this Agreement (and the termination hereof), the Ancillary Agreements or the Transactions (including the negotiation, execution, performance or subject matter hereof or thereof) or the abandonment thereof or any matter forming the basis for such termination, which amount would otherwise be difficult to calculate with precision.
(c)The Parties acknowledge and agree that in no event shall Buyer be required to pay more than one Termination Fee or any Termination Fee on more than one occasion.
(d)Notwithstanding anything to the contrary herein, if a Fee Termination occurs, the sole and exclusive remedy of Company, the Blockers, and the other Seller Parties against Buyer and any member the Buyer Group for any and all losses or damages that may be based on, arise out of or relate to this Agreement (and the termination hereof), the Ancillary Agreements or the Transactions (including the negotiation, execution, performance or subject matter hereof or thereof) or the failure of the Transactions to be consummated or any matter forming the basis for such termination or failure shall be the Company’s receipt in full of the Termination Fee pursuant to Section 7.03(a) (together with the reimbursement obligations required by Section 6.16 and Section 6.17) and the fees and expenses set forth in Section 7.03(b) and upon payment of such amounts, there shall be no further liability or obligation on the part of any member of the Buyer Group that may be based on, arise out of or relate to this Agreement (and the termination hereof), the Ancillary Agreements or the Transactions (including the negotiation, execution, performance or subject matter hereof or thereof) or the failure of the Transactions to be consummated or any matter forming the basis for such termination or failure; provided, however, that in the event that the Company is entitled to terminate this Agreement as a result of a Fee Termination, the Company shall be entitled, in its sole discretion, to enforce specifically the performance of terms and provisions of this Agreement under Section 11.19(b) and, in the alternative, seek to terminate the Agreement in a manner that constitutes a Fee Termination and receive payment of the Termination Fee pursuant to Section 7.03(a); provided further, that under no circumstances shall the Company be entitled to an Order to receive both specific enforcement that results in the occurrence of the Closing and payment of the Termination Fee; provided further, that nothing in this Section 7.03(c) will limit the right of the Company, any Blocker, or any Seller Party to bring or maintain any action for breach under the Confidentiality Agreement.
Article 8
SELLER REPRESENTATIVE
Section 8.1Authorization of Seller Representatives; Inability to Perform.
(a)The Parties have agreed that it is desirable to designate a representative to act on behalf of Unitholders and the Blocker Sellers for certain limited purposes as specified herein (“Seller Representative”{xe Seller Representative}). The parties hereto have designated Quad-C, LLC as the initial Seller Representative hereunder, and Unitholders (other than the Blockers) and Blocker Sellers, by accepting the consideration payable to them hereunder, to the maximum extent permitted under applicable Law, constitute (i) irrevocable ratification and approval of such exclusive designation by Unitholders (other than the Blockers) and Blocker Sellers and authorization of Seller Representative to serve in such capacity (including to settle any and all disputes with Buyer or Merger Subs or any other Buyer Party under this Agreement, the Escrow Agreement, or the Paying Agent Agreement) and (ii) a reaffirmation, approval, acceptance, and adoption of, and an agreement to comply with and perform, all of the acknowledgements and agreements made by Seller Representative on behalf of Unitholders (other than the Blockers) and Blocker Sellers in this Agreement and the other documents delivered in connection herewith (including the Escrow Agreement and the

Paying Agent Agreement). Seller Representative may resign at any time and may be removed only by the vote of Persons that collectively owned more than fifty percent (50%) of the Units as of immediately prior to the Closing, other than Units held by Blockers (which shall be voted on a pro-rata basis by the Blocker Sellers calculated on a “look-through” basis) (such persons, the “Majority Holders”). The designation of Seller Representative is coupled with an interest and, except as set forth in the immediately preceding sentence, such designation is irrevocable, and is exclusive, and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution, or other inability to act of any Unitholders (other than the Blockers) and Blocker Sellers or the consummation of the Transactions. In the event that a Seller Representative has resigned or been removed, a new Seller Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Seller Representative. Written notice of any such resignation, removal, or appointment of a Seller Representative shall be delivered by Seller Representative to Buyer promptly after such action is taken.
(b)Each Unitholder (other than a Blocker) and Blocker Seller, by executing a Letter of Transmittal, as applicable, makes, constitutes and appoints Seller Representative such Person’s true, lawful and exclusive attorney-in-fact for and in such Person’s name, place and stead and for its use and benefit, to prepare, execute, certify, acknowledge, swear to, file, deliver or record any and all agreements, instruments or other documents, and to take any and all actions, that are within the scope and authority of Seller Representative provided for in this Section 8.01. The grant of authority provided for in this Section 8.01 is coupled with an interest and is being granted, in part, as an inducement to the parties hereto to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Unitholder (other than a Blocker) and Blocker Seller, and shall survive the consummation of the Transactions, and shall be binding on any successor thereto.
(c)Each Unitholder (other than a Blocker) and Blocker Seller, by executing a Letter of Transmittal, as applicable, shall be deemed to have agreed to appoint Seller Representative as its agent and attorney-in-fact for and on behalf of Unitholders (other than the Blockers) and Blocker Sellers in connection with, and to facilitate the consummation of the Transactions, and in connection with the activities to be performed on behalf of Unitholders (other than the Blockers) and Blocker Sellers under this Agreement and the Ancillary Agreements, for the purposes and with the powers and authority hereinafter set forth in this Article 8, which shall include the full and exclusive power and authority:
(i)enter into the Escrow Agreement, the Paying Agent Agreement and any other Ancillary Agreements (including on behalf of any Company Entity);
(ii)to take such actions and to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and the Ancillary Agreements and the consummation of the Transactions as Seller Representative, in its sole discretion, may deem necessary or desirable to give effect to the intentions of this Agreement and the Ancillary Agreements, whether before, on or after the Closing;
(iii)give and receive notices and communications to or from Buyer (on behalf of itself or any other Seller Party), Escrow Agent or Paying Agent relating to this Agreement, the Escrow Agreement, the Paying Agent Agreement, and any

other Ancillary Agreement to which Seller Representative or a Unitholder or a Blocker Seller is a party;
(iv)to pay expenses of the Unitholders (other than the Blockers) and Blocker Sellers incurred in connection with the negotiation and performance of this Agreement and the Ancillary Agreements (whether incurred before, on or after the date of this Agreement);
(v)to receive any amounts due to the Unitholders (other than the Blockers) and Blocker Sellers under this Agreement or under the Ancillary Agreements, and to disburse any such funds to the Unitholders (other than the Blockers) and Blocker Sellers;
(vi)to authorize deliveries to Buyer of cash or other property from the Adjustment Escrow Funds and legally bind each Seller Party thereto;
(vii)to retain the Seller Representative Expense Amount until it is liquidated in accordance with Section 8.02(b), and to use the funds constituting the Seller Representative Expense Amount to satisfy the expenses of Seller Representative in performing its duties hereunder and under the Ancillary Agreements and, if determined by Seller Representative in its sole discretion, to satisfy expenses and obligations of the Unitholders (other than the Blockers) and Blocker Sellers;
(viii)as the agent of the Unitholders (other than the Blockers) and Blocker Sellers, to enforce and protect the rights and interests of the Unitholders (other than the Blockers) and Blocker Sellers, or any of them, and to enforce and protect the rights and interests of Seller Representative arising out of or under or in any manner relating to this Agreement and the Ancillary Agreements and, in connection therewith, to: (A) employ such agents, consultants and professionals, to delegate authority to its agents, to take such actions and to execute such documents on behalf of the Unitholders (other than the Blockers) and Blocker Sellers under this Agreement as Seller Representative, in its reasonable discretion, deems to be in the best interest of the Unitholders (other than the Blockers) and Blocker Sellers; (B) assert or institute any proceeding; (C) investigate, defend, contest or litigate any proceeding initiated by Buyer or any Merger Sub (or any of their Affiliates, and their respective officers, directors, managers, employees or agents following the Closing, including any member of the Company Group), or any other Person, against Seller Representative, and receive process on behalf of any or all of the Unitholders (other than the Blockers) and Blocker Sellers in any such proceeding and compromise or settle on such terms as Seller Representative shall determine to be appropriate, give receipts, releases and discharges on behalf of all of the Unitholders (other than the Blockers) and Blocker Sellers with respect to any such proceeding; (D) file any proofs, debts, claims and petitions as Seller Representative may deem advisable or necessary; (E) negotiate, settle or compromise any claims asserted under this Agreement or under the Ancillary Agreements and comply with any judgment, decree, or order with respect to, such claims on behalf of the Unitholders (other than the Blockers) and Blocker Sellers; (F) assume, on behalf of all of the Unitholders (other than the Blockers) and Blocker Sellers, the defense of any claim that is the basis of any claim asserted under this Agreement or under the Ancillary Agreements; (G) finally determine the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Company Expenses, and the Closing Net Working Capital on behalf of the Unitholders (other than the Blockers) and Blocker Sellers; (H) finally determine the Final

Aggregate Share Consideration on behalf of the Unitholders (other than Blockers) and Blocker Sellers; and (I) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims or proceedings, it being understood that Seller Representative shall not have any obligation to take any such action, and shall not have liability for any failure to take any such action;
(ix)to enforce and protect any rights or interests of the Unitholders (other than the Blockers) and Blocker Sellers on behalf of the Unitholders (other than the Blockers) and Blocker Sellers, or any of them, in the name of Seller Representative, including payment or issuance of any other amounts or consideration payable or issuable to any of them;
(x)to waive or refrain from enforcing any right of the Unitholders (other than the Blockers) and Blocker Sellers or any of them or of Seller Representative arising out of or under or in any manner relating to this Agreement or any Ancillary Agreements; provided, however, that no such failure to act on the part of Seller Representative, except as otherwise may be expressly provided in this Agreement or any such Ancillary Agreement, shall be deemed a waiver of any such right or interest by Seller Representative or any other person unless such waiver is in writing signed by the waiving Person or by Seller Representative; and
(xi)to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, elections, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all actions that Seller Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (i) through (x) above and the Transactions.
(d)Following the Closing, Seller Representative (if then appointed) will be the sole and exclusive means of asserting or addressing any of the above against, for, or on behalf of Seller Parties, and no Seller Party will have any right (unless otherwise agreed by Seller Representative in writing) to act on its own behalf with respect to any such matter. All decisions and actions by Seller Representative (to the extent authorized by this Agreement) shall be binding upon all of the Unitholders (other than the Blockers) and Blocker Sellers, or any of them (as may be applicable), and no such Person shall have the right to object, dissent, protest or otherwise contest the same.
(e)In the event Seller Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Unitholders (other than the Blockers) and Blocker Sellers (acting by the vote of the holders of a majority of the voting power of all Units issued and outstanding as of the date hereof) shall select another representative to fill the vacancy of Seller Representative, and such substituted representative shall be deemed to be a Seller Representative for all purposes under this Agreement and the Ancillary Agreements.
(f)Buyer (and the Company Entities following the Closing) shall be entitled to rely exclusively upon the communications of Seller Representative relating to the foregoing as the communications of the Unitholders (other than the Blockers) and Blocker Sellers. None of Buyer, any other Buyer Entity or (following the Closing) any of the Company Entities shall be held liable or accountable in any manner for any act or omission of Seller Representative in such capacity.

(g)The Buyer Entities and the Companies shall be entitled to unconditionally assume that any action taken or omitted, or any document executed by, Seller Representative, in its capacity as Seller Representative under or pursuant to this Agreement or the Ancillary Agreements or in connection with any of the Transactions, that is otherwise within the scope of authority granted to Seller Representative hereunder, has been unconditionally authorized by the Unitholders (other than the Blockers) and Blocker Sellers to be taken, omitted to be taken, or executed on their behalf so that they will be legally bound thereby, and no such Person shall institute any claim, lawsuit, arbitration or other proceeding against Buyer or any other Buyer Entity (or the Company Entities following the Closing) or any of their respective Affiliates alleging that Seller Representative did not have the authority to act as Seller Representative on behalf of the Unitholders (other than the Blockers) and Blocker Sellers in connection with any such action, omission or execution. No modification or revocation of the power of attorney granted by the Unitholders (other than the Blockers) and Blocker Sellers herein to Seller Representative to serve as Seller Representative shall be effective as against any Buyer Entity until Buyer has received a document signed by all of the Unitholders (other than the Blockers) and Blocker Sellers. The Buyer Entities and (following the Closing) the Companies and their respective Affiliates are hereby relieved from any liability to any Person for any acts done by Seller Representative and any acts done by the Buyer Entities and (following the Closing) the Company Entities in accordance with any decision, act, consent or instruction of Seller Representative.
(h)Seller Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its out-of-pocket expenses incurred as Seller Representative (provided, upon request by any Unitholder (other than the Blockers) and Blocker Seller, Seller Representative shall provide a list of such expenses with reasonable supporting detail).
Section 8.2Representative Expense Amount: Post-Closing Disbursements to Unitholders.
(a)The Seller Representative Expense Amount shall be held by Seller Representative for the benefit of the Unitholders (other than the Blockers) and Blocker Sellers for amounts payable to Seller Representative under this Article 8 or, as provided below, the payment of costs, fees, expenses, commissions or other compensation to Seller Representative. In addition and notwithstanding anything in this Agreement to the contrary, Seller Representative shall have the power and authority to set aside and retain additional funds or other consideration paid to or received by it, or direct payment of additional funds or consideration (including any capital stock or Equity Securities) paid, or to be paid, to Unitholders (other than the Blockers) and Blocker Sellers, or any of them, pursuant to this Agreement at the Closing or thereafter (including to establish such reserves as Seller Representative determines in good faith to be appropriate for Seller Representative expenses that are not then known or determinable) and, in its sole discretion, to borrow against or liquidate such other consideration as Seller Representative may deem advisable, in its sole discretion. Unitholders (other than the Blockers) and Blocker Sellers will not receive any interest or earnings on the Seller Representative Expense Amount or any other amount or consideration held by Seller Representative and irrevocably transfer and assign to Seller Representative any ownership right that they may otherwise have had in any such interest or earnings. Seller Representative will not be liable for any loss of principal of the Seller Representative Expense Amount or any other amount or consideration retained by Seller Representative.
(b)Following the date on which Seller Representative has determined (in its sole discretion) that it is appropriate to release funds from the Seller Representative

Expense Amount or any other amount or consideration that may be held by Seller Representative, as applicable, Seller Representative shall pay or transfer such then-remaining amount or consideration (including of the Seller Representative Expense Amount, if any) to the Unitholders (other than the Blockers) and Blocker Sellers, or any of them, as set forth in the Distribution Schedule.
Section 8.3Exculpation; Indemnification.
(a)In connection with this Agreement, any Ancillary Agreement and the Transactions, and in exercising or failing to exercise all or any of the rights or powers conferred upon Seller Representative hereunder, Seller Representative shall incur no responsibility whatsoever to Buyer or any other member of the Buyer Group, or any member of the Company Group, or any Unitholder or Blocker Seller whether by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with any such Ancillary Agreement, except (i) any breach of the covenants and agreements of the Seller Representative set forth in Section 1.11, Section 6.04, Section 6.08 and Section 11.22 by the Seller Representative and (ii) responsibility to a Unitholder (other than the Blockers) or a Blocker Seller (and, for the avoidance of doubt, no other Person) for any act after the Closing which represents fraud, gross negligence or willful misconduct, in each case, of the Seller Representative.
(b)Seller Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Unitholder or Blocker Seller. Seller Representative shall not be liable to the Unitholders and Blocker Sellers for any apportionment or distribution of payments made by Seller Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Unitholder or Blocker Seller to whom payment was due, but not made, shall be to recover from other Unitholders (other than the Blockers) and Blocker Sellers any payment in excess of the amount to which they are determined to have been entitled. In dealing with this Agreement and any Ancillary Agreements, and in exercising or failing to exercise all or any of the powers conferred upon Seller Representative hereunder or thereunder, Seller Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of Seller Representative pursuant to such advice shall in no event subject Seller Representative to liability to any Unitholder or Blocker Seller.
(c)Any action taken by Seller Representative on behalf of any Unitholder or Blocker Seller pursuant to Section 8.01 (an “Authorized Action”) shall be binding on such Person as fully as if such Person had taken such Authorized Action. Each Unitholder (other than Blocker) and Blocker Seller shall severally indemnify and hold harmless Seller Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claims whatsoever), arising out of or in connection with any Action or in connection with any appeal thereof, relating to the acts or omissions of Seller Representative under this Agreement or any Ancillary Agreement, or otherwise in its capacity as Seller Representative. The foregoing indemnification shall not apply in the event of any Action which finally adjudicates the liability of the Representative hereunder (but solely to the extent of such liability) for its gross negligence or willful misconduct. In the event of any indemnification hereunder, upon written notice from Seller Representative to Unitholders and Blocker Sellers as to the existence of a deficiency toward the payment of any such indemnification amount,

Unitholders and Blocker Sellers shall promptly deliver to Seller Representative (in reverse proportion to their entitlement to receive proceeds under the Distribution Schedule) full payment of the amount of such deficiency.
(d)All of the indemnities, immunities and powers granted to Seller Representative under this Agreement or any Ancillary Agreement shall survive the termination of this Agreement and the Closing.
(e)The approval, adoption and execution of this Agreement shall also be deemed to constitute approval of all arrangements relating to the Transactions and to the provisions hereof or thereof binding upon the Unitholders (other than the Blockers) and Blocker Sellers, including this Section 8.03.
Article 9
RESERVED
Article 10
DEFINITIONS
Section 10.1Definitions. For the purposes of this Agreement, capitalized terms used herein and not otherwise defined herein have the meanings given to such terms as set forth below:
“280G Approval” has the meaning set forth in Section 6.06(e).
“401(k) Plan” has the meaning set forth in Section 6.06(c).
“409A Plan” has the meaning set forth in Section 3.17(b).
“Acquisition Transaction” has the meaning set forth in Section 6.09.
“Action” means any action (by any private right of action of any Person or by any Governmental Entity), suit, litigation, claim, charge, mediation, examination, investigation, audit or other legal proceeding (including any administrative, criminal, arbitration, or mediation proceeding), in each case, that is before any Governmental Entity.
“Active Escrow Files” has the meaning set forth in Section 3.23(a).
“Adjustment Amount” has the meaning set forth in Section 1.11(f).
“Adjustment Escrow Account” has the meaning set forth in Section 1.10(b).
“Adjustment Escrow Deposit Amount” means $3,000,000.
“Adjustment Escrow Funds” means the amounts held in the Adjustment Escrow Account, including any dividends, interest, distributions, and other income received in respect thereof, less any losses on investments thereof and less distributions thereof in accordance with this Agreement and the Escrow Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control or common investment management with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract, or otherwise. Notwithstanding anything herein to the contrary, for purposes of this Agreement, other than in the case of the definition of “Company Expenses,” the definition of “Seller Party,” Section 3.21, Section 11.02, Section 11.03, Section 11.20, Section 11.22 and Section 11.23, no portfolio company (other than the Company Group) or investment fund affiliates of Quad-C, shall be deemed an Affiliate of the Company Group, nor shall any of the Company Group be deemed Affiliates of any portfolio company (other than any of the other members of the Company Group) or investment fund affiliate of Quad-C.
“Affiliated Group” means any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, or unitary group defined under state, local, or non-U.S. income Tax Law).
“Affiliated Parties” has the meaning set forth in Section 3.21.
“Aggregate Cash Consideration” has the meaning set forth in Section 1.06.
“Aggregate Merger Consideration” has the meaning set forth in Section 1.06.
“Agreed Accounting Principles” has the meaning set forth on Exhibit F attached hereto.
“Agreement” has the meaning set forth in the Preamble.
“AI Inputs” means any and all data, content, or materials of any nature (including text, numbers, images, photos, graphics, video, audio, or computer code) used to train, validate, test, improve, or deploy any AI Technology.
“AI Technologies” means deep learning, machine learning, and other artificial intelligence technologies, including any and all (a) proprietary algorithms, software or systems that make use of or employ neural networks, statistical learning algorithms, or reinforcement learning and (b) proprietary embodied artificial intelligence and related hardware or equipment.
“Ancillary Agreements” means the Escrow Agreement, the Paying Agent Agreement and each other agreement, certificate, instrument, or other document contemplated by this Agreement and to be executed in connection with the transactions contemplated hereby at, prior to or following the Closing.
“Antitrust Laws” has the meaning set forth in Section 6.25(j).
“Assets” has the meaning set forth in Section 3.09.
“Authorized Action” has the meaning set forth in Section 8.03(c).

“Base Closing Cash Consideration” means $150,000,000, plus the additional amounts described on Schedule 6.25(e)(A)(2) of the Disclosure Schedules, minus the amounts described on Schedule 6.25(f)(4) of the Disclosure Schedules.
“BCC and Gibson Proceeds” has the meaning set forth in Section 6.21(b).
“Berkshire Litigation” has the meaning set forth in Section 6.21(a).
“Blocker Letter of Transmittal” has the meaning set forth in Section 1.08(a).
“Blocker Mergers” has the meaning set forth in the Recitals.
“Blocker Sellers” means each holder of Equity Securities of a Blocker, as of immediately prior to the Closing.
“Blocker Shares” has the meaning set forth in the Recitals.
“Blockers” has the meaning set forth in the Preamble.
“Burdensome Condition” has the meaning set forth in Section 6.25(e).
“Business Day” means a day other than Saturday, Sunday or any day on which national banking institutions in New York, New York or Chicago, Illinois are required or authorized to close.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Closing Certificate” has the meaning set forth in Section 6.12(b)(i).
“Buyer Disclosure Schedules” means the Disclosure Schedules delivered by Buyer to the Company on the date hereof.
“Buyer Entities” means, collectively, Buyer Parent, Buyer, and the Merger Subs.
“Buyer Fundamental Representations” means the representations and warranties contained in Section 5.01, Section 5.02(a), Section 5.07, Section 5.11 and Section 5.12.
“Buyer Group” means Buyer, Merger Subs, each of their respective Affiliates (including, but solely after the Closing, the Company Group) and each of their respective Representatives.
“Buyer Material Adverse Effect” means any change, development, result, effect or event, that, individually or in the aggregate, has (or is reasonably expected to have) a material adverse effect on the business, results of operations, asset, liability or financial condition of Buyer Parent and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Buyer Material Adverse Effect, nor shall any change, development, result, effect or event relating to any of the following be taken into account in determining whether a Buyer Material Adverse Effect has occurred: (i) conditions generally effecting the economy or any financial or capital market, in each case, whether in the United States or elsewhere in the world; (ii) conditions generally affecting the industries in which the Buyer Parent and its Subsidiaries operate; (iii) changes in, or effects arising from or related to, the financial, debt, capital, credit, securities or commodities markets (including any disruption thereof and any decline or increase in the price of (1) any market index, or (2) any interest or exchange rate), in each case, whether in the United States or elsewhere in the world; (iv) changes in Law (including those that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19)) or in GAAP (or in any other accounting standard applicable to Buyer Parent and its Subsidiaries) or other accounting requirements or principles or any interpretation of any of the foregoing, in each case, enacted after the date hereof; (v) global, national, regional or local political, social or public conditions, including the results of any election, any commencement, cessation or material worsening of a war or armed hostilities or other national or international calamity whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, acts of violence (whether foreign or domestic), civil unrest or civil disturbances (including rioting, protesting and looting), any internet or “cyber” attack or hacking; (vi) any natural or man-made disaster, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disasters or other acts of nature, disease outbreaks, epidemics, pandemics or public health emergency (including impacts on economies generally and the results of any actions taken by Governmental Entities in response thereto), weather condition, explosion or fire or other force majeure event or act of God or the worsening or cessation of such conditions threatened or existing as of the date of this Agreement; (vii) any failure, in and of itself, by Buyer Parent to meet projections, budgets, forecasts, revenue or earnings predictions, expectations or any other projections (or other similar forward looking statements) (but not necessarily the reasons underlying such failure which may constitute a Buyer Material Adverse Effect unless such reasons are otherwise expressly excluded from determining whether a Buyer Material Adverse Effect has occurred by this definition); or (viii) the public announcement or pendency of the Transactions (provided, that the exceptions in this clause (viii) shall not limit the representations or warranties in Section 5.02(b)); provided, however, that with respect to clauses (i), (ii), (iii), (iv), (v) or (vi), any such change, development, result, effect or event shall not be disregarded if (and then only to the extent) such change, development, result, effect or event has a disproportionate effect on Buyer Parent and its Subsidiaries or their businesses taken as a whole as compared to other companies in the industries in which Buyer Parent and its Subsidiaries operate.
“Buyer Parent” has the meaning set forth in the Preamble.
“Buyer Parent Change of Control Transaction” has the meaning set forth in Section 6.23.
“Buyer Parent Common Stock” means shares of Class A common stock, par value of $0.00001 per share, of Buyer Parent.
“Buyer Parties” means Buyer Parent, Buyer, and the Merger Subs.
“Buyer Projections” has the meaning set forth in Section 11.03(d).
“Buyer Releasees” has the meaning set forth in Section 11.23(b).

“Buyer Releasers” has the meaning set forth in Section 11.23(a).
“Calculation Time” means 11:59 p.m. Central Time on the day immediately prior to the Closing Date.
“Cancelled Blocker Shares” has the meaning set forth in Section 1.07(g).
“Cash-on-Hand” means, with respect to the Blockers and the Company Entities as of the Calculation Time, all (a) cash, cash in transit, cash equivalents, checks, drafts or wires received or in transit to the Company Group (but not processed or reflected as available proceeds), (b) liquid instruments, bank deposits, security deposits in respect of any subleases by any Company Entity, short term investments, in each case, that are readily convertible to cash within ninety (90) days and (c) marketable securities held by Blockers and the Company Entities. For the avoidance of doubt, Cash-on-Hand shall be calculated net of (i) (A) issued but uncleared checks and drafts and (B) wires in transit from the Company Group. “Cash-on-Hand” shall also not include any (w) any cash held by the Company Entities in escrow arrangements pending release upon closing of a real estate transaction or other triggering events in accordance with contractual arrangement to which the Company is subject or reserved for the resolution of pending claims, (x) amounts distributed or otherwise paid, to, by or on behalf of any Unitholder (other than the Blockers) or any Blocker Seller, (y) amounts used to pay Company Expenses or Indebtedness of the Company Entities or the Blockers, in each case, after the Calculation Time and prior to the Closing, and (z) any security deposit or other third-party deposit (excluding, for the avoidance of doubt, security deposits in respect of any subleases by any Company Entity). Solely for the purposes of the allocation among Blocker Sellers and Unitholders (other than Blocker), Cash-on-Hand of IX Blocker or Principals Blocker, as applicable, will be solely for the benefit of the applicable Blocker Sellers and will be reflected as an asset solely of such applicable Blocker Sellers on the Distribution Schedule. For the avoidance of doubt, to the extent Cash-on-Hand is reduced for any liability or obligation (e.g., uncleared checks) then Net Working Capital shall be adjusted on a dollar-for-dollar basis to prevent “double counting” of any such liability or obligation.
“CIRE Insurance Policy” means that certain Buyer-Side Representations and Warranties Insurance Policy, issued by Dual Transactional Risk on or about March 27, 2024, with policy number TRA090221, for the benefit of the Company as insured.
“Closing” has the meaning set forth in Section 1.02.
“Closing Cash-on-Hand” means the sum of the aggregate Cash-on-Hand of the Blockers and the Company Entities as of the Calculation Time.
“Closing Company Expenses” means the sum of the aggregate Company Expenses as of immediately prior to the Closing.
“Closing Date” has the meaning set forth in Section 1.02.

“Closing Indebtedness” means the sum of the aggregate Indebtedness of the Blockers and the Company Entities as of immediately prior to the Closing.
“Closing Net Working Capital” means Net Working Capital as of the Calculation Time.
“Closing Statement” has the meaning set forth in Section 1.11(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Agent” has the meaning set forth in Section 3.22(a).
“Company AI Products” means all products or services offered by any Company Entity to current or prospective customers that incorporate, employ or make use of AI Technologies.
“Company and Blocker Fundamental Representations” means the representations and warranties contained in Section 3.01, Section 3.02(a), Section 3.03(a), Section 3.14, Section 4.01, Section 4.02(a), Section 4.03(a) and Section 4.05.
“Company Certificate of Merger” has the meaning set forth in Section 1.02.
“Company Entity” means each of the Company and its Subsidiaries.
“Company Expenses” means, without duplication, to the extent not included in the calculation of Closing Net Working Capital or Closing Indebtedness, (a) all costs, fees, and expenses incurred and payable by the Blockers and the Company Entities in connection with the negotiation and execution of this Agreement and the consummation (or the preparation for the consummation) of the transactions contemplated hereby (including fees and expenses of legal counsel, accountants, investment bankers, and other representatives and consultants), (b) all obligations of the Blockers and the Company Entities under any single-trigger severance arrangements (including as “single-trigger” any arrangements with “good reason” triggers that are triggered solely as a result or upon the consummation of the Transactions, and not as the result of any actions taken by the Buyer Group (including the Company Group) following the Closing), stay or retention bonuses, sale, incentive or transaction bonuses, change of control arrangements, phantom equity or similar amounts that are owed to any current or former employee, officer, director or individual service provider of a Company Entity and that will be triggered directly as a result of or in connection with the execution of this Agreement or the consummation of the Transactions (including the employer’s portion of any associated payroll, social security, unemployment or similar Taxes, determined as if such amounts were paid as of the Closing), (c) fifty percent (50%) of the fees, costs and expenses of the E&O Tail Policy, (d) fifty percent (50%) of the fees, costs and expenses of the D&O Tail Policy, (e) fifty percent (50%) of the fees payable to the Escrow Agent and the Paying Agent pursuant to the Escrow Agreement and the Paying Agent Agreement, as applicable and (f) fifty percent (50%) of the premiums, underwriting fees, brokers’ commissions, and other costs and expenses payable to the broker under the RWI Policy. For the avoidance of doubt, Company Expenses shall exclude the Key Person Pool Amount.
“Company Group” means, collectively, each Company Entity and each Blocker.
“Company IT Assets” means the IT Assets owned, leased, licensed or controlled by any Company Entity and used in the conduct of the businesses of any Company Entity.
“Company Letter of Transmittal” has the meaning set forth in Section 1.08(a).
“Company Merger” has the meaning set forth in the Preamble.
“Company Merger Effective Time” has the meaning set forth in Section 1.02.
“Company Merger Sub” has the meaning set forth in the Preamble.
“Company Projections” has the meaning set forth in Section 11.03(b).
“Confidentiality Agreement” has the meaning set forth in Section 6.05.
“Continuing Employee” has the meaning set forth in Section 6.06(a).
“Control” has the meaning set forth under the definition of “Affiliate”.
“COVID-19” means the SARS-Cov2 or COVID-19 pandemic, and any evolutions thereof or related outbreaks.
“Credit Facility” means that certain Credit Agreement, dated as of October 5, 2020, by and among certain direct and indirect subsidiaries of the Company party thereto as borrowers and guarantors, the lenders party thereto, and BMO Bank N.A., as an agent, as amended, restated, supplemented or otherwise modified from time to time.
“D&O Indemnified Persons” has the meaning set forth in Section 6.07(a).
“D&O Tail Policy” has the meaning set forth in Section 6.07(b).
“Dataroom” has the meaning set forth in Section 11.11.
“DE Secretary of State” has the meaning set forth in Section 1.02.
“Deal Communications” has the meaning set forth in Section 11.22(b).
“Debt Financing” has the meaning set forth in Section 6.17.
“Designated Ancillary Agreements” means the Letters of Transmittal, the Quad-C Support Agreement, the Suitability Documentation, the Stockholder Representation Letters and the Sophisticated Investor Documentation.

“Designated Contacts” has the meaning set forth in Section 6.01.
“DGCL” has the meaning set forth in the Recitals.
“Disclosure Materials” has the meaning set forth in Section 5.10.
“Disclosure Schedules” means the Disclosure Schedules delivered by the Company to Buyer on the date hereof.
“Dispute Resolution Accountant” has the meaning set forth in Section 1.11(d).
“Distribution Schedule” means a schedule setting forth the manner in which the Estimated Closing Cash Consideration, funds disbursed in connection with the purchase price adjustment pursuant to the terms of Section 1.11, funds disbursed from the Seller Representative Expense Amount pursuant to the terms of Section 8.02, funds released from the Adjustment Escrow Account pursuant to the terms of Section 1.11(f) and Section 1.11(g) and the Final Aggregate Share Consideration, as applicable, are to be allocated among the Unitholders (other than Blockers) and the Blocker Sellers in respect of the Units held, directly or indirectly, by such Persons. The Distribution Schedule shall be consistent in all respects with the Company LLCA, including Section 5.1 thereof.
“DLLCA” has the meaning set forth in the Recitals.
“Draft Closing Consideration Allocation” has the meaning set forth in Section 6.08(f).
“E&O Tail Policy” has the meaning set forth in Section 6.14.
“Electronic Delivery” has the meaning set forth in Section 11.12.
“Employee” means each Person employed by the Company Entities immediately prior to the Closing.
“Employee Benefit Plan” has the meaning set forth in Section 3.17(a).
“Environmental Laws” means all Laws concerning pollution or protection of the environment.
“Equity Securities” means, with respect to any Person, all (a) units, capital stock, membership or partnership interests, limited liability company interests, or other equity interests or securities or agreements providing for profit participation features, equity appreciation rights, phantom equity, or similar rights, (b) warrants, calls, puts, options, or other rights convertible or exchangeable into, exercisable for or measured by reference to, or to purchase or otherwise acquire, any of the securities described in clause (a) of this definition, and (c) obligations, evidences of indebtedness, or other securities or interests convertible or exchangeable into securities described in clause (a).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means SRS Acquiom.
“Estimated Closing Cash Consideration” has the meaning set forth in Section 1.11(a).
“Estimated Closing Cash-on-Hand” has the meaning set forth in Section 1.11(a).
“Estimated Closing Company Expenses” has the meaning set forth in Section 1.11(a).
“Estimated Closing Indebtedness” has the meaning set forth in Section 1.11(a).
“Estimated Closing Net Working Capital” has the meaning set forth in Section 1.11(a).
“Estimated Closing Statement” has the meaning set forth in Section 1.11(a).
“Excess Amount” has the meaning set forth in Section 1.11(g).
“Excess Share Consideration Adjustment Amount” means, if the Future Share Consideration Value is greater than $344,000,000, a number of shares of Buyer Parent Common Stock, rounded up to the next nearest whole number, equal to the quotient of (a) the lesser of (x) $50,000,000 and (y) the difference between (i) the Future Share Consideration Value minus (ii) $344,000,000 divided by (b) the greater of (x) the Initial Share Price and (y) the Post-Closing Share Price.
“Exchange Act” means the Securities Exchange Act of 1934.
“FDD” means a franchise disclosure document prepared in accordance with the FTC Rule and used by one of the Franchisors in connection with the offer or sale of Franchises for the applicable Franchise System in the United States.
“Fee Termination” has the meaning set forth in Section 7.03(a).
“Final Aggregate Share Consideration” means a number of shares of Buyer Parent Common Stock, rounded upward to the next nearest whole number, equal to (a) if the Future Share Consideration Value is less than $344,000,000, the Initial Share Number plus the Shortfall Share Consideration Adjustment Amount, (b) if the Future Share Consideration Value is greater than $344,000,000, the Initial Share Number minus the Excess Share Consideration Adjustment Amount and (c) if the Future Share Consideration Value is $344,000,000, the Initial Share Number.
“Final Closing Consideration Allocation” has the meaning set forth in Section 6.08(f).
“Financial Statements” has the meaning set forth in Section 3.05.
“Flow-Through Tax Return” means any federal, state, local, or non-U.S. Tax Returns that report income with respect to the Company Entities but with respect to which the direct or indirect beneficial owners are required to pay the related Tax (including, for the avoidance of doubt, IRS Form 1065 and any similar state or local Tax form).

“Franchise” means any commercial business arrangement of one of the Franchise Systems that is defined as a “franchise” under the FTC Rule or any Franchise Laws and that is owned or operated by any Person other than a Company Entity pursuant to a Franchise Agreement.
“Franchise Agreement” means any contract pursuant to which the respective Franchisor grants or has granted any Person the right or option (whether or not subject to certain qualifications or conditions) to develop, establish, license, acquire or operate any Franchise Business, within or outside of the United States, including any addendum, appendix, exhibit, amendment, extension or renewal thereof. Without limiting the foregoing, the term “Franchise Agreement” shall include franchise agreements, license agreements, multiple unit or territory development agreements, master license or franchise agreements, area representative agreements, and similar agreements that cover the development, licensing or franchising of Franchise Businesses within any area or country. For the purpose of this Agreement, and without making any claims or representations regarding whether any Participating Broker Agreement or PBA is a “franchise” under any Franchise Law, the term “Franchise Agreements” shall include PBAs.
“Franchise Business” means a business in which a Franchisee has been granted the right to operate pursuant to a Franchise Agreement with a Franchisor, under either the “@properties” or “Christie’s International Real Estate” brands.
“Franchise Laws” means all Laws regarding the offer and sale of franchises or business opportunities, seller-assisted marketing plans or similar relationships, or governing the ongoing relationship between parties to a franchise or business opportunity, and all regulations promulgated thereunder or in connection therewith, including the following: (a) the FTC Rule; (b) all applicable Laws that require registration and/or disclosure before a Person may offer or sell franchises or business opportunities; and (c) all applicable Laws that address unfair practices related to, or the default, termination, non-renewal or transfer of, franchises.
“Franchise System” means each of the franchise systems developed and currently operated by the respective Franchisor under the brand names and service marks known as “@properties” or “Christie’s International Real Estate,” through which the respective Franchisor franchises or licenses to others the right to establish, develop and operate Franchise Businesses using certain distinguishing characteristics, including trademarks and trade names owned by or licensed to each Franchisor, confidential operating procedures, a confidential operations manual, standards and specifications for equipment, services and products, management and marketing programs and sales techniques and strategies.
“Franchisee” means a Person who is a party to a Franchise Agreement with either Franchisor.
“Franchisor” means the entity that owns or has the rights to license or franchise others to operate a Franchise Business under a Franchise Agreement, and specifically, such Franchisors are At World Franchising, LLC, with respect to the “@properties” brand, or Christie’s International Real Estate, LLC and Christie’s International Real Estate Europe Limited, with respect to the “Christie’s International Real Estate” brand. References to “Franchisor” shall apply to one or both of such entities as applicable.
“Fraud” means actual and intentional common law fraud under Delaware Law with respect to the making of the representations and warranties in Article 3, Article 4 or Article 5 of this Agreement (as qualified by the Disclosure Schedules or the Seller Closing Certificate or Buyer Closing Certificate (as applicable)) or the Designated Ancillary Agreements. “Fraud” does not include imputed or constructive fraud (including any claim involving imputed or constructive knowledge, as opposed to actual knowledge), vicarious liability fraud, equitable fraud, promissory fraud, unfair dealings fraud, unjust enrichment, or any torts (including fraud) or other claims based on negligence or recklessness, or any other equitable claim.
“FTC Rule” means U.S. Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 CFR Part 436.1 et seq.
“Future Share Consideration Value” means an amount equal to (a) the Initial Share Number multiplied by (b) the Post-Closing Share Price.
“GAAP” means United States generally accepted accounting principles as in effect from time to time; provided, that with respect to the Financial Statements, “GAAP” means United States generally accepted accounting principles as of the date of the relevant Financial Statements.
“Governmental Entity” means any domestic, federal, state, local or foreign governmental, regulatory or administrative body or political subdivision thereof, commission, agency, instrumentality, authority, or other legislative, executive or judicial entity, tribunal or court of competent jurisdiction, any self-regulated organization or other non-governmental regulatory authority or quasi-government authority.
“HSR Act”{xe HSR Act} means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Incentive Units” has the meaning set forth in Section 3.02(d).
“Indebtedness” means, as of any particular time, with respect to any Person and without duplication, the sum of the unpaid principal amount of, accrued or (solely to the extent owed) unpaid interest and any prepayment premium, penalty or other breakage cost on, (i) all indebtedness for borrowed money of such Person (excluding trade payables and other current liabilities arising in the ordinary course of business, to the extent accrued within Net Working Capital), (ii) any indebtedness of such Person evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of acquisitions, property, assets, securities, or services, including all post-closing true-up obligations, earnout payments, seller notes or other similar obligations, with respect to which such Person is liable as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business, to the extent accrued within Net Working Capital), (iv) all obligations of such Person under leases that have been recorded by such Person as capital or finance leases in the

Financial Statements, (v) all Liabilities owed to any Seller Party, the Blockers or any Affiliate of any of the foregoing (including with respect to accrued and unpaid dividends or distributions), (vi) all payment obligations owed to Quad-C Management, Inc. (“QCM Inc.”) and its investment funds that are its Affiliates, including payment obligations under the Quad-C Management Agreement, (vii) Unpaid Income Taxes, (viii) all Liabilities for funds placed in escrow by clients of a Company Entity that exceed the balance of the segregated escrow bank account(s) maintained with respect thereto, (ix) the obligations (if any) described on Schedule IND, (x) all obligations under any interest rate, commodity or foreign exchange rate swap, forward contract, currency or other hedging arrangements, (xi) any unpaid capital contribution obligations owed to unconsolidated joint ventures of the Company Group, (xii) any obligation secured by a Lien on any asset of any Company Entity, (xiii) any unpaid liability described on Schedule 6.25(j) of the Disclosure Schedules and (xiv) all liabilities in the nature of guarantees of any of the foregoing (excluding clause (ix)) of any Person other than such Person. Notwithstanding the foregoing, Indebtedness does not include (A) any intercompany obligations between or among the Company Entities (to the extent reconciled or settled prior to Closing), (B) any letters of credit, performance bonds, bankers acceptances or similar obligations (in each case to the extent undrawn), (C) amounts taken into account in the calculation of Cash-on-Hand, Net Working Capital or Company Expenses or (D) Indebtedness incurred by (or incurred at the direction of) Buyer or any of its Affiliates. Solely for the purposes of the allocation among Blocker Sellers and Unitholders (other than Blockers), Indebtedness of IX Blocker or Principals Blocker, as applicable, will be solely the liability of the applicable Blocker Sellers and will be reflected as the liability solely of such Blocker Sellers on the Distribution Schedule and such liability will not otherwise reduce the portion of the Aggregate Cash Consideration payable to Unitholders (other than such applicable Blocker).

“Indemnification Agreement” has the meaning set forth in Section 6.07(e).
“Initial Share Consideration Value” means $300,000,000.
“Initial Share Number” means an amount equal to the quotient of (a) (i) the Initial Share Consideration Value minus (ii) the Key Person Pool Amount divided by (b) the Initial Share Price.
“Initial Share Price” means the volume-weighted average price of one (1) share of the Buyer Parent Common Stock trading on the NYSE for the fifteen (15)-trading day period ending on the date of this Agreement, as reported by Bloomberg.
“Intellectual Property Rights” means any and all worldwide intellectual property rights, including: (a) inventions (whether or not patentable or reduced to practice), all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith and counterparts thereof, and all international and other rights associated therewith; (b) trademarks, service marks, trade dress, logos, designs, business and trade names, Internet domain names, social media and other online accounts, handles, account names, and associated passwords, and all other indicia of origin, all applications, registrations, and renewals in connection therewith and all goodwill associated with any of the foregoing; (c) works of authorship (whether or not copyrightable) and copyrights and all applications and registrations in connection therewith, all moral rights and all other rights associated with any of the foregoing; (d) rights in trade secrets and other confidential information to the extent protectable by applicable Law, including source code, know-how, methods, and processes; (e) all computer software, including source code, executable code, firmware, systems, tools (including development tools and design tools); (f) rights to name, image, likeness and rights of publicity; (g) other registrations and applications with respect to any of the foregoing; and (h) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
“IT Assets” means information technology, computers, telecommunications equipment, and other information technology systems, including controlled networks, peripherals, hardware (whether general purpose or special purpose), firmware, middleware, servers, workstations, routers, hubs, data, software, computer systems, databases and documentation, reference and resource materials relating thereto.
“IX Blocker” has the meaning set forth in the Preamble.
“IX Blocker Certificate of Merger” has the meaning set forth in Section 1.02.
“IX Blocker Merger” has the meaning set forth in the Recitals.
“IX Blocker Merger Effective Time” has the meaning set forth in Section 1.02.
“IX Blocker Merger Sub” has the meaning set forth in the Preamble.
“IX Blocker Share” means each share of common stock, par value $0.01 per share, of IX Blocker.
“Key Person Pool” has the meaning set forth in Section 6.18.
“Key Person Pool Amount” means $6,000,000.
“Key Stockholder Agreement” has the meaning set forth in the Recitals.
“Knowledge” means, when referring to the “Knowledge of the Company” or any similar phrase or qualification based on knowledge of the Company, the actual knowledge, after due inquiry of such Person’s direct reports, of Mike Golden, Thad Wong, Joni Meyerowitz, Brent Dobsch, and Branden Lopez; provided, that such individuals will have no personal liability or obligations regarding such knowledge; provided further, that, for the avoidance of doubt, in no event will “Knowledge” encompass constructive, imputed, or similar concepts of knowledge.
“Labor Agreement” has the meaning set forth in Section 3.11(a)(iii).
“Latest Balance Sheet” has the meaning set forth in Section 3.05(b).

“Law” means any federal, state, local, municipal, or non-U.S. statute, law, ordinance, regulation, rule, code, judicial or administrative order, principle of common law enacted, promulgated, issued, enforced, or entered by any Governmental Entity.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company Entities.
“Leases” means all leases, subleases, licenses, concessions, and other written agreements pursuant to which the Company Entities hold any Leased Real Property.
“Letters of Transmittal” has the meaning set forth in Section 1.08(a).
“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any Tax.
“Lien” means any mortgage, pledge, security interest, lien, exclusive license or other encumbrance.
“Lookback Date” means the date that is three (3) years prior to the date hereof.
“Majority Holders” has the meaning set forth in Section 8.01(a).
“Marketable Securities” means any security that is of a class that is publicly traded on a U.S. national or an international securities exchange.
“Material Adverse Effect” means any change, development, result, effect or event, that, individually or in the aggregate, has (or is reasonably expected to have) a material adverse effect on (A) the business, results of operations, asset, liability or financial condition of the Company Group, taken as a whole or (B) the ability of the Company or the Blockers to consummate the Transaction; provided, however, that, solely with respect to the foregoing clause (A), in no event shall any of the following, alone or in combination, be deemed to constitute a Material Adverse Effect, nor shall any change, development, result, effect or event relating to any of the following be taken into account in determining whether a Material Adverse Effect has occurred: (i) conditions generally effecting the economy or any financial or capital market, in each case, whether in the United States or elsewhere in the world; (ii) conditions generally affecting the industries in which the Company Entities operate; (iii) changes in, or effects arising from or related to, the financial, debt, capital, credit, securities or commodities markets (including any disruption thereof and any decline or increase in the price of (1) any market index, or (2) any interest or exchange rate), in each case, whether in the United States or elsewhere in the world; (iv) changes in Law (including those that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19)) or in GAAP (or in any other accounting standard applicable to the Company Group) or other accounting requirements or principles or any interpretation of any of the foregoing, in each case, enacted after the date hereof; (v) global, national, regional or local political, social or public conditions, including the results of any election, any commencement, cessation or material worsening of a war or armed hostilities or other national or international calamity whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, acts of violence (whether foreign or domestic), civil unrest or civil disturbances (including rioting, protesting and looting), any internet or “cyber” attack or hacking; (vi) any natural or man-made disaster, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disasters or other acts of nature, disease outbreaks, epidemics, pandemics or public health emergency (including impacts on economies generally and the results of any actions taken by Governmental Entities in response thereto), weather condition, explosion or fire or other force majeure event or act of God or the worsening or cessation of such conditions threatened or existing as of the date of this Agreement; (vii) any failure, in and of itself, by the Company to meet projections, budgets, forecasts, revenue or earnings predictions, expectations or any other projections (or other similar forward looking statements) (but not necessarily the reasons underlying such failure which may constitute a Material Adverse Effect unless such reasons are otherwise expressly excluded from determining whether a Material Adverse Effect has occurred by this definition); (viii) the public announcement or pendency of the Transactions (in either case, including by reason of the identity of Buyer or its Affiliates) and any loss or reduction of engagement with Company Agents or loss or reduction of engagement with any others having relationships with the Company Group (including customers, suppliers, distributors, partners, employees and service providers) as a result of such announcement or pendency (provided, that the exceptions in this clause (viii) shall not limit the representations or warranties in Section 3.03 or Section 4.02(b)); or (ix) any loss or reduction of engagement of any Company Agent who subsequently becomes engaged by the Buyer Group following the date hereof; provided, however, that with respect to clauses (i), (ii), (iii), (iv), (v) or (vi), any such change, development, result, effect or event shall not be disregarded if (and then only to the extent) such change, development, result, effect or event has a disproportionate effect on the Company Entities or its businesses taken as a whole as compared to other companies in the industries in which the Company Entities operate.
“Material Contracts” has the meaning set forth in Section 3.11(b).
“Merger Subs” has the meaning set forth in the Preamble.
“Midco” has the meaning set forth in Section 3.05(a).
“Net Working Capital” means, calculated as of the Calculation Time, (i) current assets (excluding Cash-on-Hand and any exclusion or reduction from Cash-on-Hand, loans or amounts receivable from the Seller Party or Affiliates, and deferred Tax assets and current income Tax assets) of Blockers and any Company Entity, minus (ii) current liabilities (excluding (a) any reduction or exclusion from Cash-on-Hand, (b) Indebtedness (including contra assets or liabilities associated with Indebtedness such as unamortized issuance costs), (c) Company Expenses and, (d) deferred Tax liabilities and current income Tax liabilities and (e) any item referenced in clause (c)-(f) of Company Expenses) of Blockers and any Company Entity, in each case, determined using the Agreed Accounting Principles, and not including any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby (excluding Indebtedness and Company Expenses). An example calculation, used for illustrative purposes only, of the Net Working Capital is attached as Exhibit G hereto and the parties hereto agree that only the line items set forth in Exhibit G may be used in any calculation of the Net Working Capital pursuant to this Agreement.
“Non-Party Affiliate” has the meaning set forth in Section 11.20.
“Notice of Disagreement” has the meaning set forth in Section 1.11(c).
“NYSE” means the New York Stock Exchange.
“Open Escrow Files” has the meaning set forth in Section 3.23(a).
“Order” means any order, judgment, injunction, decree, ruling, decision, determination, verdict, criminal sentence, subpoena, writ, or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Entity.
“ordinary course of business” means the ordinary course of the Company Entities’ business, consistent with past practice.
“Organizational Documents” means, with respect to any Person that is an entity, such Person’s organizational documents, including the certificate of organization, incorporation, formation, or partnership, bylaws, operating agreement, limited liability company agreement, partnership agreement, and any similar governing documents of any such Person.
“Other Indemnitors” has the meaning set forth in Section 6.07(e).
“Parachute Payments” has the meaning set forth in Section 6.06(e).
“Participating Broker Agreement” or “PBA” means a contract that was executed prior to December 1, 2021, between Franchisor Christie’s International Real Estate, LLC, or its affiliate or predecessor, and an entity that is referred to as an “Affiliate” under such agreement, which “Affiliate” may be a licensee or franchisee, and such Affiliate operates a business under the “Christie’s International Real Estate” brand, whether such arrangement is or is not a “franchise” under Franchise Laws. An “Affiliate” under a PBA is not an “Affiliate” as defined in this Agreement.
“Partnership Tax Audit Rules” means Code Sections 6221 through 6241, together with any guidance issued thereunder or successor provisions and any similar provision of state and local tax Laws.
“Party” has the meaning set forth in the Preamble.
“Paying Agent” means SRS Acquiom.

“Paying Agent Agreement” means the Paying Agent Agreement (in customary form and mutually agreed by Buyer, the Company and Paying Agent, acting reasonably and in good-faith) to be entered into at the Closing by Buyer, Seller Representative, and Paying Agent.
“Payoff Letter” means, with respect to indebtedness for borrowed money under the Credit Facility, a payoff letter and wire instructions in customary form providing the Company with a confirmation that all Liens and all payment obligations with respect to such indebtedness for borrowed money have been or will have been released effective as of the payment in full of such indebtedness as indicated therein; provided, that, for the avoidance of doubt, such payoff letter will not be required to include any waiver or release of indemnification, contribution, or other obligations of the Company Entities under, or that otherwise survive termination of, the Credit Facility.
“Permit” means all material licenses, memberships, registrations, certifications, accreditations, permits, franchises, approvals, or authorizations of any Governmental Entity.
“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which are being contested in good faith by appropriate proceedings by any Company Entity or Blocker for which adequate reserves are established on the Latest Balance Sheet in accordance with GAAP, or which may otherwise be paid without interest of penalties, (b) mechanics’, carriers’, workers’, repairers’, landlords’, construction and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by any Company Entity, or which may otherwise be paid without interest or penalties, (c) zoning, entitlement, building, and other land use regulations and Environmental Laws imposed by any Governmental Entity that are not violated by the current use or occupancy of such real property or the operation of the business thereon other than any such violation of which has not had a Material Adverse Effect, (d) covenants, conditions, restrictions, easements, and other similar matters of record affecting title to the real property that do not materially impair the occupancy or use of such real property in the operation of the Company Entities’ business currently conducted thereon, (e) Liens arising under the Credit Facility or securing obligations under any Indebtedness, (f) Liens arising under or created pursuant to the terms of this Agreement or any of the Ancillary Agreements, (g) Liens or restrictions that will be released, waived, or otherwise terminated in connection with the Closing, (h) Liens created by or resulting from actions of any Buyer Entity, (i) non-exclusive licenses of Intellectual Property Rights; (j) Liens related to the transferability of securities under applicable securities Laws, (k) Liens which would not reasonably be expected to be material to the Company Group, taken as a whole, (l) with respect to any Leased Real Property, any Lien to which the fee or any superior leasehold interest is subject, (m) Liens arising in the ordinary course of business in favor of landlords in respect of Leased Real Property encumbering personal property of the Company Group to secure rent and (n) those items set forth on Schedule 10.01 of the Disclosure Schedules.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint shares company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.
“Personal Information” means any information that, alone or in combination with other information, can reasonably be used to identify, directly or indirectly, a natural person, including any information defined as “personal data”, “personally identifiable information”, “nonpublic personal information”, and “payment card information” under any applicable Law.
“Post-Closing Provisions” has the meaning set forth in Section 11.02.
“Post-Closing Share Price” means the volume-weighted average price of one (1) share of the Buyer Parent Common Stock trading on the NYSE for the ten (10)-trading day period ending at the closing of trading on the Share Consideration Determination Date (or, if the Share Consideration Determination Date is not a trading date, the first preceding day prior to the Share Consideration Determination Date that is a trading day), as reported by Bloomberg.
“Pre-Closing Period” has the meaning set forth in Section 6.02(a).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.
“Pre-Consummation Warning Letter” has the meaning set forth in Section 6.25(g).
“Principals Blocker” has the meaning set forth in the Preamble.
“Principals Blocker Certificate of Merger” has the meaning set forth in Section 1.02.
“Principals Blocker Merger” has the meaning set forth in the Preamble.
“Principals Blocker Merger Effective Time” has the meaning set forth in Section 1.02.
“Principals Blocker Merger Sub” has the meaning set forth in the Preamble.
“Principals Blocker Share” means each share of common stock, par value $0.01 per share, of Principals Blocker.
“Prior Plan” has the meaning set forth in Section 6.06(b).
“Privileged Deal Communications” has the meaning set forth in Section 11.22(b).
“Pro Rata Share” means with respect to each Unitholder (other than a Blocker) and Blocker Seller, the percentage set forth opposite the name of such Seller Party on the Distribution Schedule under the column “Pro Rata Share”.
“Proper Rate Determination Date” has the meaning set forth in Exhibit E.

“Proper Rate Excess Amount”, which may not be less than zero, has the meaning set forth in Exhibit E.
“Proper Rate Statement” has the meaning set forth in Section 1.11(h).
“Push-Out Election” has the meaning set forth in Section 6.08(d).
“Quad-C Management Agreement” means that certain Management Agreement, dated as of April 24, 2018, by and among At World Properties, LLC, Proper Title, LLC, the Company, QCM Inc. and Quad-C Management, L.P.
“Quad-C Support Agreement” means the Support Agreement, dated as hereof, by and among Compass, Inc., IX Blocker, Principals Blocker and Quad-C Partners IX, L.P.
“Rebates” has the meaning set forth in Section 3.24(i).
“Remaining Adjustment Escrow Funds” has the meaning set forth in Section 1.11(g).
“Representative” means, with respect to any Person, any director, officer, manager, member, partner (whether limited or general), principal, attorney, employee, agent, advisor, consultant, accountant, or any other Person acting in a representative capacity for such Person.
“Required Actions” means, taken together, the Buyer Required Actions and the Company Required Actions.
“Requisite Approval” means the adoption of this Agreement and the approval of the applicable transactions contemplated hereby by (a) the holder(s) of all outstanding shares of the common stock of IX Blocker, (b) the holder(s) of all outstanding shares of the common stock of Principals Blocker and (c) holders of at least 90% of the outstanding Common Units (as defined in the Company LLCA) of the Company.
“RWI Policy” has the meaning set forth in Section 6.13.
“SALT Election” means an election under applicable state or local income Tax Law made by, or with regard to, the Company Entities pursuant to which the Company Entities incur or are otherwise liable for any state or local Tax liability under applicable state or local income Tax Law that would have been borne (in whole or in part) by the direct or indirect equity owners of the Company Entities had no such election been made (e.g., any “Specified Income Tax Payment” as defined by IRS Notice 2020-75).
“SEC” has the meaning set forth in Section 5.10.
“SEC Reports” has the meaning set forth in Section 5.10.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Berkshire Proceeds” has the meaning set forth in Section 6.21(a).

“Seller Closing Certificate” has the meaning set forth in Section 6.12(a)(i).
“Seller Parties” means Unitholders, Blocker Sellers and the respective Affiliates of the foregoing Persons and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, direct or indirect equityholders, direct or indirect controlling or controlled Persons, managers, agents, attorneys, Representatives, successors and permitted assigns; provided, however, the Seller Parties excludes the Company Group.
“Seller Releasees” has the meaning set forth in Section 11.23(a).
“Seller Releasers” has the meaning set forth in Section 11.23(b).
“Seller Representative” has the meaning set forth in Section 8.01(a).
“Seller Representative Expense Amount” means $500,000.
“Seller Tax Returns” has the meaning set forth in Section 6.08(b).
“Share Consideration Determination Date” means the date that is the three hundred sixty-sixth (366th) day following the Closing Date.
“Share Consideration Issuance Date” has the meaning set forth in Section 6.15(a).
“Shortfall Share Consideration Adjustment Amount” means, if the Future Share Consideration Value is less than $344,000,000, a number of shares of Buyer Parent Common Stock, rounded up to the next nearest whole number, equal to the quotient of (a) the lesser of (x) $50,000,000 and (y) the difference between (i) $344,000,000 minus (ii) the Future Share Consideration Value divided by (b) the greater of (x) the Initial Share Price and (y) the Post-Closing Share Price.
“Specified Arrangements” has the meaning set forth in Section 6.06(a).
“Specified Counsel” has the meaning set forth in Section 11.22(a).
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, or other business entity of which, (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one (1) or more of the other Subsidiaries of that Person or a combination thereof or, (b) if a partnership, limited liability company, association, or other business entity, a majority of the partnership, limited liability company, or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one (1) or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, limited liability company, association, or other business entity if such Person or Persons will be allocated a majority of partnership, limited liability company, association, or other business entity gains or losses or will be or control the managing director, manager, or general partner of such partnership, limited liability company, association, or other business entity.
“Successor Plan” has the meaning set forth in Section 6.06(b).
“Suitability Documentation” shall mean the accredited stockholder questionnaire and related documentation in the form attached hereto as Exhibit J.
“Surviving Company” has the meaning set forth in the Recitals.
“Surviving Company LLCA” has the meaning set forth in Section 1.04(c).
“Surviving IX Blocker” has the meaning set forth in the Recitals.
“Surviving IX Blocker Bylaws” has the meaning set forth in Section 1.04(a).
“Surviving IX Blocker Charter” has the meaning set forth in Section 1.04(a).
“Surviving Principals Blocker” has the meaning set forth in the Recitals.
“Target Net Working Capital” means -$7,415,000 (negative seven million, four hundred and fifteen thousand dollars).
“Tax” means any federal, state, local, or non-U.S. income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital unit, license, payroll, wage, withholding, employment, social security (or similar), severance, stamp, occupation, premium, windfall profits, customs duties, unemployment, disability, value added, alternative or add on minimum, estimated, or other tax (including penalties, additions to tax, and interest attributable thereto), in each case, whether or not disputed.
“Tax Returns” means any return, declaration, election, disclosure, report, claim for refund, statement, or information report or filing with respect to Taxes filed or required to be filed with a Governmental Entity, including any schedules attached thereto and including any amendment thereof.
“Termination Date” has the meaning set forth in Section 7.01(d).
“Termination Fee” has the meaning set forth in Section 7.03(a).
“Transaction Documents” means collectively this Agreement and the Ancillary Agreements.

“Transaction Tax Deduction” means, without duplication, regardless of by whom or when paid but only to the extent economically borne by the Unitholders and Blocker Sellers, any items of loss, deduction, expense or credit arising as a result of or that are otherwise attributable to the consummation of the transactions contemplated by this Agreement, including any Tax deductions attributable to (without duplication of the foregoing or any of the items set forth herein): (a) any item included in Net Working Capital, Indebtedness, and/or Company Expenses (including, for the purposes of clarity, any item paid before the Closing that, if unpaid as of the Closing, would have constituted a Company Expense); (b) all fees, expenses, and interest (including amounts treated as interest any income Tax deduction that is at least “more likely than not” deductible for U.S. federal income Tax purposes), original issue discount, unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement, make-whole payments, defeasance in excess of par, or similar payments by any Company Entity as a result of the payment of any Indebtedness in connection with the Closing, (c) any stay bonuses, sale bonuses, change in control payments, retention payments, or similar payments made or to be made by any Company Entity in connection with or resulting from the Closing, including the employer portion of any employment Taxes, (d) any other fees, costs, and expenses incurred by the Company Entities in connection with or incident to this Agreement or the transactions contemplated hereby, including, any such legal, accounting and investment banking fees, costs and expenses, and (e) any other deductible payments attributable to transactions contemplated hereby that are economically borne by the Unitholders and Blocker Sellers; provided, that for purposes of the foregoing, the parties hereto shall apply the safe harbor election set forth in IRS Revenue Procedure 2011-29 to determine the amount of any applicable success-based fees paid in connection with this Agreement or the transactions contemplated hereby, and such success-based fees shall therefore be limited to seventy percent (70%) of such fee or expense.
“Transactions” means the transactions contemplated by the Transaction Documents.
“Transfer Taxes” has the meaning set forth in Section 6.08(j).
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code and any reference to any particular Treasury Regulation section will be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.
“Unitholders” means the holders of the Units.
“Units” has the meaning set forth in the Recitals.
“Unpaid Income Taxes” means accrued but unpaid income Taxes of the Company Entities and the Blockers (whether or not such Taxes are due and payable as of the Closing Date) for (1) the taxable year that includes the Closing Date and (2) the immediately preceding taxable year, which amount shall (subject to the foregoing): (a) include any (i) income Taxes payable as a result of, or other otherwise attributable to, any SALT Election, (ii) Taxes required to be withheld by a Company Entity or Blocker that are attributable to or with respect to the income of members or equityholders of any Company Entity or any Blocker or Blocker Seller, (iii) income Taxes payable by any Company Entity pursuant to filing any composite Tax Returns in a state, local or non-U.S. jurisdiction, (iv) with respect to the Blockers, income Taxes with respect to each Blocker’s allocable share of the deferred revenue and prepaid amounts that are received on or prior to the Closing Date (but not yet required to be included in income for Tax purposes), and (v) income Taxes that would arise if all adjustments of the Company Entities and the Blockers made pursuant to Section 481 of the Code (or any corresponding provision of state, local, or non-U.S. Law) were included in taxable income for the Pre-Closing Tax Period; (b) be calculated (I) on a jurisdiction-by-jurisdiction basis for each Company Entity and each Blocker, (II) solely in jurisdictions in which any Company Entity or Blocker currently files Tax Returns and jurisdictions in which any Company Entity or Blocker has commenced activities (or otherwise become subject to income Tax) on or after January 1, 2023 and prior to the Closing, and (III) not be an amount less than zero in any jurisdiction for any Tax period, type of income Tax, or for any standalone taxpaying entity; (c) (i) include overpayments and estimated income Tax payments made by a Company Entity or a Blocker to the extent such overpayments or estimated income Tax payments are made prior to the Closing Date and actually reduce (or are available to reduce) the particular current income Tax liability payable by such Company Entity or such Blocker in respect of which such estimated income Tax payments were made or overpayments can be applied, and (ii) include all Transaction Tax Deductions to the extent deductible at a “more likely than not” (or higher) level of confidence (regardless of the period in which such Transaction Tax Deductions are actually reported); and (d) exclude (A) any Taxes included in Net Working Capital or Company Expenses and (B) any Taxes resulting from, attributable to or arising in connection with (I) any action taken by Buyer or its Affiliates (including, after the Closing, the Company Entities and the Blockers) on the Closing Date after the Closing that is outside the ordinary course of business of the Company Entities and the Blockers and that is not contemplated by this Agreement and (II) any audit, dispute, proceeding or other Action with respect to income Taxes arising or commencing after the Closing.
“Waivers” has the meaning set forth in Section 6.06(e).
“WARN Act” has the meaning set forth in Section 3.08(n).
Section 10.2Usage.
(a)Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”
(b)Words denoting any gender will include all genders (including the neutral gender). Where a word is defined herein, references to the singular will include references to the plural and vice versa.
(c)A reference to any Person (including any party to this Agreement or any other agreement or document) will include such Person’s successors and permitted assigns.
(d)All references to “$” and “dollars” will be deemed to refer to United States currency unless otherwise specifically provided.
(e)All references to a “day” or “days” will be deemed to refer to a calendar day or calendar days, as applicable, unless “Business Day” is expressly specified.

(f)The phrase “to the extent” means “the degree by which” and not “if.”
(g)All references to an Article, Section, or Exhibit will be deemed to refer to such Article, Section, or Exhibit of this Agreement, unless otherwise specified.
(h)The terms “hereof,” “herein,” “hereunder,” and derivative words thereof refer to this entire Agreement, together with all schedules and exhibits hereto (as the same may be amended, modified, supplemented or restated from time to time) and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement, unless the context otherwise requires.
(i)The words “either,” “or,” “neither,” “nor,” and “any” are not necessarily exclusive.
(j)The words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(k)References to any agreement or contract are to that agreement or contract as amended, modified, supplemented or restated from time to time in accordance with the terms thereof.
(l)The Section and Article headings contained in this Agreement and the Disclosure Schedules are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.
(m)References herein to “default under,” “violation of” or other expression of similar import shall be deemed to be followed by the phrase “with or without notice or lapse of time, or both”, whether or not so specified.
(n)References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.
(o)If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
Article 11
MISCELLANEOUS
Section 11.1Amendment and Waiver. This Agreement may be amended or modified only in a written agreement making specific reference to this Section 11.01 and executed and delivered (i) prior to the Closing, by the Company and Buyer or (ii) on and following the Closing, by Seller Representative and Buyer (it being understood and agreed by the Parties that any such amendment or modification executed by the Company or Seller Representative (as applicable) and Buyer shall be binding on each of the other Parties, irrespective of whether any such other Party has executed and agreed to any such amendment or modification). Any waiver of any provision of this Agreement will be effective against a Party only if set forth in a writing executed by such Person. No course of dealing between or among any Party or any Persons having any interest in this Agreement will be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any Party or Person under or by reason of this Agreement.

Section 11.2No Survival. Each of the Parties knowingly and expressly agrees that representations and warranties and the covenants and agreements (to the extent any such covenant or agreement contemplates or requires performance on or prior to the Closing) of the parties set forth in this Agreement, in the Seller Closing Certificate or the Buyer Closing Certificate will terminate effective immediately as of (but giving effect to) the Closing and cease to be of any further force or effect (including, for the avoidance of doubt, with respect to any breach or violation of any such representations, warranties, covenants and agreements on or prior to the termination thereof), other than (w) the representations and warranties (A) set forth in Section 3.27, Section 4.07, Section 5.15 and Section 11.03 (x) the representations and warranties of the Buyer Entities set forth in Section 5.02(a) (solely as it relates to the Final Aggregate Share Consideration) and Section 5.11, which shall terminate upon the issuance of the Final Aggregate Share Consideration, (y) the covenants and agreements whose terms contemplate or require performance in whole or in part at or following the Closing (but only to the extent contemplating or requiring performance following the Closing), and then only with respect to any breaches occurring at or following the Closing, and any related defined terms (collectively, the “Post-Closing Provisions”), which shall, in each case, expressly survive the Closing. As of the Closing, the representations and warranties and the covenants and agreements set forth in the Designated Ancillary Agreements shall survive in accordance with the terms of the applicable Designated Ancillary Agreements. Except with respect to the Post-Closing Provisions, no other remedy shall be asserted or sought by any Buyer Entity or any member of the Buyer Group against any Seller Party under or by virtue of any contract, misrepresentation, tort, strict liability, or statutory or regulatory Law (including SEC Rule 10b-5 and other securities laws and the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other Environmental Laws) or theory or otherwise, or the Transactions or this Agreement or, or the business, the ownership, operation, management, use or control of the business of the Company Group, any of their assets, or any actions or omissions on, or prior to, the Closing, it being understood and agreed that all such remedies are hereby knowingly, willingly and irrevocably expressly waived and relinquished by each Buyer Entity, on its own behalf and on behalf of each other member of the Buyer Group, to the fullest extent permitted under applicable Law. Each Buyer Entity acknowledges and agrees that the agreements contained in this Section 11.02 are an integral part of the Transactions and that, without the agreements set forth in this Section 11.02, no Seller Party would enter into or agree to consummate or approve this Agreement, the Ancillary Agreements or the Transactions. This Section 11.02 will not prohibit a claim for Fraud.
Section 11.3Acknowledgement and Representations.
(a)Each of the Buyer Entities knowingly, willingly, irrevocably and expressly acknowledges, understands, covenants and agrees, on its own behalf and on behalf of the Buyer Group, that (i) such Persons have conducted to their respective full satisfaction an independent investigation and verification of the business, financial condition, results of operations, assets, liabilities, properties, contracts and prospects of the Company Group, and, in making its determination to proceed with the Transactions, the Buyer Entities have relied solely on the results of their own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in Article 3 and the Blockers expressly and specifically set forth in Article 4, in each case, as qualified by the Disclosure Schedules, the Seller Closing Certificate, the Buyer Closing Certificate (as applicable) or the Designated Ancillary Agreements and (ii) (A) none of Buyer, any other Buyer Entity or any other member of the Buyer Group has relied on, is relying on, or will rely on the accuracy or completeness of any other representation, warranty, information, statements, disclosures or materials, in each case whether written or oral, provided by, or as part of, any of the foregoing or any other Seller Party or Company Entity of any kind or nature expressed or implied (including any Company Projections) and (B) to induce the Seller Parties to enter into and approve this Agreement, as applicable, each Buyer Entity waives, on behalf of itself and each member of the Buyer Group any right Buyer or any such member of the Buyer Group has or may have against any Seller Party, or any other Person, with respect to any inaccuracy in any representation, warranty, statement or information referenced in this paragraph or with respect to any omission, on the part of any member of the Company Group or any other Seller Party or any Representative of any of the foregoing, of any potentially material information other than the representations and warranties of the Company expressly and specifically set forth in Article 3 and the Blockers expressly and specifically set forth in Article 4, in each case, as qualified by the Disclosure Schedules, the Seller Closing Certificate or the Designated Ancillary Agreements. Each of the Buyer Entities knowingly, willingly, irrevocably and expressly acknowledges, understands, covenants, and agrees, on its own behalf and on behalf of the Buyer Group, that: (x) the representations and warranties of the Company expressly and specifically set forth in Article 3 and the Blockers expressly and specifically set forth in Article 4 (as qualified by the Disclosure Schedules), the Seller Closing Certificate or the Designated Ancillary Agreements are the sole and exclusive representations, warranties, and statements of any kind made to the Buyer Entities and on which the Buyer Entities may rely in connection with the Transactions; and (y) all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form are, in each case, specifically disclaimed by the Company and Blockers, on its behalf and on behalf of the Seller Parties and the other Company Entities, and the Buyer Entities and their Affiliates are not relying on, and expressly disclaim any reliance on, any representations and warranties other than those set forth in the immediately preceding clause (x).
(b)Without limiting the generality of the foregoing, in connection with the investigation by the Buyer Entities of the Company Group, the Buyer Entities and the other members of the Buyer Group, and the Representatives of each of the foregoing, have received or may receive, from or on behalf of the Company Group or any other Seller Party or their respective Representatives, certain projections, forward-looking statements, estimates, plans and other forecasts and projections (whether in written, electronic or oral form), including projected statements of operating revenues and income from operations of the Company Group and certain business plan information (collectively, the “Company Projections”). Each of the Buyer Entities knowingly, willingly, irrevocably and expressly acknowledges, understands, covenants and agrees, on its own behalf, and on behalf of the Buyer Group, that (i) (A) such Company Projections are being provided solely for the convenience of the Buyer Entities to facilitate their own independent investigation of Blockers and the Company Entities, (B) there are uncertainties inherent in attempting to make such Company Projections, (C) the Buyer Entities are familiar with such uncertainties and (D) the Buyer Group is taking full responsibility for making its own evaluation of the Company Projections so furnished to any of them or their advisors, including the reasonableness of the assumptions underlying such Company Projections, (ii) accordingly, neither the Company Group, nor any Seller Party or any of their respective Representatives is making any representation or warranty with respect to such Company Projections and (iii) except for the representations and warranties of the Company expressly and specifically set forth in Article 3, the Blockers expressly and specifically set forth in Article 4 (as qualified by the Disclosure Schedules), the Seller Closing Certificate and the Designated Ancillary Agreements, neither the Company Group, nor any Seller Party nor any of their respective Representatives, will have or be subject to any liability or obligation to the Buyer Entities or any other member of the Buyer Group or any other Person, resulting from the distribution to them or any such Person’s use of, any Company Projections or any other information, statements, disclosures, or materials, whether in the company overview used in connection with meetings involving the Buyer Entities and the Buyer Group or otherwise, and the Company and its Representatives, in certain “data rooms” and online

“data sites” (including the Dataroom), in management interviews, or in any other form, or any failure of any of the foregoing to disclose any information, in expectation or anticipation of the Transactions.
(c)Each of the Company Group and the Blockers knowingly, willingly, irrevocably and expressly acknowledges, understands, covenants and agrees, on its own behalf and on behalf of the Seller Party, that (i) such Persons have conducted to their respective full satisfaction an independent investigation and verification of the business, financial condition, results of operations, assets, liabilities, properties, contracts and prospects of the Buyer Entity, and, in making its determination to proceed with the Transactions, the Company Group and the Blockers have relied solely on the results of their own independent investigation and verification and the representations and warranties of the Buyer Entities expressly and specifically set forth in Article 5, the Buyer Closing Certificate or the Designated Ancillary Agreements and (ii) none of the Company, the Blockers, any other member of the Company Group or any other member of the Seller Party has relied on, is relying on, or will rely on the accuracy or completeness of any other representation, warranty, information, statements, disclosures or materials, in each case whether written or oral, provided by, or as part of, any of the foregoing or any other Buyer Group or Buyer Entity of any kind or nature expressed or implied (including any Buyer Projections), except, in each case, for the representations and warranties of the Buyer Entities expressly and specifically set forth in Article 5, the Buyer Closing Certificate and the Designated Ancillary Agreements. Each of the Company Group and the Blocker Sellers knowingly, willingly, irrevocably and expressly acknowledges, understands, covenants, and agrees, on its own behalf and on behalf of the Seller Party, that: (x) the representations and warranties of the Buyer Entities expressly and specifically set forth in Article 5, the Buyer Closing Certificate or the Designated Ancillary Agreements are the sole and exclusive representations, warranties, and statements of any kind made to the Company Group and the Blocker Sellers and on which the Company Group and the Blocker Sellers may rely in connection with the Transactions; and (y) all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form are, in each case, specifically disclaimed by the Buyer Entities, on their behalf, and the Company Group and the Blocker Sellers and their Affiliates are not relying on, and expressly disclaim any reliance on, any representations and warranties other than those set forth in the immediately preceding clause (x).
(d)Without limiting the generality of the foregoing, in connection with the investigation by the Company Group of the Buyer Entities and their respective Subsidiaries, the Company Group and the other Seller Parties, and the Representatives of each of the foregoing, have received or may receive, from or on behalf of any Buyer Entity or any other member of the Buyer Group or their respective Representatives, certain projections, forward-looking statements, estimates, plans and other forecasts and projections (whether in written, electronic or oral form), including projected statements of operating revenues and income from operations of the Buyer Entities and their Subsidiaries and certain business plan information (collectively, the “Buyer Projections”). The Company Group knowingly, willingly, irrevocably and expressly acknowledges, understands, covenants and agrees, on its own behalf, and on behalf of the Seller Party, that (i) (A) such Buyer Projections are being provided solely for the convenience of the Company Group to facilitate their and the Seller Parties’ own independent investigation of the Buyer Entities and their Subsidiaries, (B) there are uncertainties inherent in attempting to make such Buyer Projections, (C) the Company Group and such Seller Parties are familiar with such uncertainties and (D) the Company Group is taking full responsibility for making its own evaluation of the Buyer Projections so furnished to any of them or their advisors, including the reasonableness of the assumptions underlying such Buyer Projections, (ii) accordingly, no Buyer Entity, nor any member of the Buyer Group or any of their respective Representatives is making any representation or warranty with respect to such Buyer Projections and (iii) except for the representations and warranties of the Buyer Entities expressly and specifically set forth in Article 5, the Buyer Closing Certificate and the Designated Ancillary Agreements, no Buyer Entity, nor any member of the Buyer Group nor any of their respective Representatives, will have or be subject to any liability or obligation to the Company Group or any other Seller Party or any other Person, resulting from the distribution to them or any such Person’s use of, any Buyer Projections or any other information, statements, disclosures, or materials, whether in the company overview used in connection with meetings involving the Company Group and the Blocker Sellers and the Seller Party or otherwise, and each Buyer and its Representatives, in certain “data rooms” and online “data sites” (including the Dataroom), in management interviews, or in any other form, or any failure of any of the foregoing to disclose any information, in expectation or anticipation of the Transactions.
Section 11.4Notices. All notices, demands, and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing (which may include electronic mail) and will be deemed to have been given, (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on the date of delivery or (d) if delivered by electronic mail, if the sender has obtained Electronic Delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient). Notices, demands, and communications to the Company, Blockers, Seller Representative or the Buyer Entities will, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated in Schedule 11.04 of the Disclosure Schedules. All notices not delivered by email shall, contemporaneously with the delivery of such notice by other means in compliance with this Section 11.04, be delivered by the delivering party to the other party or parties receiving any such notice by electronic mail (it being understood and agreed that a failure by a party to deliver such notice by email shall not invalidate the validity of the delivery by such other means in compliance with this Section 11.04).
Section 11.5Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder will be assigned (including by operation of law) without the prior written consent of Buyer and (x) prior to the Closing, the Company and (y) on and following the Closing, Seller Representative (in each case, with such consent not to be unreasonably withheld, conditioned or delayed). Any purported assignment of rights or delegation of performance obligations in violation of this Section 11.05 is void ab initio; provided, however, that no such consent shall be required for Buyer to assign its rights or obligations hereunder, in whole or in part, to any Person who is (and for so long as it remains) an Affiliate of Buyer, but no such assignment shall relieve Buyer of any liability or obligation hereunder.
Section 11.6Severability. Whenever possible, each term and provision of this Agreement will be interpreted in such manner as to be valid, legal and enforceable under applicable Law, but if any term or provision of this Agreement is held to be invalid, illegal, or incapable of being enforced under applicable Law, such provision will be ineffective only to the extent of such invalidity, illegality, or incapability of being enforced, and all other provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible (including with respect to time and economic terms) in an acceptable manner to the end that the Transactions are fulfilled to the greatest extent possible.

Section 11.7No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one (1) of the Parties, each of Buyer (on behalf of the Buyer Entities) and the Company (on behalf of the Company Group) confirms that they and their respective counsel have reviewed, negotiated, and adopted this Agreement as the joint agreement and understanding of the Parties and the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The Parties further acknowledge and agree that prior drafts of this Agreement and the other Ancillary Agreements will not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the Parties with respect hereto and prior drafts will be deemed to be the joint work product or the Parties.
Section 11.8Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize, or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no such caption had been used in this Agreement.
Section 11.9Complete Agreement. This Agreement, and the Disclosure Schedules, the Buyer Disclosure Schedules, the Confidentiality Agreement, and the Ancillary Agreements (whether executed and delivered on or after the date hereof), contain the complete agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior or contemporaneous understandings, agreements, representations or warranties by or between such Parties, whether written or oral, or any prior course of dealing among them, which may have related to the subject matter hereof or thereof in any way.
Section 11.10Disclosure Schedules. The Disclosure Schedules are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules (or any dollar amount set forth therein) shall be construed as an admission or indication, in and of itself, that such item represents or does not represent a material exception or material fact, event or circumstance, that such item has had or would reasonably be expected to have or would not have a Material Adverse Effect, or that such item or other matter is required or not required to be referred to or disclosed in the Disclosure Schedules or that such matter is not in the ordinary course of business. No reference in the Disclosure Schedules to any agreement or document, in and of itself, shall be construed as an admission or indication that such agreement or document is enforceable or currently in effect, or not enforceable or not in effect, or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document. No disclosure in the Disclosure Schedules relating to any possible breach or violation of, or non-compliance with, any agreement, Law or regulation, in and of itself, shall be construed as an admission or indication that any such breach, violation or non-compliance exists or has actually occurred, or does not exist and has not occurred, and nothing in the Disclosure Schedules shall constitute an admission of any liability or obligation of any Person to any other Person or shall confer or give any third party any remedy, claim, liability, reimbursement, cause of action or any other right whatsoever. The Disclosure Schedules are qualified in their entirety by reference to the Agreement. The Disclosure Schedules are arranged in sections corresponding to the Sections in this Agreement and any items or matters set forth in one (1) section or subsection of the Disclosure Schedules shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds and each other Section or subsection of this Agreement to the extent the relevance of such items or matters to such other Section or subsection of this Agreement is reasonably apparent on the face of such disclosure. Certain matters are listed in the Disclosure Schedules for informational purposes only and may not be required to be listed by the terms of the Agreement. Such additional matters do not necessarily include other matters of a similar nature. The headings contained in the Disclosure Schedules are included for convenience and reference only, and are not intended to limit the effect of the disclosures contained in the Disclosure Schedules or to expand, modify or influence the scope of the information required to be disclosed in the Disclosure Schedules or the interpretation of this Agreement. All descriptions of any document included in the Disclosure Schedules (a) are summary in nature, (b) do not purport to be a complete statement of the material terms of such document, and (c) are qualified in their entirety by reference to (i) such document, (ii) any and all exhibits, schedules, annexes, riders, addendums and other documents and instruments attached to such document or otherwise referred to therein, and (iii) any other amendments, supplements and other modifications to such document, in each case to the extent provided or made available to Buyer. Any capitalized term used in any Exhibit or Schedule (including the Disclosure Schedules) but not otherwise defined therein shall have the meaning given to such term in this Agreement.
Section 11.11Buyer Deliveries. Buyer agrees and acknowledges that (a) all documents or other items delivered or made available to Buyer’s Representatives, and (b) all documents or other items made available to Buyer and its representatives in that certain datasite administered by Datasite.com (the “Dataroom”), in each case, at least one (1) day prior to the date hereof, shall be deemed to be delivered or made available, as the case may be, to Buyer for all purposes hereunder.
Section 11.12Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or modifications hereto or thereto, to the extent delivered by means of electronic mail or comparable technology (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party to any such agreement or instrument, each other party shall, to the extent contemplated by such agreement or instrument, re-execute original forms thereof and deliver them to all other parties hereto or thereto. No party or to any such agreement or instrument shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
Section 11.13Counterparts. This Agreement may be executed in multiple counterparts (including by means of facsimile or electronically transmitted (including in .pdf or .tiff formats) signature pages), all of which, taken together, will constitute one and the same Agreement.
Section 11.14Governing Law. This Agreement, and all claims or causes of action (whether at Law or in equity, in contract or in tort or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance hereof, or the Transactions, will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provisions (whether of the State of Delaware or any other jurisdiction) that that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 11.15CONSENT TO JURISDICTION. SUBJECT TO THE PROVISIONS OF SECTION 1.11 (WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES HERETO AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS WILL PROPERLY AND EXCLUSIVELY LIE IN THE CHANCERY COURT OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT

WITHIN THE STATE OF DELAWARE). EACH PARTY HERETO ALSO AGREES NOT TO BRING ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS IN ANY OTHER COURT (OTHER THAN UPON THE APPEAL OF ANY JUDGMENT, DECISION, OR ACTION OF ANY SUCH COURT LOCATED IN DELAWARE OR, AS APPLICABLE, ANY FEDERAL APPELLATE COURT THAT INCLUDES THE STATE OF DELAWARE WITHIN ITS JURISDICTION). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES HERETO IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION, OR PROCEEDING. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.04. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
Section 11.16WAIVER OF JURY TRIAL. THE PARTIES HERETO EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 11.17Third-Party Beneficiaries. This Agreement and each Ancillary Agreement will inure solely to the benefit of and be binding solely upon the party(ies) hereto or thereto (as applicable), and their respective successors and permitted assigns (in each case subject to any limitations set forth herein and therein, as applicable). Nothing in this Agreement or any Ancillary Agreement, express or implied, is intended to or will confer upon any Person other than the parties hereto or thereto (as applicable), or their respective successors and permitted assigns, any rights, benefits, remedies, or liabilities under or by reason of this Agreement or such Ancillary Agreement; provided, that Seller Parties, Buyer Parties and, solely with respect to Section 6.07, the D&O Indemnified Persons, will be deemed to be third-party beneficiaries of, and will be entitled to enforce, Section 1.10, Section 1.11, Section 6.07, Section 6.15, Section 6.21, Section 11.02, Section 11.03, Section 11.18, Section 11.18, Section 11.20, Section 11.22, and Section 11.23.
Section 11.18Obligations of Buyer. To the extent that any Buyer Entity provides any covenant, agreement, acknowledgment or undertaking in this Agreement or any Ancillary Agreement on behalf of the Buyer Group, Buyer Parent shall be responsible for any breach of such covenant, agreement, acknowledgment or undertaking by any other Buyer Entity. Whenever this Agreement requires a Subsidiary of Buyer Parent (including Buyer, Merger Subs and, after the Closing, the Company Group) to take (or omit to take) any action, whether prior to, on or following the Closing, such requirement will be deemed to include an undertaking on the part of Buyer Parent to each Party that is a member of the Company Group (or, after the Closing, the applicable Seller Parties) to cause such Subsidiary of Buyer Parent to take (or omit to take) such action in accordance with its terms, without set-off, deduction or counterclaim, and in the event such Person does not take (or omit to take) such action in accordance with its terms, an obligation of Buyer Parent to take (or omit to take) such action as the primary obligor to such obligation (it being understood and agreed that no member of the Company Group nor any Blocker Seller nor Unitholder shall be required to bring a claim against any other Party or Person before bringing a claim against Buyer Parent with respect thereto).
Section 11.19Remedies.
(a)Any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy (including the election to pursue an injunction or specific performance) shall not restrict, impair or otherwise limit a Party from seeking to obtain such other remedies and will not preclude the exercise of any other remedy.
(b)The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that (i) each of the Parties will be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or inadequacy of legal remedy or otherwise, this being in addition to any other remedy to which they are entitled at Law or in equity, and (ii) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, no party hereto would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law, or inequitable or inappropriate for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at Law. The Parties acknowledge and agree that any party seeking an injunction or injunctions, specific performance or other equitable relief will not be required to provide any bond or other security or undertaking in connection with seeking any such remedy.
Section 11.20Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any Ancillary Agreement to the contrary, by its acceptance of the benefits of this Agreement, each Party, for itself and on behalf of its Affiliates, covenants, agrees and acknowledges that, notwithstanding that the equity holders of any Party or their respective managing members or general partners may be partnerships or limited liability companies, each Party has no right of recovery under this Agreement or any Ancillary Agreement, or any claim based on such liabilities, obligations, or commitments against, and no personal liability shall attach to, the former, current or future equity holders, controlling Persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any member of any Party, or any former, current or future stockholder, controlling Person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing Persons, or any of their successors or permitted assigns (collectively, each a “Non-Party Affiliate”), whether directly or through a member of the other Party or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise, by or through a claim by or on behalf of a member of the other Party against any Non-Party Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise, all of which are hereby waived by each Party (on behalf of itself and its Affiliates). Without limiting the foregoing, no claim or other Action will be brought or maintained by any Party or any of its respective successors or permitted assigns against any Non-Party Affiliate, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Party set forth or contained in this Agreement, any Ancillary Agreement, any Exhibit or Schedule hereto or thereto, any other document contemplated hereby or thereby or any certificate, instrument, opinion, agreement or other document of any Party or any other Person delivered hereunder or thereunder, the business or the ownership, operation, management, use or control of the business of any Party, any of their assets, or any actions or omissions at, or prior to, the Closing, and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.
(a)Notwithstanding the foregoing provisions of Section 11.20 to the contrary, nothing set forth in Section 11.20 shall prohibit a Party to this Agreement or a party to any Ancillary Agreement from bringing a claim against another Party to this Agreement or a party to an Ancillary Agreement, in each case, solely in such Person’s capacity as a Party to this Agreement or a party to such Ancillary Agreement, and subject, in each case, to the terms and conditions in this Agreement and such Ancillary Agreement, as applicable, and then solely to the extent of such Person’s obligations as a Party to this Agreement or a party to such Ancillary Agreement, as applicable.
(b)Each Party acknowledges and agrees that the agreements contained in this Section 11.20 are an integral part of the Transactions and that, without the agreements set forth in this Section 11.20, the Parties would not enter into this Agreement or any Ancillary Agreement, or otherwise agree to consummate or approve any of the Transactions, as applicable.
Section 11.21Claim for Fraud. Nothing set forth in Section 11.20, or any other provision of this Agreement, will prohibit a claim for Fraud.

Section 11.22Waiver of Conflicts.
(a)Gibson, Dunn & Crutcher LLP and Lathrop GPM (together, the “Specified Counsel”) have represented Seller Representative, the Company Group and certain direct or indirect equityholders of the Company Group in connection with the Transactions. All of the Parties recognize and agree on the commonality of interest that exists and will continue to exist until Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing and such Parties recognize and agree that certain communications between or among the Specified Counsel, Seller Representative, the Company Group, such direct and indirect equityholders of the Company Group, or any of their Subsidiaries or Affiliates are protected under certain privileges and doctrines, including the attorney-client privilege and the common interest doctrine. Specifically, the Parties agree that (i) no Buyer Entity nor, following the Closing, the Company and each Blocker shall, and each of them shall cause the other members of the Company Group not to, seek to have the Specified Counsel disqualified from representing Seller Representative or any other Seller Party in connection with any dispute that may arise between them, on the one hand, and the Buyer Group, on the other hand, in connection with this Agreement, any Ancillary Agreement and the Transactions, and effective as of the date of this Agreement, each Buyer Entity and, effective as of the Closing, the Company and each Blocker (in each case on behalf of itself and their respective Affiliates and Subsidiaries) expressly waives any claim that the Specified Counsel has a conflict of interest that would preclude it from engaging in such a representation even though the Specified Counsel may have represented any such Person in a matter substantially related to such dispute and (ii) in connection with any such dispute that may arise between, on the one hand, any Seller Party and, on the other hand, any member of the Buyer Group and its Subsidiaries and Affiliates, the Seller Party(ies) involved in such dispute (and not the members of the Buyer Group) will have the right to decide whether or not to waive the attorney-client privilege or any other privilege that may apply to any communications between the Company Group and the Specified Counsel that occurred on or prior to the Closing in connection with this Agreement, the Ancillary Agreements and the Transactions.
(b)Each Buyer Entity further agrees, on behalf of itself and each other member of the Buyer Group, and the Company and each Blocker agrees on behalf of itself and its Affiliates, that all communications in any form or format whatsoever between or among any of the Specified Counsel and the Seller Parties that relate in any way to the negotiation, documentation and consummation of the Transactions, the Ancillary Agreements or any alternative transactions to the Transactions presented to or considered by any member of the Company Group or that otherwise relate to any potential transactions (including the Transactions) or any dispute related to, arising under or otherwise in connection with this Agreement, the Ancillary Agreements or the Transactions (collectively, the “Deal Communications”) shall be deemed to be retained and owned solely by Seller Representative and its designee(s), shall be controlled by Seller Representative and its designee(s) and shall not pass to (by operation of law or otherwise) or be claimed by Buyer or any member of the Buyer Group. All Deal Communications that are attorney-client privileged or otherwise subject to any legal or similar privilege relating to its engagement with respect to the Transactions (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Seller Representative and its designee(s), shall be controlled by Seller Representative and its designee(s), and shall not pass to or be claimed by any Buyer Entity or any member of the Buyer Group, and to the extent any Buyer Entity or any member of the Buyer Group should discover in its possession after the Closing any Privileged Deal Communications, it will take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to Seller Representative or its designee(s), keeping no copies, and will not by reason thereof assert any loss of confidentiality or privilege protection.
(c)Notwithstanding the foregoing, in the event that, following the Closing, a dispute arises between the Buyer Group, on the one hand, and a third party (other than Seller Representative or any Person who is, after the Closing, a Seller Party (excluding, for the avoidance of doubt, the Company Group)), on the other hand, Buyer may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party and if requested by Buyer, Seller Representative shall use reasonable best efforts (at the sole cost and expense of Buyer) to assert such privilege; provided, however, that no member of the Buyer Group may waive such privilege without the prior written consent of Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed). In the event that any member of the Buyer Group is legally required by Order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, Buyer shall immediately (and, in any event, within two (2) Business Days) notify Seller Representative in writing (including by making specific reference to this Section) so that Seller Representative can seek (at its expense) a protective order and each Buyer Entity agrees to, and to cause the other member of the Buyer Group to, use reasonable best efforts requested by Seller Representative to assist therewith (at Seller Representative’s sole cost and expense).
Section 11.23Release.

(a)Effective upon the Closing, to the fullest extent permitted by applicable Law, each Buyer Entity on behalf of itself and any member of the Buyer Group, the Company and each Blocker (in each case, on behalf of itself and each other member of the Company Group), and each of their respective past, present and future officers, directors, equityholders, managers, members, partners, employees, Subsidiaries and Affiliates, and each of their respective successors (collectively, the “Buyer Releasers”), hereby, knowingly and willingly, fully and irrevocably expressly waives, acquits, remises, discharges and forever releases each Seller Party, and each of their respective past, present and future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel, Representatives, and agents (collectively, the “Seller Releasees”) from any and all liabilities and obligations which such Buyer Releaser or its successors or assigns ever had, now has, or may have on or by reason of any matter, cause, or thing whatsoever arising prior to or from and after the Closing Date in connection with or otherwise arising from the pre-Closing ownership or operation of the Company Group, including any claim related to, arising out of or with respect to any actual or alleged breach of any duties (including fiduciary duties) to such Buyer Releasers, in each case whether now or hereafter existing, absolute or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, matured or unmatured or determined or determinable, and whether arising under any applicable Law, duty or contract (other than as expressly set forth in this Agreement) or otherwise at Law or in equity, and each of the Buyer Releasers hereby agrees that it will not, and it will cause the other Buyer Releasers not to, assert, directly or indirectly, or seek to recover any amounts in connection therewith or thereunder from any Seller Releasee (except as expressly provided for in, and permitted by, this Agreement). Notwithstanding the foregoing, each Buyer Releaser and its respective successors and assigns retains, and does not release (i) its rights and interests under the terms of this Agreement and the Transaction Documents, (ii) claims for actions or inactions of a Seller Releasee in such Person’s capacity as an employee or service provider of the Company Group, (iii) claims under any ordinary course contracts with the direct or indirect portfolio companies of investment funds advised by or affiliated with QCM Inc. or (iv) any claim for Fraud.
(b)Effective upon the Closing, to the fullest extent permitted by applicable Law, each Seller Party on behalf of itself and each of its past, present and future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel, Representatives, and agents, and each of their respective successors (collectively, the “Seller Releasers”), hereby, knowingly and willingly, fully and irrevocably expressly waives, acquits, remises, discharges and forever releases each Buyer Entity, Company Group and each of their respective past, present and future officers, directors, equityholders, managers, members, partners, employees, Subsidiaries and Affiliates (collectively, the “Buyer Releasees”) from any and all liabilities and obligations which such Seller Releaser or its successors or assigns ever had, now has, or may have on or by reason of any matter, cause, or thing whatsoever arising prior to or from and after the Closing Date in connection with or otherwise arising from the direct or indirect pre-Closing ownership of the Company Group by the Seller Releasers or operation of the Company Group, in each case whether now or hereafter existing, absolute or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, matured or unmatured or determined or determinable, and whether arising under any applicable Law, duty or contract (other than as expressly set forth in this Agreement) or otherwise at Law or in equity, and each of the Seller Releasers hereby agrees that it will not, and it will cause the other Seller Releasers not to, assert, directly or indirectly, or seek to recover any amounts in connection therewith or thereunder from any Buyer Releasee (except as expressly provided for in, and permitted by, this Agreement). Notwithstanding the foregoing, each Seller Releaser and its respective successors and assigns retains, and does not release (i) its rights and interests under the terms of this Agreement and the

Transaction Documents, (ii) claims for actions or inactions of a Buyer Releasee in such Person’s capacity as an employee or service provider of the Buyer Group or (iii) any claim for Fraud.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.
COMPANY

AT WORLD PROPERTIES HOLDINGS, LLC
By:    /s/ Michael P. Golden
Name:    Michael P. Golden
Its:    Co-Chief Executive Officer
IX BLOCKER

AT WORLD PROPERTIES IX BLOCKER, INC.
By:    /s/ Timothy Billings
Name:    Timothy Billings
Its:    President
PRINCIPALS BLOCKER

AT WORLD PROPERTIES PRINCIPALS BLOCKER, INC.
By:    /s/ Timothy Billings
Name:    Timothy Billings
Its:    President
SELLER REPRESENTATIVE
QUAD-C, LLC
By:    /s/ Adam Childers
Name:    Adam Childers
Its:    Chief Financial Officer and Treasurer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.
BUYER

COMPASS, INC.

By:    /s/ Kalani Reelitz
Name:    Kalani Reelitz
Its:    Chief Financial Officer
COMPASS BROKERAGE, LLC

By:    /s/ Kalani Reelitz
Name:    Kalani Reelitz
Its:    Chief Financial Officer
APPLE MERGER SUB, LLC

By:    /s/ Kalani Reelitz
Name:    Kalani Reelitz
Its:    President and Treasurer
APPLE IX BLOCKER MERGER SUB, INC.

By:    /s/ Kalani Reelitz
Name:    Kalani Reelitz
Its:    President and Treasurer

[Signature Page to Agreement and Plan of Merger]

APPLE PRINCIPALS BLOCKER MERGER SUB, INC.

By:    /s/ Kalani Reelitz
Name:    Kalani Reelitz
Its:    President and Treasurer
[Signature Page to Agreement and Plan of Merger]

Exhibit A-1
Form of IX Blocker Certificate of Merger

Exhibit A-2
Form of Principals Blocker Certificate of Merger

Exhibit B
Form of Company Certificate of Merger

Exhibit C-1
Form of Company Letter of Transmittal

Exhibit C-2
Form of Blocker Letter of Transmittal

Exhibit E
Proper Rate Excess Amount

Exhibit F
Agreed Accounting Principles

Exhibit G
Illustrative Calculation of Net Working Capital

Exhibit H
Form of Stockholders Agreement

Exhibit I
Form of FIRPTA Certificate

Exhibit J
Form of Suitability Documentation

Exhibit K
Key Stockholder Agreement

Exhibit L
Form of Stockholder Representation Letter

Exhibit M
Form of Termination Agreement

Exhibit N
Sophisticated Investor Documentation